Exhibit 4.5

This Agreement for the Sale and Purchase of Shares in the Capital of Fizzback Group (Holdings) Limited (the "Agreement") has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Registrant. The representations, warranties and covenants contained in the Agreement were made only for purposes of such agreement and as of the specific dates therein, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing those matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Registrant or any other party to the Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Registrant’s public disclosures

AGREEMENT FOR THE SALE AND PURCHASE OF SHARES IN THE CAPITAL OF FIZZBACK GROUP (HOLDINGS) LIMITED

(1)           THE SELLERS
(2)           NICE SYSTEMS LIMITED

Olswang LLP	T +44 (0) 20 7067 3000
90 High Holborn	F +44 (0) 20 7067 3999	Olswang LLP is regulated by the Solicitors Regulation Authority
London WC1V 6XX	DX 37972 Kingsway	www.olswang.com

Agreed Form Documents

AT&T Notice
Data Room Index
Disclosure Letter
Drag-along Notice
Escrow Instruction Letter
Option Indemnity
Option Exercise Notice
Resignations and acknowledgements of directors/secretary
Scheme Exit Notice
Service Agreement
Termination Agreement

THIS AGREEMENT is made on                                                                                                                                2011

BETWEEN:

(1)	THE INDIVIDUALS whose names and addresses are set out in column (A) of schedule 1 (together "Sellers" and each a "Seller"); and

(2)
NICE SYSTEMS LIMITED, a public company limited by shares and organised under the laws of the State of Israel under number 52-0036872 whose principal executive offices are at 8 Hapnina Street, PO Box 690, Ra'anana 43107, Israel ("Buyer").

RECITALS:

(A)	The Company is a private company limited by shares. Further details about the Company are set out in part 1 of schedule 2.

(B)	The Buyer wishes to buy all of the issued and to be issued share capital of the Company.

(C)
Each Seller holds the number of Sellers' Shares set out against that Seller's name in column (B) of schedule 1, and wishes to sell them to Buyer, and the Buyer wishes to buy those Sellers' Shares, on the terms of this Agreement.

(D)
Each Seller holds the number of Options (if any) set against that Seller's name in column (D) of schedule 1.  Each Seller holding Options wishes to exercise those Options on or prior to Completion and to sell to the Buyer, and the Buyer wishes to buy, the shares in the capital of the Company issuable on exercise of those Options.

(E)	The Sellers' Shares together represent more than seventy-five per cent. by nominal value of the shares of all classes of the Company in issue on the Signing Date.

(F)
After the signing of this Agreement the Sellers shall cause the Company to send a Drag-along Notice in the agreed form to each person who is not a Seller but who holds shares of any class in the capital of the Company or who is entitled to subscribe for, or acquire, shares of any class in the Company.

(G)
At Completion the Buyer shall acquire the Sellers' Shares and the Sellers' Option Shares, together with any other shares in the capital of the Company whose holders have at that time accepted the offer made to them by the Buyer in the Drag-along Notice referred to in Recital (F) and shall compulsorily acquire shares in the Company from people who do not accept that offer in accordance with the Drag-along provisions of the Articles.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words and expressions shall have the following meanings unless expressly provided otherwise:

"Accounts" means the annual accounts (within the meaning of section 262(1) Companies Act 1985 or 471(1) Companies Act 2006, as the case may be for the relevant financial year) of The Fizzback Group Limited for the three financial years ended on the Accounts Date, together in each case with the notes, directors' and auditors' reports and all other statements incorporated in or annexed to them;

"Accounts Date" means 31 December 2010;

"Affected Seller" means each Seller and Dragged Shareholder;

"Aggregate Exercise Price" means the sum of the aggregate exercise prices payable in respect of:

(a)	each Seller Option; and

(b)	each Scheme Option,

that, in either case, is exercised prior to Completion converted into US$ at the rate of £1 to US$1.6;

"Agreed Proportion" means the percentage set out opposite the name of each Seller in column (C) of the table in schedule 1;

"Articles" means the articles of association of the Company as in effect on the Signing Date;

"Associate" means in relation to any person, a person who is connected with that person within the meaning of sections 1122 and 1123 CTA 2010;

"Assurance" means any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever;

"A Preferred Shares" means Series A convertible redeemable preferred shares of £0.000001 each in the capital of the Company;

"AT&T Letter" has the meaning given to it in clause 2.1.1;

"Board" means the board of directors of the Company or a duly authorised committee thereof;

"Borrowings" means any indebtedness for or in respect of:

(a)	monies borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised under any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in finance or operating lease or hire purchase contract;

(e)	receivables sold or discounted (other than receivables to the extent they are sold on a non-recourse basis);

(f)
any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of borrowing and which is treated as a borrowing, in accordance with applicable accounting principles;

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any fees, costs and expenses paid or payable (including without limitation prepayment fees and break costs) in connection with the termination or repayment of facilities or borrowings;

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the terms referred to at (a) to (h) (inclusive) of this definition;

but excluding, in each case, the following:

(j)
normal trade credit incurred in the ordinary course of business or trading and provided by a supplier in connection with any goods and/or services provided by any supplier to any member of the Group; and

(k)
any borrowing (whether by finance or operating lease, hire purchase contract or otherwise) in relation to or otherwise in connection with the ordinary course of trading or business (including, without limitation, in connection with office equipment, vehicles or plant and machinery), and for the avoidance of doubt, "indebtedness" includes accrued, due or payable interest and references in this Agreement to "repayment" of any Borrowings, and any cognate words or phrases, shall be construed accordingly;

"Business Day" means a day on which banks are open for business in London, other than Saturday or Sunday, and on which banks are open for business in Tel Aviv, Israel;

"Buyer's Group" means the Buyer, any ultimate parent undertaking of the Buyer for the time being and all direct and indirect subsidiary undertakings for the time being of any such parent undertaking or, in the absence of any such parent undertaking, the Buyer (including, for the avoidance of doubt for any period following Completion, the Group Companies);

"Buyer's Solicitors" means Olswang LLP of 90 High Holborn, London WC1V 6XX;

"B Preferred Shares" means Series B convertible redeemable preferred shares of £0.000001 each in the capital of the Company;

"Companies Acts" means the Companies Act 1985 and the Companies Act 2006, in each case as amended;

"Company" means Fizzback Group (Holdings) Limited, a private company limited by shares incorporated in Jersey with registered number 105720;

"Completion" means completion of the sale and purchase of the Sellers' Shares and the Sellers' Option Shares in accordance with this Agreement;

"Completion Disclosure Letter" means the disclosure letter from the Sellers to the Buyer delivered to the Buyer before or upon the date of Completion and which shall take effect upon Completion;

"Completion Date" means the date on which Completion takes place;

"Completion Tax Liabilities" means the Dragged Shareholder Tax Liability and the Seller Tax Liability;

"Conditions" means the conditions set out in clause 2.1;

"Consideration" means US$79,624,525 (being the sum of US$79,932,000 less the Outstanding Founder Loans) less the Drag Allocation, subject to adjustment in accordance with clause 4.3;

"CTA 2010" means the Corporation Tax Act 2010;

"Customer" means any person who was a customer of any Group Company during the period of twelve months ending on the Completion Date;

"Data Room" means the documents and information contained or referred to in the electronic data room and made available on or before 4.00 p.m. on 11 September 2011 to the Buyer and its advisers in relation to the Group and its business and listed in the Data Room Index;

"Data Room Index" means the index, in the agreed form, (and annexed to the Disclosure Letter) of the documents and information contained in the Data Room;

"Disclosure Documents" means the Disclosure Letter, the Completion Disclosure Letter (if any) and the documents attached or specifically referred to in such documents by referencing their location in the Data Room but excluding every other document listed in the Data Room Index (save as so attached or specifically referred to by referencing their location in the Data Room);

"Disclosure Letter" means the disclosure letter from the Sellers to the Buyer in the agreed form, dated with the Signing Date and delivered immediately before the execution of this Agreement;

"Drag Allocation" means the aggregate amount payable by the Buyer for the acquisition of shares in the Company pursuant to the Drag-along Offer, both to persons who have accepted the Drag-along Offer and to persons whose shares in the Company are compulsorily acquired pursuant to the Drag-along Offer;

"Drag-along Notice" has the meaning given in the Articles;

"Drag-along Offer" means the offer to be made in a Drag-along Notice in accordance with Article 13.12(e) of the Articles;

"Dragged Shareholder" means any person who holds shares of any class in the capital of the Company immediately prior to Completion (other than a Seller);

"Dragged Shareholder Tax Liability" means any liability to income tax, wage tax, withholding taxes or overseas equivalents and employee's Class 1 National Insurance contributions, employer's Class 1 National Insurance contributions or social security or any kind or overseas equivalents which arises in respect of the disposal of the shares in the capital of the Company held by a Dragged Shareholder to the Buyer on Completion for which any Group Company must account to any Tax Authority;

"EMI Optionholders" means the persons listed in part 3 of schedule 10;

"EMI Options" means the Options held by the EMI Optionholders as set out in part 3 of schedule 10;

"Encumbrance" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption or other third party right, interest or claim of any kind, or any other encumbrance or security interest of any kind (including, without limitation, any liability imposed or right conferred by or under any legislation) or any other type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

"Escrow Account" has the meaning given in schedule 9;

"Escrow Amount" means the sum of US$9,600,000;

"Escrow Instruction Letter" has the meaning given in schedule 9;

"Estimated Dragged Shareholder Tax Liability" means the estimated Dragged Shareholder Tax Liability relating to each Dragged Shareholder as notified to the Buyer pursuant to clause 5.2.5;

"Estimated Tax Liability" means the estimate of the Completion Tax Liability, if any, in relation to each Affected Seller as notified to the Buyer pursuant to clause 5.2.5;

"Exchange Rate" means with respect to the conversion of a particular currency into another currency on a particular date, the closing mid-point rate for conversion of the first currency into that other currency on that date or, if that date is not a Business Day, on the first Business Day after that date in both cases as set out in the London edition of the Financial Times containing exchange rates applicable to that relevant Business Day;

"Founder Shareholders" means Robert Keve and Jonathan Morris;

"Fundamental Warranties" means the Warranties contained in parts 1 and 2 of schedule 4;

"Fundamental Warranty Claim" means a claim in respect of any breach of the Fundamental Warranties;

"Group Companies" means the Company and each of the Subsidiaries, a reference to a "Group Company" is a reference to any one of them and a reference to the "Group" is to all of them;

"Independent Accountants" means any firm of accountants appointed in accordance with paragraph 2 of part 1 of schedule 11;

"Key Employees" means Robert Keve, Jonathan Morris, Neil Lavelle and Roland Adshead;

"Leases" means the leases and other tenancy documents listed in schedule 6;

"LOI Working Capital" means the sum of US$(2,242,000)1;

"Long Stop Date" has the meaning given in clause 2.5;

"Losses" means in relation to any matter, all liabilities, losses, claims, costs, fees and expenses relating to that matter;

"Management Accounts" means the unaudited management accounts of the Subsidiaries, comprising a balance sheet as at the Management Accounts Date and a profit and loss account for the period which began on 1 January 2011 and ended on the Management Accounts Date;

"Management Accounts Date" means 31 July 2011;

"NICE Share" means an ordinary share of NIS 1.00 in the capital of the Buyer;

"Nil-paid Agreement" means the agreement to subscribe for 900,900 Ordinary Shares on a nil-paid basis entered into by the Nil-Paid Shareholder in July 2011;

"Nil-paid Shareholder" means Jonathan McKay;

"Off-shore Solicitors" means Howard Law of 31 Pier Road, St Helier, Jersey JE4 8PW;

"Options" means rights to subscribe for or acquire, or convert any security into, shares of any class in the capital of the Company outstanding as at the Signing Date, with details of all such options as at that date being set out in schedule 10;

"Options Documents" means an executed Option Exercise Notice from the Seller Optionholder and from Peter Read, a copy of the exercise notice (if any) served by the SVB Warrantholder pursuant to the SVB Warrant, a copy of the Company's board minutes recording the allotment of shares in satisfaction of all Options exercised (or deemed exercised) prior to Completion, a copy of the Company's board minutes recording the rectification of the Scheme, executed joint elections pursuant to section 431(1) ITEPA in respect of each UK tax resident Optionholder (other than EMI Optionholders), a copy of a completed EMI1 in respect of each Optionholder whose Option was granted on or after 20 July 2011 (duly signed by each respective Optionholder and their employing company) accompanied by confirmation that such forms have been duly submitted to HMRC and copies of all letters sent to employees by the Company pursuant to clause 5.2.4, duly signed by each respective employee;

1  This is intended to be a negative figure.

"Option Exercise Notice" means a notice in the agreed form given by the Seller Optionholder and Peter Read to the Company pursuant to which the agreements under which the relevant Options have been granted are amended (if relevant) and the relevant Options are exercised immediately prior to Completion;

"Optionholders" means the holders of the Seller Options and the Scheme Options, as listed in parts 1, 3 and 4 of schedule 10;

"Option Tax Liability" means any liability to income tax, wage tax, withholding taxes or overseas equivalents and employee's Class 1 National Insurance contributions, employer's Class 1 National Insurance contributions or social security or any kind or overseas equivalents which arises in respect of the exercise of an Option or on the subsequent sale of the shares acquired by the Buyer on exercise for which any Group Company must account to any Tax Authority;

"Options Indemnity" means an indemnity agreement in the agreed form between the Sellers and the Buyer;

"Ordinary Shares" means ordinary shares of £0.000001 each in the capital of the Company;

"Outstanding Founder Loans" means the loans owing by the Company as at the date of Completion to Robert Keve, Incoms Systems Limited, Local Globe III Limited and Christmas Common Investments Limited, which loans are interest free and in aggregate amount to £192,172 (and agreed for the purposes of this Agreement to amount in aggregate to US$307,475);

"Pre-completion Date" shall be the third Business Day after the latest of (a) the first date on which the Conditions are satisfied or (where permitted by clause 2.4) waived, and (b) the first date by which the Sellers have fulfilled their obligations pursuant to clauses 5.2.1 to 5.2.4 and given copies to the Buyer of the Options Documents, duly executed, and (c) the date for Completion specified in the Drag-along Notice or any other date for Completion which all the "Other Members" as defined in the Articles have provided their written consent;

"proceedings" means any action or proceedings before a court or tribunal or a statutory, governmental or regulatory body (including an arbitration);

"Properties" means the leasehold properties demised by the Leases;

"Prospective Customer" means any person who was at any time during the period of six months ending on the Completion Date negotiating with any Group Company or any of the Sellers and was at Completion reasonably likely to become a customer of any Group Company;

"Relief" has the meaning given in part 1 of schedule 5;

"Rollover Optionholders" means the person or persons set out in part 2 of schedule 10;

"Rollover Options" means the Option or Options (or part of an Option or Options) held by the Rollover Optionholders to the extent that any such Option is unvested in accordance with its terms as at the Completion Date;

"Scheme" means the Fizzback Group (Holdings) Limited Employee Share Option Scheme, including for the avoidance of doubt, Part A and Part B;

"Scheme Exit Notice" means a notice in one of the agreed forms given by the Company to the Scheme Optionholders informing the Scheme Optionholders of the occurrence of a proposed exit event pursuant to the rules of the Scheme;

"Scheme Options" means the Options held by the EMI Optionholders and the Unapproved Optionholders;

"Scheme Optionholders" means the EMI Optionholders and the Unapproved Optionholders;

"Seller Optionholder" means Local Globe III Limited, one of the Sellers;

"Sellers' Options" means the Option held by the Seller Optionholder as set out in part 1 of schedule 10;

"Sellers' Option Shares" means the shares in the capital of the Company arising on exercise of the Options held by the Seller Optionholder, with details of those shares being set out in column (D) of schedule 1 and in part 1 of schedule 10;

"Sellers' Representatives" means Mike Chalfen, Jonathan McKay and Jordi Vinas Bricall, or in any case any replacement nominated in accordance with clause 13.4;

"Sellers' Shares" means all the A Preferred Shares, the B Preferred Shares and the Ordinary Shares held by the Sellers, as set out against the Sellers' names in column (B) of schedule 1;

"Sellers' Solicitors" means SJ Berwin LLP of 10 Queen Street Place, London, EC4R 1BE;

"Seller Tax Liability" means any liability to income tax, wage tax, withholding taxes or overseas equivalents and employee's Class 1 National Insurance contributions, employer's Class 1 National Insurance contributions or social security or any kind or overseas equivalents which arises in respect of the disposal of the Shares held by each Seller to the Buyer on Completion for which any Group Company must account to any Tax Authority;

"Senior Employee" means any person employed or engaged by any Group Company with a base salary in excess of £60,000 per annum on the Completion Date or any other person who held such a position during the period of six months ending on the Completion Date;

"Service Agreement" means the amendment letter in the agreed form between the Company and Robert Keve;

"Shares" means the entire issued share capital of the Company on the Signing Date, comprising the following and excluding for the avoidance of doubt any shares in the capital of the Company which would be issued on exercise of any Options:

(a)	18,310,900 Ordinary Shares;

(b)	9,900,000 A Preferred Shares; and

(c)	7,323,959 B Preferred Shares;

"Signing Date" means the date of this Agreement;

"Signing Working Capital" means an amount in US$ equal to the aggregate amount in pounds sterling of those current assets of The Fizzback Group Limited and its subsidiaries as at the Signing Date as are set out in the Working Capital Statement less the aggregate amount in pounds sterling of those current liabilities of The Fizzback Group Limited and its subsidiaries as at the Signing Date as are set out in the Working Capital Statement, converted into US$ at the rate of £1 to US$1.6;

"Subsidiaries" means those subsidiary undertakings of the Company of which details are set out in part 2 of schedule 2, and a reference to a "Subsidiary" is a reference to any one of them;

"Supplier" means any supplier of material goods, rights or services to any Group Company during the period of twelve months ending on the Completion Date;

"SVB Warrantholder" means the Holder as defined in the SVB Warrant;

"SVB Warrant" means the Warrant issued by the Company to Silicon Valley Bank dated 17 February 2011;

"Tax" or "Taxation" has the meaning given in part 1 of schedule 5;

"Tax Authority" has the meaning given in part 1 of schedule 5;

"Tax Claim" means a claim under the Tax Covenant or a Tax Warranty Claim;

"Tax Covenant" means the tax covenants given in favour of the Buyer set out in part 3 of schedule 5;

"Tax Excess" means the extent to which any of the Estimated Tax Liabilities exceed the relevant Completion Tax Liabilities in relation to a relevant Affected Seller;

"Tax Warranties" means the warranties of the Sellers relating to Tax given pursuant to clause 9.2 and set out in part 2 of schedule 5;

"Tax Warranty Claim" means a claim in respect of any breach of any of the Tax Warranties;

"Termination Agreement" means an agreement in the agreed form terminating (as between the signatories to it) the Subscription and Shareholders' Agreement relating to the Company dated 16 July 2010;

"UK GAAP" means Statements of Standard Accounting Practice and Financial Reporting Standards adopted or issued by the Accounting Standards Board and Abstracts issued by the Urgent Issues Task Force of the Accounting Standards Board and other UK generally accepted accounting practice;

"Unapproved Optionholders" means the persons listed in part 4 of schedule 10;

"Unapproved Options" means the Options held by the Unapproved Optionholders as set out in part 4 of schedule 10;

"US$" means United States dollars, being the lawful currency from time to time of the United States of America;

"Warranties" means the warranties of the Sellers given pursuant to clauses 9.1 and 9.2, as set out in schedule 4, and the Tax Warranties, and a reference to a "Warranty" shall be construed accordingly;

"Warranty Claim" means a claim in respect of any breach of any of the Warranties (other than a Tax Warranty);

"Working Capital Deduction" means an amount in US$ equal to the amount (if any) by which the latest calculation of Signing Working Capital provided by the Sellers' Representatives pursuant to schedule 11 is less than LOI Working Capital, plus (to the extent not exceeding US$350,000) any higher amount by which the latest calculation of Signing Working Capital provided by the Buyer pursuant to schedule 11 is less than LOI Working Capital; and

"Working Capital Statement" means a statement in the form set out in part 3 of schedule 11.

1.2	In this Agreement, unless the context requires otherwise, use of the singular includes the plural and vice versa and use of any gender includes the other genders.

1.3	In this Agreement, unless expressly provided otherwise:

1.3.1	any reference to the parties or a recital, clause or schedule is to the parties (and permitted assignees) or the relevant recital, clause or schedule of or to this Agreement;

1.3.2	any reference in a schedule to a part or a paragraph is to a part or a paragraph of that schedule or, where relevant, to a paragraph of that part of that schedule;

1.3.3
any reference to a "person" includes an individual, firm, partnership, company, corporation, association, organisation, government, state, foundation and trust, in each case whether or not having separate legal personality;

1.3.4
"financial year" shall be construed in accordance with section 390 Companies Act 2006 and "parent undertaking" and "subsidiary undertaking" have the respective meanings given by section 1162 Companies Act 2006;

1.3.5
any reference to a statute, statutory provision or subordinate legislation ("legislation") shall be construed as referring to that legislation as amended and in force from time to time and to any legislation which re-enacts, re-writes or consolidates (with or without modification) any such legislation;

1.3.6
any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, governmental or administrative authority or agency or any legal concept or thing includes, in respect of any jurisdiction other than England, a reference to whatever most closely approximates in that jurisdiction to the relevant English legal term;

1.3.7	any reference to an agreement includes any form of arrangement, whether or not in writing and whether or not legally binding; and

1.3.8	any reference to an individual includes a reference to his personal representatives, on whom this Agreement shall be binding.

1.4
In this Agreement, the clause, schedule and paragraph headings are included for convenience only and shall not affect the interpretation of this Agreement.  The schedules and recitals form part of this Agreement and shall have effect as if set out in full in the body of this Agreement, and any reference to this Agreement includes the schedules and recitals.

1.5
Any reference in this Agreement to a document being "in the agreed form" means a document in a form agreed by the parties before the Signing Date and either entered into on the Signing Date by the relevant parties or initialled on their behalf, in the latter case with such amendments as the Buyer and the Sellers' Representatives may subsequently agree.

1.6
The ejusdem generis rule shall not apply and accordingly, in this Agreement, general words introduced by the word "other" or any similar word, or followed by the word or words "including", "includes", "include", "in particular" or any similar word or words, shall not be given a restricted meaning because they are preceded or followed by more specific words.

1.7
Any undertaking by a party not to do any act or thing includes an undertaking not to cause or assist the doing of that act or thing and to exercise any rights of control over the affairs of any other person which that party is able to reasonably exercise (directly or indirectly) in order to secure performance of that undertaking as far as it reasonably can.

1.8
Any sum denominated in any currency other than US$ which falls to be construed in the context of any reference in this Agreement to a sum denominated in US$ shall unless expressly stated otherwise be converted into US$ at the Exchange Rate on the Signing Date.

2.	CONDITIONS PRECEDENT

2.1	Completion is conditional on:

2.1.1
the service by the Sellers of a written notice on AT&T Services, Inc. in the agreed form ("AT&T Letter"), and AT&T Services, Inc. either (a) not then exercising any right of termination of the agreement between AT&T Services, Inc. and The Fizzback Group Limited effective as of November 21, 2010 (as subsequently amended by amendments number 1 and agreement number 20101129.017.A.001, dated September 9, 2011) within 30 days of the date of the AT&T Letter; or (b) counter-signing and returning the AT&T Letter; and

2.1.2
the service of a written notice by the Company on the SVB Warrantholder pursuant to Article 1.6(A) of the SVB Warrant and either (a) the receipt of confirmation in form and substance reasonably satisfactory to the Buyer that the SVB Warrantholder does not intend to exercise this warrant or (b) the receipt by the Company from the SVB Warrantholder of notice to exercise the Warrant and a written confirmation (in form and substance reasonably satisfactory to the Buyer) that the SVB Warrantholder is prepared to sell all of the shares in the capital of the Company issuable to it on exercise of the SVB Warrant to the Buyer on the terms of the Drag-along Offer and authorising any director of the Company to execute and deliver the necessary transfer on behalf of the SVB Warrantholder; and

2.1.3	fulfilment by the Sellers of their obligations pursuant to clause 5.2.1 to 5.2.4.

2.2
Each Seller shall use all reasonable endeavours to ensure that the Conditions are satisfied as soon as practicable, and the Sellers’ Representatives shall notify the Buyer in writing, with appropriate supporting documentation, as soon as practicable after becoming aware as each and all of the Conditions is satisfied or has become incapable of being satisfied.

2.3
The Buyer shall use all reasonable endeavours to ensure that the Conditions are satisfied as soon as practicable, and shall notify the Sellers' Representatives in writing, with appropriate supporting documentation, as soon as practicable after it becomes aware as each and all of the Conditions is satisfied or has become incapable of being satisfied.

2.4
The Buyer may by notice in writing to the Sellers' Representatives waive any or all of the Conditions.  Any such waiver may relate to the whole or any part of the relevant condition, may comprise an extension of the time allowed for satisfaction of the relevant condition and may be given unconditionally or subject to any conditions imposed in the absolute discretion of the party or parties giving the waiver.

2.5
Notwithstanding any of the other provisions of this Agreement, if the Conditions are not satisfied or (where permitted by clause 2.4) waived on or before 5.30 p.m. on the first Business Day falling 40 Business Days after the Signing Date (the "Long Stop Date"), this Agreement shall terminate and the parties shall have no further rights or obligations under this Agreement, other than accrued rights and obligations at the time of termination in respect of prior breaches, save that clauses 1 and 15 to 28 shall remain binding on the parties in accordance with their terms.

3.	AGREEMENT FOR SALE

3.1
Subject to the terms of this Agreement, each Seller shall sell, and the Buyer shall buy, those Sellers' Shares set against that Seller's name in column (B) and (if any) those Sellers' Option Shares set against that Seller's name in column (D) of schedule 1.

3.2
Each Seller shall sell the Sellers' Shares and Sellers' Option Shares to be sold by that Seller pursuant to clause 3.1 free from all Encumbrances and together with all rights attaching to them at Completion, including the rights to receive all dividends and other distributions declared, made or paid at or after Completion.

3.3	Each Seller:

3.3.1
covenants that it, she or he has the right to sell the Sellers' Shares set against that Seller's name in column (B) of schedule 1 and the Sellers' Option Shares set against that Seller's name in column (D) of schedule 1 on the terms of this Agreement; and

3.3.2
irrevocably and unconditionally waives all rights of pre-emption over any of the Sellers' Shares and the Sellers' Option Shares, whether conferred by the articles of association of the Company, by law or in any other way.

3.4	The Seller Optionholder hereby agrees to exercise his Seller Option immediately prior to Completion pursuant to the service of an Option Exercise Notice.

3.5
As soon as practicable following Completion, the Buyer shall procure that each Rollover Optionholder who is employed by a member of the Group on Completion is granted a right to acquire a number of NICE Shares which shall be on commercially similar terms and with equivalent economic value to those which applied to his Rollover Option and which, for the avoidance of doubt, shall vest on the same dates as those which applied to his Rollover Option.

3.6
The Sellers each consent to the transfer of the Sellers' Shares and the Sellers' Option Shares to the Buyer on the terms of this Agreement and to the transfer of all other shares in the capital of the Company to the Buyer.  The Sellers agree that this collective consent comprises the prior consent to each such transfer of the Investor Majority and the Board (within the meaning of and for the purposes of Article 12.1(a) of the Articles) and of the Series A Majority (within the meaning of and for the purposes of Article 13.17(a) of the Articles).

3.7
The Nil-paid Shareholder agrees and irrevocably directs that the Buyer shall withhold and retain from his Agreed Proportion of the Consideration an amount equal to £227,504.28 converted into US$ at the rate of £1 to US$1.6, and that the Buyer shall pay such amount to the Company in full satisfaction of any and all amounts owed by the Nil-paid Shareholder pursuant to the Nil-paid Agreement and the Buyer hereby waives any rights in respect of any payment required to be made by the Nil-paid Shareholder pursuant to the Nil-paid Agreement and shall, following Completion, procure that the Company shall not make any claim against the Nil-paid Shareholder in respect thereof.

4.	CONSIDERATION

4.1
In consideration for the sale of the Sellers' Shares and the Sellers' Option Shares in accordance with the terms of this Agreement, the Buyer shall pay an amount equal to the Consideration, which shall be apportioned between the Sellers in the Agreed Proportions.

4.2
The Consideration shall be satisfied in cash on Completion (subject to the payment into the Escrow Account referred to in clauses 7.4 and 7.5) and shall be subject to adjustment in accordance with clause 4.3.

4.3
The Signing Working Capital shall be agreed and/or determined, and become final and binding on the parties, in accordance with the provisions of schedule 11, which shall apply with effect from the Signing Date.  If the amount of the Signing Working Capital, once so final and binding, is less than the amount of the LOI Working Capital, then the Consideration shall be reduced by the amount of such shortfall pursuant to clause 7.4 or 7.5, with the amount of monies due to each Seller being reduced by that Seller's Agreed Proportion of the shortfall.  If the amount of the Signing Working Capital, once so final and binding, is equal to or more than the amount of the LOI Working Capital, no adjustment shall be made to the Consideration.

5.	PERIOD BEFORE COMPLETION

5.1
The Sellers shall ensure that during the period beginning on the Signing Date and ending at Completion, or (as the case may be) any termination of this Agreement pursuant to clause 2.5, 6.9 or 7.12, no Group Company shall take any action such as is referred to in schedule 7.

5.2	The Sellers shall ensure that during the period beginning on the Signing Date and ending at Completion (or, if earlier, termination of this Agreement in accordance with its terms):

5.2.1	the Drag-along Notice referred to in Recital F is sent to all persons required to receive it as soon as reasonably practicable following the Signing Date and is not then withdrawn;

5.2.2	an Option Exercise Notice is issued to the Seller Optionholder and to Peter Read as soon as reasonably practicable following the Signing Date;

5.2.3
the Scheme Exit Notice is issued to all Scheme Optionholders (other than Peter Read) as soon as reasonably practicable following the Signing Date but in any event not before the Company's board meeting recording the rectification of the Scheme (as referred to in the definition of "Options Documents") has taken place;

5.2.4
(promptly after receiving drafts of those letters from the Buyer) the Company shall send letters to employees of the Group Companies granting to those employees (conditional upon Completion) options over Ordinary Shares, the form and content of such letters and the identity of the employees in question being determined by the Buyer (acting reasonably) but having consulted first with the Sellers' Representatives;

5.2.5
the Company notifies the Buyer not less than 6 Business Days before the Completion Date of: (a) its estimate of the Completion Tax Liability (if any) relating to each Affected Seller (the "Estimated Tax Liability") and confirmation of the tax jurisdictions in which each of these liabilities arise; and (b) whether a form EMI1 was validly submitted to HMRC in respect of each EMI Option; and (i) the Sellers and the Buyer shall liaise, acting reasonably and in good faith, with a view to agreeing the amounts of the Estimated Tax Liability for each Affected Seller no later than 3 Business Days before the Completion Date, and if they do so, the Buyer shall withhold an amount equal to the applicable Estimated Tax Liability from the Consideration payable to each Affected Seller and (ii) (in the absence of such agreement by such date) the Sellers may provide the Buyer with a certificate in the form described above, given by the board of the Company confirming that, having given careful consideration to the relevant issues and to the extent appropriate having obtained professional advice, the Company considers that the Estimated Tax Liability provided under (a) above is the best estimate that can reasonably be made of the Completion Tax Liabilities, and if they do so, the Buyer shall withhold an amount equal to the applicable Estimated Tax Liability from the Consideration payable to each Affected Seller and shall procure that the Estimated Tax Liability is paid to the relevant Tax Authority, and (iii) in the absence of an agreement or a certificate, the Buyer may withhold such amount of the Consideration payable to any Affected Seller as is, in the Buyer's reasonable opinion, equal to the Completion Tax Liability relating to the relevant Affected Seller and shall procure that such withholding is paid to the relevant Tax Authority;

5.2.6
the Buyer receives notice of and is allowed to be present as an observer through any duly authorised representative at any meeting of the board of directors of any Group Company held during that period;

5.2.7
the Buyer is promptly given notice of any person who exercises or purports to exercise an Option after the Scheme Exit Notice is issued pursuant to clause 5.2.3, details of any shares in the capital of the Company issued after the Signing Date, and copies of all Options Documents as they become available;

5.2.8	the Buyer and its agents and representatives are:

5.2.8.1	given full access during normal business hours to the books, records, directors, employees of each Group Company and the Properties;

5.2.8.2	(to the extent within the reasonable control of the Sellers) introduced to the suppliers and customers of each Group Company at reasonable times and upon reasonable notice;

5.2.8.3	permitted to make copies of any documents and records of any Group Company;

5.2.8.4	given reasonable prior notice of any press release or other public announcement relating to any Group Company; and

5.2.8.5	promptly provided with any information relating to the business and affairs of each Group Company as any of them may from time to time reasonably require.

5.3
During the period beginning on the Signing Date and ending at Completion or upon termination of the Agreement in accordance with its terms (whichever is the earlier), none of the Sellers shall dispose of any interest in or otherwise grant an Encumbrance in respect of any of that Seller's Sellers' Shares or (if any) Sellers' Option Shares.

5.4
Each Seller shall as soon as reasonably practicable notify the Buyer in writing of any matter which arises or becomes known to that Seller before Completion and which constitutes a breach of the provisions of this clause 5.  Following such notification by a Seller, each Seller shall give the Buyer such information as it may have in its possession which concerns the matter notified as the Buyer may reasonably require to make a reasonable assessment of such matter.

6.	TERMINATION

6.1	If at any time following the Signing Date and before Completion:

6.1.1	there is any material breach of clause 5.1, 5.2 (excluding clauses 5.2.4, 5.2.5 and 5.2.7) or 5.3;

6.1.2	any of the Key Employees gives or is given notice to terminate his or her employment by the employing Group Company or for any other reason ceases to be employed by any Group Company;

6.1.3
more than 20% of the individuals employed or engaged by any Group Company as at the Signing Date give or are given notice to terminate their employment or engagement or for any other reason cease to be employed or engaged by any Group Company;

6.1.4
the Buyer or the Sellers fail to obtain in connection with this Agreement and the transactions contemplated by it (including without limitation any agreement or arrangement entered into in connection with the Agreement) any consent or waiver required by law, regulation, competent regulatory or governmental body, Tax Authority or securities exchange, administrative authority or agency in any relevant jurisdiction as may be agreed in writing by the parties as being required at the Signing Date; or

6.1.5
any event, circumstance, fact, matter or effect occurs on or after 13 September 2011 which, alone or together with any other event, circumstance,  fact, matter or effect occurring on or after 13 September 2011, has or is likely to have a material adverse effect on the financial condition or results of operation of the Group Companies taken as a whole, and when assessing the financial condition or results of operations of the Group Companies as a whole, regard shall be had to all facts and matters occurring on or after 13 September 2011, whether beneficial or detrimental;

the Buyer may, by notice to the Sellers' Representatives, subject always to the provisions of clause 2.5, postpone Completion by up to 20 Business Days or elect not to proceed to Completion, provided that the Buyer shall have no right to give notice pursuant to this clause 6.1 (including for the avoidance of doubt the right to elect not to proceed to Completion) after the Pre-completion Date except by reason of Robert Keve giving or being given notice to terminate his employment by the employing Group Company or for any other reason ceasing to be employed by any Group Company.  If, on any occasion, Completion is so postponed by the Buyer then the provisions of this clause 6.1 (including without limitation, the Buyer's rights in accordance with this clause 6.1 to elect not to proceed to Completion or to postpone Completion by up to 20 Business Days) shall apply, as appropriate, with respect to each occasion to which Completion is so postponed.

6.2
The Buyer's rights under clause 6.1 shall be without prejudice and in addition to any other rights and remedies which it may have in connection with the matter in question, and a decision of the Buyer to proceed to Completion notwithstanding that it is aware of any such matter shall not constitute a waiver of those other rights.

6.3
For the purposes of determining whether there has been a material adverse effect under clause 6.1.5, there shall be excluded any event, circumstance, fact, matter or effect resulting from any of the following matters and such matters shall be deemed not to constitute a material adverse effect, either alone or in combination:

(a)	events arising out of, in connection with, resulting from or attributable to the announcement, execution or completion of this Agreement or resulting from the transactions contemplated thereby;

(b)	any action or failure specifically required by this Agreement or the subject of a prior written consent from the Buyer;

(c)
matters disclosed in the Disclosure Letter (but not in the Disclosure Documents, and excluding the disclosure made against Warranty 5.3 of part 3 of schedule 4) in a manner that enables the Buyer to make a reasonable assessment that a material adverse effect is a likely consequence of such disclosure (and without prejudice to the generality of this paragraph (c), for the purposes of this paragraph (c), the Buyer hereby acknowledges that the disclosure made against warranty 10.2.2 of  part 4 of  schedule 4 may contribute to a material adverse effect);

(d)
conditions generally affecting the customer experience management sector or market provided that the Group Companies are not disproportionately affected by those conditions compared to comparable companies in that sector or market;

(e)	changes in stock markets, interest rates, exchange rates, commodity prices or other general industry, economic or capital market conditions;

(f)	changes in laws, regulations, GAAP and/or accounting practices (or interpretations thereof by courts, governmental and/or regulatory authorities); and

(g)
natural disasters, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such natural disasters, acts of war, sabotage or terrorism or military actions existing or underway as of the Signing Date.

6.4
If between the Signing Date and the Pre-completion Date the Buyer becomes aware of any event, circumstance, fact, matter or effect falling within clause 6.1.5 which it believes may entitle it to elect not to proceed to Completion in accordance with clause 6.1, it may at its sole option serve written notice upon the Sellers' Representatives setting out in reasonable detail the grounds for its belief (a "Termination Notice").  For the avoidance of doubt, if the Buyer does not serve a Termination Notice, clause 6.1 shall apply in accordance with its terms.  If within 10 Business Days of receipt of a Termination Notice, no notice of objection has been served by the Sellers’ Representatives that they disagree with the Buyer's belief (a "Notice of Objection") then clause 6.8 shall apply.

6.5
If within 10 Business Days of receipt by the Sellers’ Representatives of a Termination Notice (the "First Period") a Notice of Objection has been served by Sellers’ Representatives, setting out in reasonable detail the elements of the Termination Notice that they disagree with, then the Buyer and the Sellers’ Representatives shall attempt to resolve in good faith such dispute within a period of 10 Business Days after the service of the Sellers’ Representatives’ Notice of Objection (the "Second Period"). If at the end of the Second Period, the parties have concluded that there has been a material adverse effect under clause 6.1.5, then clause 6.8 shall apply.  If at the end of the Second Period, the Buyer and the Sellers’ Representatives have agreed that there has not been a material adverse effect under clause 6.1.5, then the parties shall proceed to Completion in accordance with the terms of this Agreement which shall remain in full force and effect.

6.6
If at the end of the Second Period, the Buyer and the Sellers’ Representatives have not reached agreement as to whether there has been a material adverse effect under clause 6.1.5, then either the Buyer or the Sellers’ Representatives may refer the dispute to the Independent Accountants for determination in accordance with paragraph 2 of part 1 of schedule 11, which shall apply mutatis mutandis.

6.7
If the Independent Accountants determine that there has been a material adverse effect under clause 6.1.5, then clause 6.8 shall apply.  If the Independent Accountants determine that there has been no material adverse effect under clause 6.1.5, then the parties shall proceed to Completion in accordance with the terms of this Agreement which shall remain in full force and effect.

6.8	Where this clause applies, the Buyer may give written notice to the Sellers’ Representatives to terminate this Agreement.

6.9
If the Buyer elects not to complete the sale and purchase of the Shares in accordance with clause 6.1 or gives notice to terminate this Agreement in accordance with clause 6.8, this Agreement shall terminate and the parties shall have no further rights or obligations under this Agreement, other than accrued rights and obligations at the time of that election, which accrued rights shall include any right of the Buyer to damages, save that clauses 1 and 15 to 28 shall remain binding on the parties in accordance with their terms.

6.10
Each Seller shall promptly notify the Buyer in writing of any such event, circumstance, fact, matter or effect as is referred to in clause 6.1.5 which becomes known to that Seller before Completion or (if earlier) the Pre-completion Date, and each such Seller shall make such investigations and give to the Buyer such information concerning event, circumstance, fact, matter or effect so notified as the Buyer may from time to time reasonably require.

7.	COMPLETION

7.1
Subject to satisfaction (or waiver) of the Conditions in accordance with clause 2 of this Agreement, Completion shall take place at 12 noon at the offices of Mourant Ozannes at 22 Grenville Street, St Helier, Jersey JE4 8PX, Channel Islands, on the Pre-completion Date or, if later, on 3 October 2011, or at such other time and place as the parties may otherwise agree in writing.

7.2	At Completion, the Sellers shall comply with their obligations set out in parts 1 and 2 of schedule 3.

7.3	At Completion, the Buyer shall comply with its obligations set out in part 3 of schedule 3.

7.4
If the amount of the Signing Working Capital has become final and binding in accordance with the provisions of schedule 11, then, at Completion the Buyer shall pay the sum of US$70,024,525 (being a sum equal to the Consideration less the Escrow Amount), less (a) the amount (if any) by which the amount of the Signing Working Capital is less than the amount of the LOI Working Capital and less (b) the amount in US$ calculated pursuant to clause 3.7 (c) less the Estimated Tax Liabilities and (d) less the Aggregate Exercise Price, to the Sellers’ Solicitors and the Off-shore Solicitors (in the proportions notified by the Sellers’ Representatives in writing or, if no notice is received before the date falling three Business Days before the Completion Date, to the Sellers’ Solicitors only), and at Completion (or on any later date for payment determined in accordance with clause 7.9) shall pay the Escrow Amount into the Escrow Account.

7.5
If the amount of the Signing Working Capital has not become final and binding in accordance with the provisions of schedule 11 before Completion, then this clause 7.5 shall apply to the exclusion of clause 7.4, and at Completion the Buyer shall pay the aggregate sum of US$70,024,525 (being a sum equal to the Consideration less the Escrow Amount), less (a) the Working Capital Deduction and less (b) the amount in US$ calculated pursuant to clause 3.7 (c) less the Estimated Tax Liabilities and (d) less the Aggregate Exercise Price, to the Sellers’ Solicitors and the Off-shore Solicitors (in the proportions notified by the Sellers’ Representatives in writing or, if no notice is received before the date falling three Business Days before the Completion Date, to the Sellers' Solicitors only), and at Completion (or on any later date for payment determined in accordance with clause 7.9) shall pay the Escrow Amount into the Escrow Account. Once the amount of the Signing Working Capital is agreed or determined in accordance with the provisions of schedule 11, then:

7.5.1
if Signing Working Capital, as so final and binding, is less than a figure equal to the LOI Working Capital minus the amount retained by the Buyer in respect of the Working Capital Deduction, each Seller shall pay the Buyer that Seller's Agreed Proportion of the shortfall; and

7.5.2
if Signing Working Capital, as so final and binding, is equal to or more than a figure equal to the LOI Working Capital minus the amount retained by the Buyer in respect of the Working Capital Deduction, the Buyer shall pay an aggregate amount to the Sellers’ Solicitors and the Off-shore Solicitors (in the proportions notified by the Sellers’ Representatives in writing or, if no notice is received before the date falling three Business Days before the Completion Date, to the Sellers' Solicitors only) equal to the excess or (if smaller) equal to the amount of the Working Capital Deduction.

7.6
Pursuant to the direction of the Seller Optionholder and Peter Read in their respective Option Exercise Notices, and the terms of the Scheme Exit Notice issued to each Scheme Optionholder, the Buyer hereby confirms that at Completion it will pay to the Company the Aggregate Exercise Price and the Buyer acknowledges that such payment shall be in discharge of the Seller Optionholder's and Peter Read's obligations to pay their respective parts of the Aggregate Exercise Price.

7.7
The Board shall procure that the relevant Group Company shall pay the Estimated Tax Liability (if any) in respect of each Affected Seller to the relevant Tax Authority in respect of the relevant Estimated Tax Liability for each such person on or before the due date for such payment.  It is agreed and accepted that the Estimated Tax Liability is a pre-estimate of the relevant Completion Tax Liability for each Affected Seller.  Accordingly, the Board agrees that to the extent that there is a Tax Excess in relation to any Affected Seller, the Board will procure that the relevant Group Company shall:

7.7.1	pay the Completion Tax Liability to the relevant Tax Authority; and

7.7.2	pay the Tax Excess relating to any Affected Seller to that Affected Seller,

as soon as reasonably practicable after determination of the Tax Excess and in any event by no later than immediately after the next operation of the relevant Group Company's payroll in respect of the Affected Seller following Completion.

7.8
At Completion the Buyer shall cause the Company to repay the Outstanding Founder Loans by payment to the Sellers' Solicitors and the Off-shore Solicitors (in the proportions notified by the Sellers’ Representatives in writing or, if no notice is received before the date falling three Business Days before the Completion Date, to the Sellers' Solicitors only).  Robert Keve and the Seller Optionholder hereby acknowledge that such payment will be made in full and final satisfaction of that part of the Outstanding Founder Loan as is owed to them.

7.9
The Buyer and the Sellers shall co-operate reasonably after the Signing Date to ensure that the Escrow Account is opened as soon as is reasonably practicable.  If the Escrow Account has not been opened as at Completion, the Buyer shall hold such monies in accordance with paragraph 2 of schedule 9 until it pays the Escrow Amount into the Escrow Account, which it shall do within 3 Business Days of being notified of the relevant bank details required for it to make the payment.  The Buyer and the Sellers agree that the provisions of schedule 9 shall apply with effect from Completion (or any later date on which the Escrow Amount is paid into the Escrow Account) to determine how monies standing to the credit of the Escrow Account should be dealt with.  All Warranty Claims (other than Fundamental Warranty Claims) shall be settled solely out of the Escrow Account until there are no further monies standing to the credit of the Escrow Account (and for the avoidance of doubt, the Buyer shall have no further rights in relation thereto against the Sellers).  Tax Claims, Fundamental Warranty Claims and any claim for payment pursuant to clause 7.5.1 or pursuant to the Options Indemnity shall, to the extent not in aggregate exceeding US$4,800,000, be settled in the first instance from the Escrow Account (while there are still monies standing to the credit of the Escrow Account) and thereafter, or to the extent exceeding US$4,800,000, the Buyer shall, subject always to the provisions of schedule 8 to the extent applicable, bring entitled to bring a claim against the relevant Seller(s) without that claim having to be settled from the Escrow Account.  If any Warranty Claim (including for the avoidance of doubt a Fundamental Warranty Claim), Tax Claim, claim for payment pursuant to clause 7.5.1 or claim for payment pursuant to the Options Indemnity is to be settled from the Escrow Account, each of the Sellers agrees with each other and the Buyer to provide recourse for the relevant claim by the release of an amount from the Escrow Account to the Buyer in accordance with the terms of schedule 9 up to the amount from time to time standing to the credit of the Escrow Account.

7.10
If any of the Sellers or the Buyer (referred to in this clause 7 as the "defaulting party") do not or are unable to fulfil any obligations in accordance with clauses 7.2 or 7.3 as the case may on the proposed Completion Date determined in accordance with clause 7.1, the other party (referred to in this clause 7 as the "non-defaulting party") may, in addition to any other right or remedy it may have, by notice to the defaulting party:

7.10.1	postpone Completion for a period notified to the defaulting party, but not exceeding 5 Business Days or ending after the Long Stop Date; or

7.10.2
elect to proceed to Completion, in which case the defaulting party shall be obliged to fulfil those obligations under clauses 7.2 or 7.3, as the case may be, which they are or it is then able to fulfil and to fulfil the remaining obligations on or before any later date specified by the non-defaulting party for the purpose in the notice; or

7.10.3
if having already given notice under clause 7.10.1 and the period of postponement so notified (not exceeding 5 Business Days) having elapsed without each unfulfilled obligation in question having been fulfilled, elect not to complete the sale and purchase  of the Shares.

For the purposes of this clause 7.10, if any of the Sellers is a defaulting party, then all Sellers together shall be regarded as the defaulting party and the Buyer shall be regarded as the non-defaulting party.

7.11	If Completion is postponed on any occasion under clause 7.10.1, clause 7.10 shall apply with respect to each occasion to which it is so postponed.

7.12
If the non-defaulting party elects not to complete the sale and purchase of the Shares in accordance with clause 7.10.3, this Agreement shall terminate and the parties shall have no further rights or obligations under this Agreement, other than accrued rights and obligations at the time of that election in respect of prior breaches, save that clauses 1 and 15 to 28 shall remain binding on the parties in accordance with their terms.

7.13
Once all the matters referred to in clauses 7.1 to 7.5 have been transacted, all the Conditions (to the extent not waived in accordance with clause 2.4) shall be deemed for the purposes of this Agreement to have been fully satisfied.

8.	GUARANTEES AND INDEBTEDNESS

8.1
Each Seller shall, at that Seller's own cost, execute and deliver all documents and use all reasonable endeavours to take all other actions as the Buyer may in any case reasonably request at any time and from time to time after Completion in order to effect the release and discharge in full (on a non-recourse basis to the Buyer and the Group Companies) of any Assurance given by any Group Company to any person in respect of any obligation or liability of that Seller or any Associate of that Seller.  Pending each such release and discharge, the Seller in question shall indemnify the Buyer on demand against all Losses incurred by the Buyer or any Group Company arising from such Assurance and the obtaining of any such release and discharge.

8.2	Each Seller shall ensure that at or before Completion all monies owing by that Seller or any Associate of that Seller to any Group Company are paid in full, whether or not then due for payment.

8.3
Each Seller shall ensure that at Completion there will be no amounts owing by any Group Company to that Seller or any Associate of that Seller (other than monies owing by way of accrued and unpaid salary or accrued and unpaid payment for the provision of monitoring services or for un-reimbursed expenses duly incurred, but assuming repayment in full of the Outstanding Founder Loans in accordance with clause 7.8).  If on Completion there is any amount owing to a Seller or an Associate of any Seller in breach of this clause, then without prejudice to any other remedy available to the Buyer, the Seller in question shall indemnify the Buyer on demand against the amount required to repay, release or discharge in full such amounts and any other Losses arising directly or indirectly from the breach of this clause 8.3.

8.4
Each Seller shall ensure that immediately after Completion there will be no amounts owing by any Group Company by way of Borrowings.  If immediately after Completion there is any amount of Borrowings owing in breach of this clause, then each Seller shall indemnify the Buyer on demand against that Seller's Agreed Proportion of the amount required to repay, release or discharge in full the amounts of such Borrowings.

9.	WARRANTIES

9.1
Each of the Sellers severally warrants (in respect of itself only and not any other person) to the Buyer in the terms of part 1 of schedule 4 in relation to that Seller only, both as at the Signing Date and as at Completion.

9.2	Each of the Sellers severally warrants to the Buyer in the terms of schedule 4 (other than part 1 thereof) and part 2 of schedule 5, in each case both:

9.2.1	as at the Signing Date, except as disclosed in the Disclosure Letter; and

9.2.2	as at Completion, except as disclosed in the Disclosure Letter and the Completion Disclosure Letter.

9.3
For the purposes of clauses 9.1 and 9.2.2, where any Warranties are given as at Completion, any references in any of the Warranties to the Signing Date shall be regarded as a reference to the Completion Date.

9.4
A matter shall be regarded for the purposes of clause 9.2 as disclosed in the Disclosure Letter and/or the Completion Disclosure Letter only to the extent that the disclosure is contained in the Disclosure Letter or any of the documents attached or specifically referred to in the Disclosure Letter by referencing the location in the Data Room to it and/or in the Completion Disclosure Letter or any of the documents attached to it or specifically referred to in the Completion Disclosure Letter by referencing the location in the Data Room and in either case is made in such manner and in such detail to enable the Buyer to make a reasonable assessment of the matter concerned.  The provisions of this clause 9.4 shall prevail over any provision to the contrary in the Disclosure Letter and/or the Completion Disclosure Letter.

9.5
The Sellers shall be entitled to deliver to the Buyer immediately prior to Completion the Completion Disclosure Letter disclosing matters relating to the Warranties, but may disclose in the Completion Disclosure Letter only facts or circumstances arising after the Signing Date and to the extent that the Completion Disclosure Letter purports to disclose any other matters, those matters shall not be regarded as disclosed for the purposes of clause 9.2.  The provisions of this clause 9.5 shall prevail over any provision to the contrary in the Disclosure Letter and/or the Completion Disclosure Letter.

9.6	Each of the Warranties is separate and is to be construed independently of the other Warranties and any other provisions of this Agreement.

9.7
The Buyer acknowledges and agrees that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than those expressly set out in this Agreement and acknowledges and agrees that neither the Sellers, nor any of the Group Companies, nor any of their agents, advisers, respective officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements other than those expressly set out in this Agreement.

9.8
No matter within the actual, imputed or constructive knowledge of the Buyer or any of its agents or advisers on Signing Date (other than a matter disclosed in the Disclosure Letter in accordance with clause 9.4), and no matter notified by the Sellers to the Buyer after the Signing Date (including without limitation, pursuant to clause 5.4 or clause 6.10 but other than a matter disclosed in the Completion Disclosure Letter in accordance with clauses 9.4 and 9.5) or otherwise coming within the actual, imputed or constructive knowledge of the Buyer after the Signing Date shall be regarded as qualifying the Warranties or as being disclosed in the Disclosure Letter, so that neither the Buyer's right to make a Warranty Claim or Tax Warranty Claim nor the quantum of any such claim made shall be affected by any such actual, imputed or constructive knowledge.  This clause shall apply whether the actual, imputed or constructive knowledge of the Buyer or any of its agents or advisers was obtained as a result of any disclosure or notification required by the terms of this Agreement, as a result of an investigation made by or on behalf of the Buyer into any Group Company, by virtue of any matter contained or referred to in any draft version of the Disclosure Letter, or in any other way.  No warranty or representation is made by the Buyer, whether by executing this Agreement or otherwise, as to its (or its advisers') knowledge of any circumstance entitling it to make a Warranty Claim or a Tax Warranty Claim, save that the Buyer warrants to the Sellers that as at the Signing Date it has no current intention of making a Warranty Claim or a Tax Warranty Claim based on the facts actually known to it as at that date.

9.9
Each Seller unconditionally and irrevocably waives any rights he may have against and undertakes not to make any claims against or pursue any action to join in as a third party or seek a contribution or indemnity from (in each case whether founded in negligence or otherwise), any Group Company, or any director, employee, officer or agent of any Group Company, on whom that Seller has or may have relied, in connection with preparing the Disclosure Letter or agreeing to any terms of this Agreement or any document to be entered into pursuant to it.  Nothing in this clause 9.9 shall apply to restrict the ability of any Seller to make any claim against any Group Company or any director, employee, officer or agent of any Group Company for fraudulent misrepresentation, nor shall it apply to preclude any Seller from claiming against any other Seller by virtue of any right of contribution or indemnity to which that Seller might be entitled.

9.10
Save as otherwise explicitly provided in this Agreement, schedule 8 shall apply to limit or exclude, in accordance with its terms, any liability which the Sellers might otherwise have in respect of any Warranty Claim or Tax Claim.  Part 4 of schedule 5 shall also apply to limit or exclude, in accordance with its terms, any liability which the Sellers might otherwise have in respect of any Tax Claim.  Notwithstanding the previous provisions of this clause 9.10, nothing in schedules 5 or 8 shall apply to limit any liability of any Seller arising out of or in connection with any fraudulent misrepresentation by that Seller or by or on behalf of any Group Company on or prior to Completion.

9.11
Any amount paid by or on behalf of any Seller in respect of a Warranty Claim and/or Tax Claim shall to the extent permitted by law be deemed to reduce the purchase price payable for the Shares by, and be a repayment of, that amount.

9.12
Any statement in this Agreement which refers to the awareness, knowledge or belief of any of the Sellers or analogous expression shall refer to the actual awareness of the Sellers but be deemed to include an additional warranty that it has been made after Rob Keve, Jonathan Feinmesser, Neil Lavelle, Jonny Morris, Roland Adshead and Jonathan McKay had made reasonable enquiries into the statement in order to determine whether the statement is correct.

10.	TAXATION

10.1	The provisions of schedule 5 shall apply with effect from the Signing Date save that the provisions in part 3 of schedule 5 shall apply with effect from Completion.

10.2
For the avoidance of doubt, the Disclosure Letter shall not qualify the Tax Covenant, or limit the liability of the Sellers in respect of any claim brought by the Buyer under the Tax Covenant, or in any other way affect any right which the Buyer may have to bring such a claim.

11.	PROTECTION OF THE INTERESTS OF THE BUYER

11.1
The Founder Shareholders acknowledge that the Buyer is buying the Sellers' Shares and the Sellers' Option Shares in accordance with the terms of this Agreement and that the Buyer is therefore entitled to protect the goodwill of each Group Company.  Accordingly, each of the Founder Shareholders agrees (in respect of himself and not in respect of any other Founder Shareholder) that he shall not (except as required in pursuance of his duties or responsibilities towards any Group Company), directly or indirectly, alone or jointly with any other person, and whether as shareholder, partner, director, principal, consultant or agent or in any other capacity:

11.1.1
for a period of 24 months starting on the Completion Date, carry on or be engaged, interested or concerned in, or assist any business which within any territory in which any Group Company currently trades, has traded in the six months prior to the Signing Date or plans to trade as at the Completion Date, competes with any business carried on by any Group Company at Completion;

11.1.2	for a period of 24 months starting on the Completion Date, and to the detriment of any business of any Group Company carried on as at Completion, accept business from any Customer;

11.1.3	for a period of 24 months starting on the Completion Date, and to the detriment of any business of any Group Company carried on as at Completion, accept business from any Prospective Customer;

11.1.4	for a period of 24 months starting on the Completion Date, and to the detriment of any business of any Group Company carried on as at Completion, solicit business from any Customer;

11.1.5	for a period of 24 months starting on the Completion Date, and to the detriment of any business of any Group Company carried on as at Completion, solicit business from any Prospective Customer;

11.1.6
for a period of 24 months starting on the Completion Date, and to the detriment of any business of any Group Company carried on as at Completion, induce or endeavour to induce any Supplier to cease to supply, or to restrict or adversely to vary the terms of supply to, that business;

11.1.7	for a period of 24 months starting on the Completion Date, and to the detriment of any business of any Group Company carried on as at Completion, employ or engage the services of any Senior Employee;

11.1.8
for a period of 24 months starting on the Completion Date, and to the detriment of any business of any Group Company carried on as at Completion, induce, or endeavour to induce, any Senior Employee to leave his position, whether or not that person would commit a breach of his contract by so leaving.

11.2
Nothing in clause 11.1 shall prohibit any Founder Shareholder from holding any interest in any securities listed or dealt in on any market of a stock or securities investment exchange if that Founder Shareholder, and all Associates of that Founder Shareholder, are together interested in securities which amount to less than 3 per cent of the issued securities of that class and which in all circumstances carry less than 3 per cent of the voting rights (if any) attaching to the issued securities of that class, and if neither that Founder Shareholder nor any Associate of that Founder Shareholder is involved in the management of the business of the issuer of the securities or any subsidiary undertaking of that issuer except by virtue of the exercise of any voting rights attaching to the securities.

11.3	No Seller shall disclose or use any confidential information or trade secrets relating to any Group Company or any of its or their customers or suppliers. This clause shall not prohibit disclosure:

11.3.1
if and to the extent required by the laws and/or regulations of any relevant jurisdiction or requested by any competent regulatory or governmental body or securities exchange in any relevant jurisdiction, provided that in any such case, each Seller shall take all such steps as may be reasonably practicable in the circumstances to consult with the Buyer (if legally permissible and practicable) before the relevant disclosure is made and shall take into account the Buyer's reasonable comments; or

11.3.2	of any confidential information or trade secret which is or becomes part of the public domain without breach of this clause 11; or

11.3.3	to the extent necessary in the fulfilment of the duties of any Seller as an employee of any Group Company after Completion.

11.4
No Seller shall at any time after the Completion Date, other than in the fulfilment of the duties of that Seller as an employee of any Group Company, use in any manner in the course of any business, or (so far as within his power) permit or encourage to be so used, other than by a Group Company, any trade or business name or any mark, sign or logo used by any Group Company or any confusingly similar name, mark, sign or logo, or present himself or permit that Seller to be presented as in any way still connected with any Group Company, other than (where applicable) as an employee of any Group Company, or as still interested in the Shares or with the express written consent of the Group Company concerned.

11.5
Since the Sellers have confidential information and trade secrets relating to the Group Companies and a detailed awareness of the Group Companies' customer connections, and since the purchase price payable for the Sellers' Shares and Sellers' Option Shares has been calculated on the basis that each of the Sellers would assume the obligations set out in this clause 11, the parties acknowledge that each of those obligations is reasonable as to subject matter, area and duration and is necessary to protect the Buyer's legitimate interest in the goodwill of the Group Companies.

11.6
Without prejudice to any other remedy which may be available to the Buyer, the parties agree that the Buyer shall be entitled to seek injunctive or other equitable relief in relation to any breach of clauses 11.1, 11.3, 11.4 and 11.5, it being acknowledged that an award of damages might not be an adequate remedy in the event of such a breach.

11.7
While the restrictions in this clause 11 are considered by the parties to be reasonable in all the circumstances, it is agreed that if any provision of this clause 11 is found by any court of competent jurisdiction to go beyond what is reasonable in all the circumstances for the protection of the goodwill of any Group Company but would be adjudged reasonable if any part of the wording of the provision were deleted, restricted or limited in a particular manner, the provision in question shall apply with such deletions, restrictions or limitations as may be necessary to make it valid.

11.8	Each of the Sellers and the Buyer acknowledges that he/she/it has entered into this Agreement on an arm's length basis and that he/she/it has taken independent legal advice in so doing.

11.9
Each of the obligations assumed by the Sellers in this clause 11 is separate and severable and shall be construed and be enforceable independently of the others, and is assumed without prejudice to any other obligation of any of the Sellers implied at law or in equity.

12.	PAYMENTS AND INTEREST

12.1	Payments to be made to the Sellers under this Agreement shall be made in US$ by telegraphic transfer of immediately available funds to the following account of the Sellers’ Solicitors:

Bank:                                    Barclays Bank plc, 8-9 Hanover Square, London W1A 1BD

Sort code:	20-36-47

Account name:	SJ Berwin LLP US$ Client Account

Account number:	67908888

Swift Code:	BARCGB22

IBAN Code:	GB90 BARC 2036 4767 908888

or as the case may be to any US$ account of the Off-shore Solicitors notified by the Buyer by the Sellers' Representative no less than three Business Days before the Completion Date, or in either case to any other account of which the Sellers' Representatives give the Buyer at least three Business Days' notice from time to time.

12.2	Payments to be made into the Escrow Account shall be made in US$ by telegraphic transfer of immediately available funds.

12.3
Payments to be made to the Buyer under this Agreement shall be made in US$ by telegraphic transfer of immediately available funds to any account of which the Buyer gives the Sellers' Representatives at least three Business Days' notice from time to time.

12.4
The payment of any sum to the Sellers' Solicitors or the Off-shore Solicitors by or on behalf of the Buyer will discharge the obligations of the Buyer to pay the sum in question, and the Buyer shall not be concerned to see the application of the monies so paid, whether to determine that it has been so paid in accordance with the provisions of the Articles dealing with sale preference, or otherwise.

12.5
Interest shall accrue on monies which are not paid when due under this Agreement from the due date for payment (or, if there is no due date for payment, from the date payment is demanded) until the date of actual payment at the rate of 2 per cent above the base rate for the time being of Barclays Bank plc.  Such interest shall accrue on a daily basis, both before and after judgment, and be compounded quarterly and be payable on demand.

12.6	Each payment to be made by the Sellers under this Agreement shall be made free and clear of all deductions, withholdings, counterclaims or set-off of any kind except for those required by law.

13.	SELLERS' REPRESENTATIVES

13.1
Each Seller hereby irrevocably appoints, authorises and empowers each of the Sellers' Representatives jointly and severally as his true and lawful agent and attorney-in-fact to give any consent, direction, notice or take any other action required or permitted pursuant to this Agreement on behalf of that Seller including, without limitation, the power to:

(a)	execute the Escrow Instruction Letter and any documents required pursuant to the provisions of schedule 3 to be executed by that Seller;

(b)	receive, hold and deliver to the Buyer the certificate(s) for that Seller's Sellers' Shares accompanied by executed stock transfer forms and any other documents relating to the same;

(d)	vary, amend or waive any provisions of this Agreement;

(e)	receive all demands, notices or other communications directed to that Seller under this Agreement; and

(f)
without prejudice to clause 13.1(a), sign, execute and deliver on his behalf any deed and documents and to do all acts and things as the Sellers' Representatives deem necessary or appropriate to give effect to the terms of this Agreement, securing to the Buyer the full benefit of the rights, powers, privileges and remedies conferred upon the Buyer in this Agreement.

13.2
Save in respect of fraudulent misrepresentation, the Sellers' Representatives shall not be held liable to the Sellers for any claims whatsoever arising from any act they may do or refrain from doing in their capacity as such.

13.3	The Sellers agree that the Buyer shall be entitled to rely on this clause 13 in dealing with Sellers' Representatives on behalf of any of the Sellers.

13.4
The Sellers may from time to time notify the Buyer that they have chosen another person to be a Sellers' Representative to replace any person then acting as such.  Any such notice shall be in writing and signed by or on behalf of all of the Sellers (excluding any Seller who has then died) and the change in the identity of the relevant Sellers' Representative(s) shall (unless otherwise agreed with the Buyer in writing) take effect five Business Days after notice of the change is received by the Buyer or (if later) on the date (if any) specified in the notice as the date on which the change is to take effect.

13.5
Unless and until notified otherwise in accordance with clause 13.4 the Buyer shall be entitled to assume that Mike Chalfen, Jonathan McKay and Jordi Vinas Bricall (and their successors for the time being as so notified) are the only Sellers' Representatives for the purpose of this Agreement.

14.	FURTHER ASSURANCE

For a period of one year after Completion, the Sellers shall at the Buyer’s cost execute all such documents as the Buyer may from time to time reasonably required to vest in the Buyer legal title to the Shares.

15.	ASSIGNMENT

15.1	This Agreement shall be binding on and enure for the benefit of the successors and permitted assignees of the parties.

15.2
Except as provided in clause 15.3, no party and no third party referred to in clauses 20.1 or 20.2 may assign or otherwise dispose of any rights under this Agreement, at law or in equity, including by way of declaration of trust.  Any purported assignment in breach of this clause shall be void and confer no rights on the purported assignee.

15.3
The Buyer may assign all or any of its rights under this Agreement to any member of the Buyer's Group from time to time, provided that any such member of the Buyer's Group shall not be entitled to exercise those rights and shall reassign those rights to the Buyer on ceasing to be a member of the Buyer's Group, and provided also that the liability of the Sellers to any such assignee shall not be greater than their liability to the Buyer if that assignment had not occurred.  In the event of any such assignment, references to the Buyer (other than in this clause) shall be construed as references to the holder for the time being of the Buyer's rights under this Agreement.

16.	ANNOUNCEMENTS

16.1	The parties acknowledge that promptly after the Signing Date the Buyer or a member of the Buyer's Group will make a press release in a form previously disclosed to the Sellers.

16.2	No Seller may make any press release or other public announcement about this Agreement or the transactions contemplated by it unless that Seller obtains the prior written consent of the Buyer.

16.3
Clause 16.2 shall not apply to a press release or other public announcement if and to the extent required by the laws of any relevant jurisdiction or requested by any competent regulatory or governmental body, Tax Authority or securities exchange in any relevant jurisdiction, whether or not that request has the force of law, provided that the party required to make such a press release or announcement shall take all such steps as may be reasonably practicable in the circumstances and only to the extent legally permissible to consult with the Buyer before the relevant release or announcement is made and shall take into account its reasonable comments.

17.	CONFIDENTIALITY

17.1	Subject to clause 17.2, each party shall treat the following information as confidential to the extent obtained as a result of or in connection with entering into this Agreement:

17.1.1	details of the provisions of this Agreement and any agreement or arrangement entered into in connection with this Agreement;

17.1.2	information relating to the negotiations leading to the execution of this Agreement and any agreement or arrangement entered into in connection with this Agreement;

17.1.3	information relating to the Buyer or any member of the Buyer's Group or to any of the Sellers or any Associate of any of the Sellers.

17.2	Any party may disclose information otherwise required by clause 17.1 to be treated as confidential:

17.2.1	if and to the extent required by the laws of any relevant jurisdiction;

17.2.2
if and to the extent requested by any competent regulatory or governmental body, Tax Authority or securities exchange in any relevant jurisdiction,  wherever situated, whether or not the request has the force of law;

17.2.3	to its professional advisers, auditors or bankers from time to time;

17.2.4	where the relevant party is the Buyer, to members of the Buyer's Group and to its and their professional advisers, auditors or bankers in each case from time to time;

17.2.5	if and to the extent the information is or comes into the public domain through no fault of that party;

17.2.6	if and to the extent the Buyer or the Sellers' Representatives (as appropriate) have given prior written consent to the disclosure; or

17.2.7	to any prospective purchaser of the Shares after Completion.

Each party shall ensure that any person to whom confidential information is disclosed pursuant to clause 17.2.3, 17.2.4 or 17.2.7 is made aware of the obligations of confidentiality contained in this clause and complies with clause 17.1 as if binding on it directly.

17.3
Notwithstanding any other provisions of this Agreement, following Completion, Advent Private Equity Fund IV Limited Partnership, Advent Management IV Limited Partnership and/or Nauta Tech Invest II and/or any manager of or investment adviser to such entities may disclose any or all of the confidential information to the extent relating to returns on investment, investment multiples, IRR, fund performance or similar topics to any of its advisers, members, partners or otherwise to any prospective investors in relation to or in connection with the marketing of any fund or investment services and to the extent that any prospective disclosees are not any of the aforementioned parties, the aforementioned Sellers can disclose (a) the investment return (multiple) to any third persons; and (b) information (financial or otherwise) to any third persons (i) to the extent that such information has been the subject of the press release referred to in clause 16.1; and (ii) with the prior written consent of the Buyer.

18.	COSTS

Each party shall bear its own costs (including the costs of any adviser (including legal counsel) and any investment banker, corporate financier or intermediary) and expenses in connection with the preparation, negotiation, execution and performance of this Agreement and the documents referred to in it.

19.	NOTICES

19.1
Any notice, consent or other communication given under this Agreement shall be in writing and in English, and signed by or on behalf of the party giving it, and shall be delivered by hand, or sent by prepaid recorded or special delivery post (or prepaid international recorded airmail if sent internationally) or by fax as follows (and, for the avoidance of doubt, may not be given by email):

to the Buyer:

For the attention of: Yechiam Cohen

8 Hapnina Street, PO Box 690, Ra'anana 43107, Israel

Facsimile number: +972 9 743 7446

with a copy (which shall not constitute notice) by hand to Olswang LLP (Ref SJH) at 90 High Holborn, London WC1V 6XX; and

to the Sellers (or any of them)

Advent Ventures
25 Buckingham Gate
London
SW1E 6LD

For the attention of: Mike Chalfen

and

Jonathan McKay
The Beacon
Penn
Bucks HP10 8ND

and

Nauta Tech Invest III
Avinguda Diagonal
593 8th Floor, 08014
Barcelona, Spain
For the attention of: Jordi Vinas Bricall

19.2
The Buyer may from time to time notify the Sellers' Representatives, and the Sellers' Representatives may from time to time notify the Buyer, of any other person, address or fax number for the receipt of notices or copy notices.  Any such change shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

19.3
Without prejudice to clause 13.3, the Sellers agree that the Buyer shall be entitled to rely on notices given to and by the Sellers' Representatives in accordance with this Agreement as if given to and by each of the Sellers and on any notices purporting to be given pursuant to clause 13.4.

19.4
Any notice, consent or other communication given in accordance with clause 19.1 and received after 5.30 p.m. on a Business Day, or on any day which is not a Business Day, shall for the purposes of this Agreement be regarded as received on the next Business Day.

19.5	The provisions of clause 19.1 shall not apply in relation to the service of process in any legal proceedings arising out of or in connection with this Agreement.

20.	THIRD PARTY RIGHTS

20.1
Each Group Company may rely upon and enforce the terms of clauses 7.2, 8.1 to 8.4, 9.10 and 11, and the directors, officers and employees and agents of each Group Company may rely upon and enforce the terms of clause 9.10.

20.2	Any person to whom the Buyer may assign rights pursuant to clause 15.3 may rely upon and enforce the Warranties and undertakings given by the Sellers or any of them in this Agreement.

20.3	The rights referred to in clauses 20.1 and 20.2 may be enforced by the third parties referred to in those clauses only with the prior written consent of the Buyer.

20.4
Notwithstanding any other provision of this Agreement, the Sellers and the Buyer may by agreement in writing rescind or vary any of the provisions of this Agreement without the consent of any third party, and accordingly section 2(1) Contracts (Rights of Third Parties) Act 1999 shall not apply.

20.5
Except as otherwise stated in this Agreement, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement.  This clause shall not affect any right or remedy of a third party which exists or is available apart from that Act.

21.	WAIVER

In no event will any delay, failure or omission (in whole or part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this Agreement or by law be deemed to be or be construed as a waiver of that or any other right, power, privilege, claim or remedy in respect of the circumstances in question or operate so as to bar the enforcement of that or any other right, power, privilege, claim or remedy, in any other instance at any time or times subsequently.

22.	SEVERANCE

22.1
If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

22.2
If any provision of this Agreement is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, restricted or limited in a particular manner, the provision in question shall apply with such deletion(s), restriction(s) or limitation(s) as may be necessary to make it valid.

23.	CUMULATIVE RIGHTS

The rights and remedies provided by this Agreement are cumulative and (except as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law.

24.	SEVERAL LIABILITY

Unless expressly provided otherwise, all obligations entered into or made in this Agreement by the Sellers are entered into or made by each of them severally.

25.	NO MERGER

The provisions of this Agreement shall remain in full force and effect notwithstanding Completion.

26.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument, and shall not be effective until each of the parties has executed at least one counterpart.

27.	ENTIRE AGREEMENT

This Agreement and the documents referred to in it together constitute the entire agreement and understanding of the parties and supersede any previous agreement between the parties relating to the subject matter of this Agreement.

28.	APPLICABLE LAW, JURISDICTION AND SERVICE OF PROCEEDINGS

28.1
The validity, construction and performance of this Agreement (and any claim, dispute or matter arising under or in connection with it or its enforceability) and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the law of England and Wales.

28.2
Each party irrevocably submits to the exclusive jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Agreement or its enforceability or the legal relationships established by this Agreement (including non-contractual disputes or claims) and waives any objection to proceedings being brought in such courts on the grounds of venue or on the grounds that proceedings have been brought in an inconvenient forum.  Each party further irrevocably agrees that a judgment in any proceedings brought in the courts of England and Wales shall be conclusive and binding upon each party and may be enforced in the courts of any other jurisdiction.

28.3
Each of the Sellers hereby irrevocably appoints SJ Berwin of 10 Queen Street Place, London EC4R 1BE (Ref: Perry Yam) as its agent to receive on its behalf in England or Wales service of any proceedings arising out of or in connection with this Agreement.  Such service shall be deemed completed on delivery to that agent (whether or not it is forwarded to and received by the relevant Seller).  If for any reason that agent ceases to be able to act as agent or no longer has an address in England or Wales, each of the Sellers shall immediately appoint another individual as a replacement agent (and each Seller shall appoint the same individual as a replacement) and each Seller shall give notice to the Buyer of the new agent's name and address within England and Wales.

28.4
The Buyer hereby irrevocably appoints Olswang LLP of 90 High Holborn, London WC1V 6XX (Ref: SJH) as its agent to receive on its behalf in England or Wales service of any proceedings arising out of or in connection with this Agreement.  Such service shall be deemed completed on delivery to that agent (whether or not it is forwarded to and received by the relevant Seller).  If for any reason that agent ceases to be able to act as agent or no longer has an address in England or Wales, the Buyer shall immediately appoint another individual as a replacement agent and shall give notice to the Sellers of the new agent's name and address within England and Wales.

28.5	Nothing in this Agreement shall affect the right to serve process in any manner permitted by law.

THIS AGREEMENT has been executed by or on behalf of the parties on the date at the top of page 1.

SCHEDULE 1

[Intentionally Omitted]

SCHEDULE 2

[Intentionally Omitted]

SCHEDULE 3

Part 1: The Sellers' Completion Deliverables

A.           At Completion each Seller shall deliver or make available to the Buyer:

1.
a transfer of the Sellers' Shares and Sellers' Option Shares set against that Seller's name in schedule 1 in favour of the Buyer (or any nominee specified by the Buyer for the purpose) duly executed by that Seller;

2.
the share certificates representing the Sellers' Shares and Sellers' Option Shares referred to in the previous paragraph or an indemnity in a form satisfactory to the Buyer for any missing share certificates; and

3.	(where that Seller is a Seller Optionholder) an executed Option Exercise Notice in respect of that Seller Optionholder.

B.	At Completion the Sellers shall deliver or make available to the Buyer:

4.	certificates representing all the issued shares by any Group Company in each Subsidiary;

5.	a copy of the Escrow Instruction Letter duly signed by the Sellers' Representatives and the Sellers' Solicitors;

6.	the Termination Agreement duly signed by all parties to that agreement;

7.	the Options Indemnity duly executed by each of the Sellers;

8.	the Service Agreement duly executed by the Company and Robert Keve (if not delivered to the Buyer before Completion);

9.	to the extent required by the Buyer, the resignation from their respective offices of each of the directors and the secretary of each Group Company in the agreed form, duly executed as deeds;

10.
to the extent required by the Buyer, a certified copy of a letter of resignation from the auditors of each Group Company which has auditors as at Completion together with (in the case of The Fizzback Group Limited) a letter from the Sellers confirming that such letter of resignation has been deposited at the registered office of the relevant Group Company together with the statement required by sections 516 and 519 Companies Act 2006;

11.
statements for each bank account of each Group Company at the close of business on the last Business Day preceding Completion, together with a complete and accurate reconciliation of those statements to cash book balances, and the cheque books and bank mandates in respect of those accounts;

12.	evidence satisfactory to the Buyer of the cancellation of the credit and charge cards drawing on the accounts of any Group Company, other than any card held by Robert Keve;

13.
acknowledgements, in form and substance reasonably satisfactory to the Buyer, from Incoms Systems Limited and Christmas Common Investments Limited that the sums to be paid to the Off-shore Solicitors pursuant to clause 7.7 are accepted in full and final satisfaction of the part of the Outstanding Founder Loans owed to those two companies;

14.	statutory registers, certificate of incorporation (and any certificate of incorporation on change of name), of each Group Company, complete and up-to-date up to (but not including) Completion; and

15.
the Options Documents duly executed by all relevant parties, together with share transfer forms duly executed by or on behalf of the relevant shareholder of all shares in the capital of the Company then in issue to the extent not constituting Sellers' Shares or Sellers' Option Shares, together with the share certificates representing those shares; and

16.
a certified copy of the minutes of a meeting of the board of directors of the Company (excluding any director who might transfer shares in the Company to the Buyer) evidencing consent, for the purposes of Article 12.1(a) of the Articles, to the transfer of the entire issued and to be issued share capital of the Company to the Buyer without that transfer being subject to the restrictions contained in Articles 13 of the Articles, in particular the restrictions relating to pre-emption on transfer.

Part 2: Board meetings

The Sellers shall ensure that a board meeting or board meetings of the Company and where necessary, each other Group Company are held at Completion at which it is resolved that:

1.	the people nominated by the Buyer are appointed as directors and/or (as relevant)secretary of the relevant Group Company with immediate effect;

2.	the resignations referred to in paragraph B5 of part 1 of this schedule 3 are accepted with immediate effect;

3.	any firm of accountants nominated for the purpose are appointed auditors of the relevant Group Company;

4.	the accounting reference date of the relevant Group Company is changed as the Buyer may direct;

5.	the registered office of the relevant Group Company is changed as the Buyer may direct;

6.	the transfers referred to in paragraphs A1 and B11 of part 1 of this schedule 3 are (subject only to their being duly stamped where necessary) approved for registration;

7.	each existing bank mandate of each Group Company is cancelled and a new bank mandate appointing the Buyer's chosen signatories submitted to the relevant bank;

8.	the directors propose a resolution to adopt new articles of association of that company in such form as the Buyer may require;

9.	the Service Agreement is approved and executed by The Fizzback Group Limited or (if executed before Completion), its execution is ratified;

and the Sellers shall also ensure the resolutions of the members of the relevant Group Companies referred to in paragraph 8 of this part 2 are passed in writing at Completion.

Part 3: Buyer Completion Deliverables

At Completion, the Buyer shall deliver to the Sellers' Solicitors:

1.	a copy of the Escrow Instruction Letter duly signed by or on behalf of the Buyer and the Buyer's Solicitors; and

2.
a certified copy of an extract from the minutes of a meeting of the directors of the Buyer resolving that the Buyer should enter into this Agreement and execute or sign each other document to be executed or signed by it at Completion, and ratifying and/or (as the case may be) authorising the execution or signing of those documents by each person signing on behalf of the Buyer.

SCHEDULE 4

Warranties

Part 1 – Sellers' Warranties

1.	AUTHORITY AND CAPACITY OF THE SELLER

1.1
Each of the Sellers has all necessary power and authority to enter into and perform its obligations under this Agreement and all agreements to be entered into by that Seller pursuant to this Agreement.

1.2	Each of the Sellers is the sole legal and beneficial owner of the issued Sellers' Shares listed opposite their names in schedule 1.

1.3
This Agreement, and all agreements to be entered into by each of the Sellers under this Agreement, will when executed constitute binding and enforceable obligations on that Seller, in accordance with their respective terms.

1.4	The entering into and performance by each of the Sellers of its obligations under this Agreement and all agreements to be entered into by that Seller under this Agreement:

1.4.1	have been duly authorised by all necessary action on the part of that Seller;.

1.4.2	will not result in a breach of any provision of the constitution of that Seller, if a person other than an individual;

1.4.3	will not result in a breach of any order, judgment or decree of any court or governmental, administrative or regulatory body or agency to which that Seller is party or by which it is bound; and

1.4.4	does not require the consent of any third party.

1.5
Each of the Sellers warrants, in respect of the Sellers' Shares listed opposite their respective names in column (B) of schedule 1 only, that there are no Encumbrances on, over or affecting such Sellers' Shares, or any of them, nor any agreement or commitment to create any such Encumbrance and no person has claimed to be entitled to any such Encumbrance.

1.6	No Group Company has given any guarantees, security interests or indemnities in favour of the Sellers or any person connected with the Sellers.

1.7	In relation to each Seller that is not an individual, no Insolvency Proceedings have commenced in relation to that Seller or (if applicable) any part of its assets or undertaking.

1.8
In relation to each Seller that is an individual, no petition for bankruptcy has been presented, no statutory demand has been served and no bankruptcy order has been made in respect of any Seller, nor has any voluntary arrangement or compromise been proposed with any Seller's creditors and no similar proceedings or actions have been commenced or, so far as that Seller is aware, are pending in any jurisdiction outside England and Wales.

Part 2 – Capital

1.	SHARES AND OTHER SECURITIES OF THE COMPANY

1.1	The issued share capital set out in schedule 1 constitutes the entire issued share capital of the Company.

1.2	The shareholders of each Group Company listed in schedule 2 are the legal and beneficial owners of that number of shares in the relevant Group Company as is set out against their names.

1.3	No Group Company has in issue any debenture or any other security.

1.4
Other than as set out in schedule 10, no person has the right or has claimed to have a right (whether exercisable now or at a future date and whether contingent or not) to subscribe for, convert any security into or otherwise acquire, any shares, debentures or other securities of any Group Company, including pursuant to an option or warrant.

1.5	No Group Company has at any time purchased its own shares or redeemed or forfeited any shares, or agreed to do so, or granted an option whereby it might become liable to do so.

1.6	No share in the capital of any Group Company has been allotted at a discount or otherwise than as fully paid.

Part 3 - General

1.	SUBSIDIARIES AND BRANCHES

1.1
No Group Company has any direct interest in or is under a subsisting obligation to acquire any interest in any shares, debentures or other securities of any other body corporate other than another Group Company.

1.2	No Group Company has any branch or other place of business or permanent establishment outside the United Kingdom or the United States of America.

2.	COMMISSION AND COSTS

2.1	No person is entitled to receive from any Group Company any finder's fee or brokerage or other commission in connection with the sale of the Shares to the Buyer.

2.2
No Group Company has incurred or will incur any material out-of-pocket cost or expense (including those of any professional adviser) in connection with the preparation, negotiation, execution and performance of this Agreement and the documents referred to in it.

3.	CONSTITUTION

3.1	The information set out in schedule 2 is complete and accurate.

3.2	The copies of the constitutional documents of each Group Company annexed to the Disclosure Letter are accurate and complete in all material respects.

3.3
Fizzback Inc. is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Fizzback Inc. has all requisite power and authority necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted.

4.	DIRECTORS' CONFLICTS OF INTEREST

4.1	The Disclosure Letter identifies complete and accurate copies of:

4.1.1
all board and shareholder resolutions passed by the directors and shareholders of each Group Company authorising or not authorising any matter or situation relating to any director which conflicts or possibly may conflict with interests of that Group Company and details of any terms and conditions attached to any such authorisation; and

4.1.2	any register of directors' conflicts of interest maintained by each Group Company;

and save as disclosed by such documents, so far as the Sellers are aware, none of the directors of any Group Company is in a situation in which he has a direct interest that conflicts or possibly may conflict with the interests of any Group Company.

5.	INSOLVENCY

5.1
In this part 3, "Insolvency Proceedings" means any formal insolvency proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors' rights, interim or provisional supervision by a court or court appointee, winding-up or striking-off, or any distress, execution or other process levied or any event analogous to any such events in any jurisdiction outside England and Wales.

5.2	Each Group Company is able to pay its debts as they fall due and has not stopped payment of its debts.

5.3	The value of the assets of each Group Company exceeds the amount of its liabilities, taking into account contingent and prospective liabilities.

5.4	Insolvency Proceedings have not commenced in relation to any Group Company or (if applicable) any part of its assets or undertaking.

5.5
So far as the Sellers are aware, there are no circumstances which entitle or may entitle any person to commence any Insolvency Proceedings in relation to any Group Company or (if applicable) any part of its assets or undertaking.

5.6
The Company has not made any application for its property to be declared en desastre or for the Company to make a general cession of the property of the Company or for the property of the Company to be placed under the control of the Royal Court of Jersey and no notice of any application made in respect of any of the foregoing matters has been received by the Company.

Part 4 - Accounts, Financial, Banking and Current Trading

In this part 4, the term 'Customer' has the meaning ascribed to such term in part 6.

1.	THE ACCOUNTS

1.1	When prepared, the Accounts complied with applicable law and UK GAAP.

1.2
The individual accounts included within the Accounts give a true and fair view of the state of affairs of the Company as at the end of the financial year to which they relate and of the profit or loss of the Company for the period ended on such date.

1.3	The Accounts have been prepared applying accounting policies, practices, methods and procedures consistently as from one financial year to the next.

1.4
So far as the Sellers are aware, at the Accounts Date the Company had no liability (whether actual, contingent, unquantified or disputed) or outstanding capital commitment which was not disclosed, provided for or noted in the Accounts for the financial year ended on the Accounts Date.

2.	ACCOUNTING RECORDS

2.1	Except for Fizzback Inc., each Group Company's accounting records comply with applicable requirements of the Companies Acts.

2.2
Each Group Company’s accounting records have been prepared in accordance with United Kingdom Generally Acceptable Accounting Principles ("UK GAAP") applied on a consistent basis, and present fairly, in all material respects, the financial position and the results of operations and cash flows of such Group Company as of the respective dates thereof or for the periods then ended.

2.3
Fizzback Inc. maintains a system of internal accounting controls which are adequate to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded adequately to permit preparation of financial statements and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.  The financial reporting policies and procedures of Fizzback Inc. are sufficient in all material respects for conducting timely, accurate and complete reporting of all financial transactions.

3.	ACCOUNTING REFERENCE DATE

No Group Company has at any time had any accounting reference date (within the meaning of section 391 Companies Act 2006) other than the date set out in schedule 2.

4.	MANAGEMENT ACCOUNTS

4.1	The Management Accounts:

4.1.1
have been prepared with reasonable care and attention in compliance with the Company’s normal procedures and on a basis consistent with the management accounts prepared in the financial year ending 31 December 2010; and

4.1.2	fairly reflect in all material respects the state of affairs of the Company as at the Management Accounts Date and the profit or loss of the Company for the period ended on such date.

5.	DIVIDENDS AND DISTRIBUTIONS

All dividends or distributions declared, made or paid by any Group Company since its incorporation have been declared, made or paid in accordance with its relevant constitutional documents and applicable laws.  No dividend of any Group Company has been declared but remains unpaid.

6.	DEBTORS

6.1	There are no debts owing to any Group Company other than trade debts incurred in the ordinary and proper course of business and debts owing by other Group Companies.

6.2	The Disclosure Letter identifies to a list of the trade debtors of each Group Company unpaid within 60 days of becoming due.

6.3
The trade debtors of each Group Company will realise, in the ordinary course of collection, their nominal amounts (plus any accrued interest) less any provision for trade debtors included in the Accounts or disclosed in the Disclosure Letter.

6.4	None of the trade debtors of each Group Company is subject to any counterclaim, deduction or set off.

6.5	No Group Company has factored or discounted any debts owing to it, or has agreed to do so, or has engaged in any financing which is not disclosed in the Accounts.

7.	CREDITORS AND LIABILITIES

7.1
No Group Company has any creditors other than any other Group Company or any other liabilities (including contingent liabilities) other than as disclosed in the Accounts or incurred in the ordinary and proper course of business since the Accounts Date.

7.2	The Disclosure Letter identifies a list of the trade creditors of each Group Company unpaid within 60 days of becoming due.

7.3	No Group Company has any Borrowings.

8.	BANK ACCOUNTS

8.1	The Disclosure Letter identifies complete and accurate account details of all current, deposit and foreign currency accounts of each Group Company.

8.2
There have been no payments into or out of any account referred to in the previous paragraph since the date of the last bank statement disclosed to the Buyer except for payments in the ordinary and proper course of business.

9.	FACILITIES

The Disclosure Letter identifies complete and accurate details of all financial facilities available to each Group Company (together "Facilities") and of the limits on those Facilities.  Complete copies of all material documents relating to the Facilities are identified in the Disclosure Letter.

10.	POSITION SINCE THE ACCOUNTS DATE

10.1
Since the Accounts Date, each Group Company has carried on its business in the ordinary and proper course, there has been no material adverse change in the financial or trading position of any Group Company and so far as the Sellers are aware there are no circumstances which might give rise to such a change, other than circumstances likely to affect generally the industry in which the relevant Group Company operates.

10.2	Without limiting paragraph 10.1 of this part 4, since the Accounts Date:

10.2.1
there has been no material increase in operating expenses or material decrease in turnover of any Group Company by comparison with the same period in the previous financial year or with the budget of the relevant Group Company for the current financial year as submitted to the Buyer;

10.2.2
no Customer or supplier of any Group Company has ceased to deal, or has indicated in writing an intention to cease to deal or to deal on a smaller scale, with any Group Company, or has changed or indicated in writing that it wishes to change the terms on which it deals with any Group Company;

10.2.3	so far as the Sellers are aware:

10.2.3.1
no Customer or supplier of any Group Company has ceased to deal, or has indicated an unqualified intention to cease to deal or to deal on a smaller scale, with any Group Company, or has changed or indicated that it wishes to change the terms on which it deals with any Group Company; and

10.2.3.2
none of the Group's ten most valuable Customers (by revenue) has indicated an intention to cease to deal or to deal on a similar scale, with any Group Company, or has changed or indicated that it wishes to change the terms on which it deals with any Group Company;

10.2.4
no Group Company has disposed of or acquired, or agreed to dispose of or acquire, or is negotiating to dispose of or acquire: (a) any business of, or any shares, debentures or other securities in, a body corporate; or (b) any interest in, any business of or shares, debentures or other securities in, a body corporate; or (c) any other asset, or interest in any other asset; other than in the ordinary and proper course of business;

10.2.5	no Group Company has mortgaged, pledged or subjected to lien or restriction any of the property, businesses or tangible or intangible assets, of any Group Company;

10.2.6	no Group Company has repaid all or part of any debt owed by it in advance of the due date for repayment, or agreed to do so, or has written off or released any debt owing to it;

10.2.7	no agreement or transaction has been entered into by any Group Company other than in the ordinary and proper course of business;

10.2.8
other than in the ordinary course of business, no Group Company has entered into, or agreed to enter into, any capital commitments exceeding £50,000 in the case of any one Group Company and £50,000 in aggregate by all Group Companies;

10.2.9	no dividend or distribution of profits or assets has been or has been agreed to be declared, made or paid by any Group Company;

10.2.10	no Group Company has incurred any liability (including a contingent liability) having a monetary value in excess of £50,000;

10.2.11	no payment for group relief has been made and no group relief has been surrendered by any Group Company; and

10.2.12	no resolution of the shareholders of any Group Company has been passed or proposed or circulated to members.

10.2.13	no Group Company has suffered any damage, destruction or loss (whether or not covered by insurance) exceeding £50,000;

10.2.14
no Group Company has made any change in its accounting policies or principles or the methods by which such principles are applied for financial accounting purposes including, without limitation, with respect to the payments of accounts payable and collections of accounts receivable;

10.2.15
no Group Company has made or changed any election concerning taxes or tax returns, changed an annual accounting period, adopted or changed any accounting method, filed any amended return, entered into any closing agreement with respect to taxes, settled any tax claim or assessment, surrendered any right to claim a refund of taxes or obtained or entered into any tax ruling, agreement, contract, understanding, arrangement or plan.

11.	CUSTOMERS AND SUPPLIERS

The Disclosure Letter identifies names of each customer (or groups of connected customers) responsible for 5% or more of the annual turnover of each Group Company during the three financial years ended on the Accounts Date and during the period starting on the date after the Accounts Date and ending on the Signing Date.

Part 5 - Compliance and Litigation

1.	CONDUCT OF BUSINESS

1.1
No Group Company has done or omitted to do any act or thing which is in contravention of any applicable legislation, order, regulation or similar instrument in a jurisdiction within which such Group Company operates.

2.	LICENCES, CONSENTS AND REGISTRATIONS

2.1
Each Group Company holds (and has at all relevant times held) all registrations, licences, authorisations and consents necessary to own and operate its assets and carry on its business in all jurisdictions in which it now carries on business, and those registrations, licences, authorisations and consents are all valid and subsisting.

2.2
So far as the Seller is aware, no Group Company is in breach of any of the provisions of any such registration, licence, authorisation or consent as is referred to in the previous paragraph.  No Group Company has received notice of any such breach.

3.	DATA PROTECTION

So far as the Sellers are aware each Group Company incorporated in the UK complies in all material respects with the Data Protection Act 1998, all legislation made under it and any other legislation in every applicable jurisdiction, order, regulation or similar instrument relating to the protection of an individual's personal data or privacy together with all applicable codes of practice and/or guidance issued by or with the approval of the Information Commissioner to the extent that such codes of practice and/or guidance is legally binding on this Group Company.

4.	BOOKS, RECORDS AND RETURNS

4.1	The register of members, minute books, other statutory books and registers and all other records required to be kept by each Group Company under applicable law and regulation:

4.1.1	are in the possession and ownership or under the control of that Group Company;

4.1.2	are up-to-date; and

4.1.3	contain accurate details of the matters which should be dealt with in those books, registers and records in accordance with applicable law and regulation.

4.2	No written claim has been made that any of the books, registers and records referred to in paragraph 4.1 of this part 5 is incorrect or should be rectified.

4.3
All accounts, returns, particulars, resolutions and other documents required by applicable law or regulation to be given or delivered by any Group Company to the registrar of companies or any other governmental, regulatory or other authority of competent jurisdiction have been correctly made up and duly given or delivered on a timely basis.

5.	LITIGATION

5.1
No Group Company is engaged, or has during the period of two years ending on the Signing Date been engaged, in any litigation, arbitration, mediation, conciliation, expert determination, adjudication or other dispute resolution process or criminal or administrative proceedings, whether as claimant or defendant or in any other capacity.

5.2
So far as the Seller is aware, no Group Company is subject to any investigation, inquiry or enforcement proceedings or other process (including any criminal investigation, inquiry, enforcement or other process) by any governmental, administrative, regulatory or law-enforcement body or agency nor is any Group Company in dispute with any such body or agency.  No Group Company has received notice that it is subject to any such investigation, inquiry or enforcement proceedings or other process.

5.3
So far as the Sellers are aware, no officer, agent, employee or other person acting on behalf of a Group Company is, to the extent that it relates to the business or assets of any Group Company, engaged in or subject to any of the matters mentioned in paragraphs 5.1 and 5.2 of this part 5 and, so far as the Sellers are aware, no such matter is pending or threatened against such person.

Part 6 - Contracts

1.	DEFINITIONS

In part 4 and in this part 6 only:

"Current Products" means each product marketed, supplied or made available by any Group Company immediately prior to the Signing Date or any product under development by any Group Company immediately prior to the Signing Date; and

“Customer” means a customer who has an agreement with any Group Company, other than a customer who currently uses a product marketed, supplied or made available by any Group Company pursuant to an agreement relating to the use of such a product on a trial basis exclusively.

2.	MAIN CUSTOMER CONTRACTS

2.1	Copies of each agreement under which any Group Company provides or otherwise makes available Current Products to any Customer is identified in the Disclosure Letter (the "Main Customer Contracts").

2.2
So far as the Sellers are aware, there has been no material breach, whether by a Group Company or otherwise, of any of the Main Customer Contracts and no Group Company has received notice alleging any such breach.  No Group Company has given or received notice terminating any such agreement or that such agreement will not be renewed following expiry of its term.

3.	OTHER MATERIAL AGREEMENTS

3.1
Copies of each material agreement to which a Group Company is a party (other than the Leases, the Main Customer Contracts, the IP Agreements (as defined in part 12 (Intellectual Property) and the IT Agreements (as defined in part 13 (Information Technology)) are identified in the Disclosure Letter.

3.2
So far as the Seller are aware, there has been no breach, whether by a Group Company or otherwise, of any of the agreements required to be disclosed pursuant to paragraph 3.1, and no Group Company has received notice alleging any such breach.  No Group Company has given or received notice in writing terminating any such agreement or that such agreement will not be renewed following expiry of its term.

3.3	No Group Company is a party to any agreement, and no Group Company has submitted an offer or tender which is capable of being converted into an agreement:

3.3.1	which is not in the ordinary course of business or which is not on bona fide arm's length terms;

3.3.2
which involves or may involve obligations, restrictions or expenditure of an onerous nature or (if an agreement other than an agreement relating to the use of a Current Product on a trial basis exclusively) which is or is likely to be loss-making;

3.3.3	which is considered by the Sellers to be incapable of performance in accordance with its terms;

3.3.4	which cannot be terminated by that Group Company on less than 12 months' notice without compensation other than the Main Customer Contracts;

3.3.5	which requires a consideration or other cash expenditure by that Group Company of more than £75,000 in aggregate or £75,000 in any twelve-month period;

3.3.6
under which any right or obligation of any Group Company may be modified in the event of any change in currency exchange rates other than would be typically negotiated in the ordinary course of business;

3.3.7	which limits the ability of any Group Company to carry on its business in any part of the world in such a manner as it thinks fit;

3.3.8	under which any sole or exclusive rights are granted by or to any Group Company;

3.3.9
under which that Group Company is required, as at the date immediately prior to this Signing Date, to supply products, services or rights to any one Customer of which the aggregate sales or licence value (exclusive of VAT, if any) exceeds 5% of that Group Company's turnover for the financial year ending on the Accounts Date;

3.3.10	pursuant to which any Group Company has disposed of any shares or business; or

3.3.11
which is a finance lease, hire purchase, rental or credit sale agreement or which otherwise provides for the purchase of any asset or the right to purchase any asset by way of periodical payment which has not been entered into otherwise than in the ordinary course of business.

3.4	No Group Company is, or has agreed to become, a member of any partnership, joint venture or consortium or a party to any other arrangement for sharing income, profits, losses or expenses.

4.	POWERS OF ATTORNEY AND AUTHORITIES

There are no subsisting powers of attorney given by any Group Company and no other subsisting authorities by which any person may execute any document, enter into any agreement or do or agree to do anything on behalf of any Group Company other than to employees employed by or officers of any Group Company at the Signing Date to enter into routine trading contracts in the normal course of their duties.

5.	GUARANTEES AND INDEMNITIES

The Disclosure Letter identifies complete and accurate details of all outstanding guarantees, security agreements, comfort letters or other analogous or similar agreements relating to the Facilities given by or for the benefit of any Group Company excluding for the avoidance of doubt indemnities provided under contracts.  No claim has been made under any such outstanding guarantee, surety or other analogous or similar agreement given for the benefit of any Group Company, and where such guarantee, surety or analogous or similar agreement has been given by a Group Company, no Group Company has received notice of any such claim.

6.	AGREEMENT WITH AT&T SERVICES, INC.

In respect of the list of issues received by The Fizzback Group Limited from AT&T, Services Inc. on 16 September 2011, so far as the Sellers are aware, as at the Signing Date, The Fizzback Group Limited, is not liable to AT&T Services, Inc. for any financial penalties in connection with, and will in the Seller's reasonable expectations be able to comply with the Response Time Goals set out in section 7 of Appendix B to the agreement between it and AT&T, Services Inc. effective as of 21 November 2010 (as subsequently amended by amendments number 1 and agreement number 20101129.017.A.001, dated 9 September 2011) and, so far as the Sellers are aware, the aforementioned agreement is not terminable by AT&T in relation thereto.

Part 7 - Assets

1.	OWNERSHIP AND POSSESSION OF ASSETS

1.1
All assets used by any Group Company in the course of its business as carried on at the Signing Date (other than any asset held under a finance lease, hire purchase and rental or credit sale agreement) are legally and beneficially owned by that Group Company free from Encumbrances, and no person has claimed to be entitled to an Encumbrance in respect of any such asset.

1.2	All of the tangible assets owned by any Group Company, or which any Group Company has the right to use, are in the possession and ownership or under the control of that Group Company.

2.	VULNERABLE ANTECEDENT TRANSACTIONS

No Group Company has been a party to any transaction pursuant to or as a result of which an asset used by a Group Company in the course of its business and owned by such Group Company is liable to be transferred or re-transferred to another person.

3.	INSURANCE

3.1	The Disclosure Letter identifies all insurance policies maintained by each Group Company.

3.2
Each Group Company maintains, and has at all material times maintained, insurance in respect of all of its assets of an insurable nature against fire, accident, theft and damage in amounts representing their full replacement or reinstatement values, against third party loss (including by way of employer's liability and public liability insurance), loss of profits and all other risks required by applicable law or regulation to be covered by insurance or, so far as the Sellers are aware, normally insured against by companies carrying on the same business.

3.3
All premiums due on the subsisting insurance policies of each Group Company have been duly paid and all other conditions of those policies have been performed and observed and so far as the Sellers are aware there are no circumstances which make any policy void or voidable.

3.4	So far as the Sellers are aware, no Group Company has been refused insurance during the period of three years ending on the Signing Date.

3.5	The subsisting insurance policies of each Group Company will continue in full force and effect notwithstanding sale of the Shares to the Buyer under this Agreement.

3.6
The Disclosure Letter identifies complete and accurate details of all material insurance claims made by any Group Company during the period of two years ending on the Signing Date and, so far as the Sellers are aware, there are no circumstances which would entitle any Group Company to make such a claim or which would be required under any of the policies to be notified to the insurers.

4.	CONDITION AND MAINTENANCE OF OFFICE AND OTHER EQUIPMENT

4.1	All office and other equipment owned or used by each Group Company are in good repair and condition subject to fair wear and tear.

4.2
Maintenance contracts are in full force and effect in respect of all assets of each Group Company which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which any Group Company is obliged to maintain or repair under any finance lease or hire purchase, rental, credit sale or other similar agreement.

5.	CHARGES

There is no existing charge in respect of any Group Company which requires registration under applicable laws.

Part 8 - Environmental Matters

1.	DEFINITIONS

In this part 8:

"Environment" means all or any of the following media: land including (without limitation) land covered with water, the air, including (without limitation) the air within buildings and other natural or man-made structures above or below ground, and any living organisms or systems supported by those media;

"Environmental Laws" means all national or local statutes, codes or other laws or legislation (including but not limited to those of the United States) concerning matters related to pollution or protection of the environment, and all decisions, rules, regulations, ordinances, orders, notices and directives of the European Union and the United Kingdom Parliament and other official bodies having jurisdiction in respect of those matters which:

(i)
have as a purpose or effect the protection or enhancement of the Environment and/or relate to the presence, manufacturing, processing, treatment, keeping, handling, use, possession, supply, receipt, sale, purchase, import, export or transportation of Hazardous Materials or any event, activity, condition or phenomenon which alone or in combination with others is capable of causing harm or damage to property, to human beings or to any other living organism;

(ii)	relate to the release, spillage, deposit, escape, discharge, leak or emission of Hazardous Materials;

(iii)	relate to the control of Waste; or

(iv)	relate to noise, vibration, radiation or common law or statutory nuisance or any other interference with the enjoyment or use of land;

(v)	relate to the use of land or the erection, occupation or use of buildings or other natural or man-made structures above or below ground.

"Hazardous Material" means any Substance or organism which alone or in combination with others is capable of causing harm or damage to property or to human beings or any other living organism or damaging the Environment or public health;

"Health and Safety Laws" means all applicable statutes, (in each case having the force of law) statutory legislation, common law, treaties, regulations, directives, codes of practice and guidance notes concerning the health and safety of those who work for any Group Company whether as employees or otherwise, visit the Properties or are in any way affected by the business activities of any Group Company or by persons engaged in such business activities;

"Substance" means any natural or artificial matter whether in solid or liquid form or in the form of a gas or vapour and for this purpose includes electricity, heat or radioactive emissions;

"Waste" includes any Substance to be disposed of, including any effluent or other surplus Substance arising from the application of any process, and any Substance or article which is broken, worn out, contaminated or otherwise spoiled or unwanted, irrespective of whether it is capable of being recovered or recycled or has any value.

2.	ENVIRONMENTAL LAWS AND PROCEEDINGS

2.1	No Group Company has in the two years prior to the Signing Date received any formal notice of breach of any Environmental Laws.

2.2
No civil, criminal or administrative claim, accusation, allegation or notice of violation, demand, cause of action, abatement or other order (conditional or otherwise) has been made, brought against or served on any Group Company in the two years prior to the Signing Date in respect of any Environmental Laws relating to

2.2.1	the Properties (or any properties formerly owned or occupied by any Group Company); or

2.2.2	the carrying on of the business of any Group Company.

2.3
As far as the Sellers are aware, no court or governmental, administrative or regulatory body or agency has given any notice to any Group Company designating any Property or any property formerly owned or occupied by any Group Company as "contaminated land" within the meaning of the Environmental Protection Act 1990 (as amended).  No such body or agency has given any notice prohibiting, suspending or requiring the halting of all or any part of any activity, keeping or process carried out by any Group Company (whether or not on any of the Properties).  No such body or agency has given any notice requiring any remedial action, repair, improvement, modification or other works to be carried out by any Group Company.  So far as the Sellers are aware, there are no circumstances which might give rise to an entitlement or obligation to give any notice referred to above.

3.	HEALTH AND SAFETY

3.1	No Group Company has in the two years prior to the Signing Date received formal notice of any breach of Health and Safety Laws.

3.2
There are annexed to the Disclosure Letter copies of any current health and safety policy statements, health and safety reports and assessments, audits, records of accidents and reportable diseases, permits, notifications, certificates and records required by Health and Safety Laws in connection with the Group Companies, the business carried on at the Properties or the Properties.

Part 9 – Property

1.	LIABILITIES

1.1	No Group Company has any liability (whether actual, future or contingent) to perform or observe any obligation in respect of any land or buildings formerly owned or occupied by it or related matter.

1.2	No Group Company has any liability as guarantor to perform or observe any obligation in respect of any land or buildings or related matter.

2.	TITLE

2.1	The Properties comprise all the properties owned, occupied or otherwise used by the Group Companies and they are all occupied solely by one or more of the Group Companies.

2.2
Those of the Properties which are occupied or otherwise used by any Group Company in connection with its business are occupied or used by right of ownership or under lease or licence the terms of which permit that occupation or use.

2.3	Each Group Company is the legal and beneficial owner of the Properties, against which its name appears in schedule 6 and has in its possession or control all relevant title deeds and documents.

2.4	The information contained in schedule 6 is accurate in all material respects.

3.	ENCUMBRANCES

3.1	The Properties are free from mortgages, debentures, charges, rent charges, liens or other encumbrances or matters of a materially onerous nature which would materially affect their value.

3.2	The Properties are not subject to outgoings other than business and water rates and, in the case of leasehold properties, rent, insurance premiums and service charges.

3.3
If any disclosure is made in the Disclosure Letter qualifying paragraph 3.1 of this part 9, no member of the Group has received written notice of breach of any such obligation and liability imposed by or arising in relation to any matter so disclosed.

3.4	The Properties are not subject to options, rights of pre-emption or agreements to dispose.

4.	PLANNING MATTERS

In this paragraph "Planning Acts" the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004 and the Planning Act 2008..

4.1
The current use of each of the Properties is the permitted use for the purposes of the Planning Acts and, so far as the Sellers are aware, such use is not limited in duration, personal to any party, subject to any condition as to occupancy or subject to any other adverse or unusual condition.

4.2	No Group Company has received written notice of any failure to comply with:

4.2.1	planning permissions, orders, regulations and consents made under the Planning Acts applicable to the Properties; and

4.2.2	all agreements and obligations controlling or restricting development or the use of land or relating to services or highways, which bind the Properties.

5.	STATUTORY OBLIGATIONS

5.1	No Group Company has received written notice of any failure to comply with applicable statutory and bye-law requirements with respect to the Properties.

5.2	No written notices or complaints have been received by any Group Company from any competent authority or undertaking in relation to the Properties or their use.

6.	ADVERSE ORDERS

6.1	No compulsory purchase notices, orders or resolutions affecting any of the Properties has been received by any Group Company.

6.2	No closing, demolition or clearance orders, enforcement notices or stop notices affecting any of the Properties has been received by any Group Companies.

6.3
There is no outstanding notice, order, demand, direction, resolution, proposal, complaint, requirement or other matter issued or made to any Group Company, by any local or other competent authority, body or person concerning the carrying out of any work (including any work required by reason of the fact that any of the Properties is a listed building), the modification of any planning permission, the discontinuance of any use, any breach of or non-compliance with building and fire regulations or any other matter which would materially adversely affect the value of any Property.

7.	CONDITION OF THE PROPERTIES AND ACCESS, SERVICES AND OTHER FACILITIES

7.1	As far as the Sellers are aware, none of the Properties is affected by, or located in an area particularly susceptible to, flooding, subsidence, settlement, landslip or heave.

7.2
As far as the Sellers are aware, there are no disputes with neighbouring owners or with any other person with respect to boundary walls and fences relating to any of the Properties or with respect to easements or rights over or means of access to any of the Properties or with respect to any other matter relating to the Properties.

7.3
As far as the Sellers are aware, all means of access to and egress from each of the Properties are over roads which have been taken over by the local or other highway authority and which are maintainable at the public expense, and no means of access to the Properties are shared with another person or subject to rights of determination by another person.

7.4
As far as the Sellers are aware each of the Properties enjoys the mains services of water, drainage, electricity, gas and electronic communications and such other rights as are necessary for the enjoyment and use of the Properties for their current use.

7.5
As far as the Sellers are aware no Group Company has received any written notice of actual or proposed interference with the means of access to, or any of the facilities or services necessary for the enjoyment or use of, any of the Properties.

8.	INSURANCE

The Properties are insured against third party and public liabilities to an adequate extent.

9.	LEASEHOLD PROPERTIES

9.1
Each Group Company has paid the rent and no Group Company has received written notice of any breach of the covenants on the part of the tenant and the conditions contained in any of the Leases (which expression in this paragraph 9 includes underleases) under which any of the Properties are held by the relevant Group Company and in any supplemental or collateral documentation.

9.2	The licences, consents and approvals required from the landlords and any superior landlords under the Leases have been obtained.

9.3	No obligation necessary to comply with a written notice properly served or given by the landlord under any Lease is outstanding and unperformed.

9.4	No notice to determine any Lease has been served on or by any Group Company.

9.5
As far as the Sellers are aware, the landlord has observed and performed the covenants on the part of the landlord and the conditions contained in any Leases and supplemental or collateral documentation to such Leases.

Part 10 - Employment

In this part 10:

"EMI" means Enterprise Management Incentives, the UK approved share option arrangement;

"HMRC" means H.M Revenue & Customs;

"ITEPA" means the Income Tax (Earnings and Pensions) Act 2003;

"NICs" means UK National Insurance contributions; and

"UK Optionholders" means any Optionholder who is UK resident for tax purposes.

References in this part 10 to "employees" shall be deemed to include officers and workers.

1.	EMPLOYEES, CONSULTANTS AND TERMS OF EMPLOYMENT OR ENGAGEMENT

1.1
The Disclosure Letter contains accurate details of each person employed or engaged by any Group Company (whether under a contract of service or otherwise) including names, which company employs or engages them, the starting dates of employment, engagement or appointment to office, dates of birth, whether or not the individual is bound by a confidentiality obligation and basic annual salaries or fees and other emoluments (including allowances).  No Group Company has entered into any commitment and no such commitment subsists to employ or engage or to have seconded to it any other person.

1.2
Anonymised copies of all contracts (including all side letters, annexes or other amendments thereto) for each person employed or engaged by any Group Company who is part of the executive management team or the board of directors of any Group Company or who is based outside of the UK are identified in the Disclosure Letter.

1.3
Accurate details of all benefits and other arrangements (whether contractual or discretionary) offered to employees of, or any person engaged by, any Group Company, including without limitation copies of all relevant employee handbooks and policies and copies of standard template contracts are annexed to the Disclosure Letter.

1.4
The Disclosure Letter identifies copies of or full details of any outstanding offer of employment or engagement made to any person by any Group Company, and no person has accepted an offer of employment or engagement by any Group Company who has not yet started their employment or engagement.

1.5
There are no agreements between any Group Company and any trade union or other body representing employees, nor so far as the Sellers are aware, has any Group Company done any act which may be construed as recognition of any trade union or other body, nor have any requests for recognition, or arrangements for collective information and consultation whether under Schedule A1 Trade Union and Labour Relations (Consolidation) Act 1992 as amended, the Information and Consultation of Employee Regulations 2004 or otherwise, been received by any Group Company, nor are there any works councils, staff associations, pre-existing agreements, negotiated agreements and/or other arrangements with employee representatives in place.

1.6
So far as the Sellers are aware, in relation to each person presently employed or engaged by each Group Company (and so far as relevant to each person formerly employed or engaged by any Group Company) each Group Company has:

1.6.1
complied with all obligations imposed on it contractually in each contract of employment or engagement, or by any statute, regulation or code of conduct relevant to the relations between it and any or all of its employees or it and any recognised trade union;

1.6.2	maintained adequate and suitable records regarding the service of each of its employees;

1.6.3	complied with all collective agreements, customs and practices for the time being dealing with relations or the conditions or services of its employees; and

1.6.4	complied with all relevant orders and awards made under any applicable legislation affecting the conditions of service of its employees.

1.7
So far as is applicable to employees based in the UK and so far as the Sellers are aware, each Group Company has complied with all relevant recommendations made by the Advisory Conciliation and Arbitration Service and with all relevant awards and declarations made by the Central Arbitration Committee.

1.8
The Disclosure Letter identifies complete and accurate details of all employees who are on secondment, maternity, paternity, adoption or other leave or absent for more than 10 Business Days due to ill health or for any other reason.

1.9
Copies of all current agreements for the provision of consultancy services or other services of personnel of or to any Group Company and accurate details of the terms applicable to the secondment to or from any Group Company of any person are identified in the Disclosure Letter.

1.10
There are no terms of employment or engagement for any person employed or engaged by any Group Company which provide that a change in control of any Group Company (however change of control may be defined, if at all) shall entitle the employee or person to treat the change of control as amounting to a breach of contract or entitling them to any payment or benefit whatsoever or entitling them to treat themselves as redundant or otherwise dismissed or released from any obligation.

1.11
No Group Company has any obligation to make any payment on redundancy in excess of the statutory redundancy payment, and in the period of 2 years prior to the Signing Date no Group Company has operated any discretionary practice of making any such excess payments.

1.12	No employee of any Group Company is subject to a current disciplinary warning, proceeding or procedure.

1.13
So far as the Sellers are aware, no employee of any Group Company is bound by any restrictive covenant (whether legally binding or not) imposed by any previous employer that restricts such employee from working for such Group Company.

1.14	All employees, officers, workers and consultants are bound by written confidentiality obligations to a Group Company.

2.	BONUS AND PROFIT SHARING SCHEMES

There are no schemes in operation by or in relation to any Group Company under which any employee of any Group Company is entitled to any remuneration calculated by reference to the whole or part of the turnover, profits or sales of any Group Company or to any other form of bonus or commission.

3.	INCENTIVES

3.1
The Scheme and the Sellers' Options are the only share-based incentive schemes or plans operated by any Group Company.  No other company provides any such scheme, plan or arrangement in respect of any Group Company's employees or persons engaged by any Group Company (directly or indirectly as a consultant or otherwise).

3.2	The Optionholders are the only persons who hold any present or future rights to acquire shares in the capital of any Group Company.

3.3	The Scheme and the Sellers' Options have at all times been operated in accordance with their rules or terms and all applicable laws.

3.4	The Scheme and the Sellers' Options were each approved by the Company in accordance with its constitution.

3.5	No claims have arisen or, so far as the Sellers are aware, are expected to arise in respect of the Scheme and the Sellers Options.

3.6
None of the Sellers nor any other shareholder or former shareholder in any Group Company has acquired any shares in any Group Company in breach of any applicable foreign or domestic laws including without limitation securities laws, exchange controls, employment laws and data protection laws.

3.7
No Optionholder has been granted an EMI Option (or EMI Options) under the Scheme where the unrestricted market value of the aggregate shares under such option(s) at the date of grant exceeds £120,000 (or such lower applicable limit as in force at the relevant time).

3.8
The requirements of Schedule 5 of ITEPA were satisfied on grant of each EMI Option and no EMI Options have been amended since grant in such a way as to result in their ceasing to satisfy the requirements of Schedule 5 of ITEPA.

3.9	No "disqualifying event" for the purposes of Chapter 9 of Part 7 of ITEPA has occurred after the grant of any EMI Option in respect of that option.

3.10
The market value of an Ordinary Share in respect of each EMI Option granted under the Scheme was agreed in written form with HMRC prior to the grant of each respective option (on an appropriate basis), with such agreed values continuing to validly apply to the relevant Ordinary Shares at the date of grant of each respective option. The exercise prices of all EMI Options granted under the Scheme are not less than the corresponding market values agreed with HMRC.

3.11	All EMI Options were notified to HMRC within 92 days of their respective dates of grant.

3.12
Each Optionholder has agreed, as a condition of exercise, to either make a payment to the relevant Group Company of an amount equal to the Option Tax Liability or enter into arrangements with that company to secure that such a payment is made. No Optionholder has any contractual entitlement to be reimbursed or otherwise compensated in respect of all or any of the Option Tax Liability.

3.13	Any amendments made to options granted under the Scheme or any other relevant arrangement were made in accordance with the rules of the Scheme or the relevant arrangement (as appropriate).

3.14
No present or former officers, workers, employees or directors of any Group Company have any contractual right to future grants of shares, options or awards under any share-based incentive plan and no Group Company has any obligation (written or oral) to make any contributions to any employee benefit trust or other incentive arrangement.

4.	CHANGES IN REMUNERATION

4.1
During the financial year ending on the Accounts Date and since the Accounts Date or (where employment or engagement or holding of office commenced after the beginning of that period) since the commencement date of the employment or engagement or holding of office:

4.1.1
(other than as required by law) no change has been made in the rate of remuneration or the emoluments or pension benefits of any officer, former officer or member of the executive management team of any Group Company;

4.1.2	no change has been made in the terms of employment or engagement of any officer or senior executive of any Group Company; and

4.1.3	no additional officers or senior executives of any Group Company have been appointed.

4.2
No Group Company is bound or accustomed to pay monies other than in respect of remuneration or emoluments of employment or pension benefits to or for the benefit of any person employed or engaged by a Group Company.

4.3
No amounts due to or in respect of any person employed or engaged, or formerly employed or engaged by any Group Company (including all taxes, National Insurance contributions and pensions contributions and any other levies) are in arrears or unpaid.

4.4
No proposal, assurance or commitment has been communicated to any employee of any Group Company regarding any change to their terms of employment or engagement or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any discretionary arrangement, including but not limited to bonus or profit-sharing arrangements.  No negotiations have commenced for any such matter.

5.	TERMINATION OF CONTRACTS OF EMPLOYMENT OR ENGAGEMENT

5.1
All subsisting contracts of service and all contracts for services with any person to which any Group Company is a party are determinable on three months' notice or less without giving rise to a claim for damages or compensation provided proper procedures are followed and all relevant contractual terms contained in those contracts are complied with, other than a statutory redundancy payment or statutory compensation for unfair dismissal.

5.2	No person employed or engaged by any Group Company:

5.2.1	has given or received a period of notice terminating their employment or engagement which has not yet expired; or

5.2.2
will be entitled to give notice, receive any payment or benefit, treat themselves as redundant or otherwise dismissed, claim for breach of contract or claim to be released from any obligation as a result of the sale of the Shares to the Buyer; or

5.2.3
so far as the Sellers are aware, has indicated an intention to terminate their employment or engagement, or is likely to terminate their employment or engagement as a result of the sale of the Shares to the Buyer.

6.	INDUSTRIAL DISPUTES, EMPLOYEE AND OTHER CLAIMS

6.1
No Group Company is involved in any industrial dispute and, so far as the Seller is aware, no person employed or engaged by any Group Company has indicated or threatened an industrial dispute in the ordinary course of business or as a result of the sale of this Business to the Buyer.

6.2
So far as the Sellers are aware there is no outstanding (and no Group Company has received notice of) any threatened claim, dispute, legal proceeding or grievance against any Group Company by any person who is now (or has been in the last 12 months) employed or engaged by, or an officer of, any Group Company or any dispute between any Group Company and a material number or class of its employees, and no payments are due from any Group Company.  So far as the Sellers are aware, no such claim, dispute, legal proceeding or grievance is threatened.

6.3
So far as the Sellers are aware, no enquiry into or investigation of any Group Company is pending or has been made or (so far as the Sellers are aware) threatened by the Commission for Racial Equality, the Equal Opportunities Commission, the Disability Rights Commission, the Equality and Human Rights Commission, any health and safety enforcement body or any other similar authority, and so far as the Sellers are aware, there are no circumstances which might give rise to any such enquiry or investigation.

6.4	During the year ending on the Signing Date, no Group Company has:

6.4.1	given or been required to give notice of any redundancies to the relevant Secretary of State; or

6.4.2
undertaken consultation with any trade union or employee representatives nor failed to comply with any obligation under Chapter II, Part IV Trade Union and Labour Relations (Consolidation) Act 1992; or

6.4.3
undertaken or been required to undertake consultation with any appropriate representatives under the Transfer of Undertakings (Protection of Employment) Regulations 2006 and/or the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006.

6.5	So far as the Sellers are aware there is no actual (and no Group Company has been notified of a) threatened protected disclosure under section 43A Employment Rights Act 1996.

6.6
So far as notified to any Group Company, no employee of any Group Company is suffering from a condition which impairs their ability to perform their duties and/or which requires or might require any adjustment within the work place pursuant to section 4A Disability Discrimination Act 1995 or section 20 Equality Act 2010.

6.7
Every person employed or engaged by any Group Company has current and appropriate permission to work in the United Kingdom or, where applicable, any other jurisdiction in which they are employed or engaged or may have other statutory rights and/or obligations.

7.	DATA PROTECTION

No subject access requests made to any Group Company pursuant to the Data Protection Act 1998 by any person employed or engaged by any Group Company are outstanding and all Group Companies incorporated in the UK have complied with the provisions of the Data Protection Act 1998 in respect of all data held or processed by them relating to any person employed or engaged by any Group Company in the UK or any person formerly employed or engaged by any Group Company in the UK within the last 6 months.

8.	LOANS TO EMPLOYEES OR WORKERS

No Group Company has made any loan or advance, or provided any other form of financial assistance which remains unpaid or is still outstanding to any person employed or engaged or formerly employed or engaged by any Group Company.

9.	EMPLOYER'S LIABILITY INSURANCE

Each Group Company has adequate employer's liability and public liability insurance cover having regard to the activities carried out by it.  No claims have been made or are contemplated under such insurance policies.

Part 11 – Pensions

1.	DEFINITIONS

In this part 11:

"Relevant Employee" means any employee or director or former employee or former director of any Group Company; and

"Pension Scheme" means the stakeholder pension scheme operated through HSBC.

2.	CURRENT PENSION ARRANGEMENTS

Save for the contributions paid to the personal pension arrangements of certain Relevant Employees and contributions paid to the Pension Scheme no Group Company participates or has participated in any arrangement under which it has or may have any obligation (whether or not legally binding) to provide or contribute to any scheme, agreement or arrangement for the provision of any pension, lump-sum, death, incapacity, sickness, disability, accident or other like benefits (including the payment after leaving the employment of any Group Company of medical expenses) for any Relevant Employee or for the widow, widower, surviving civil partner, child or dependant of any Relevant Employee and no Group Company will enter into any such arrangement before Completion.  No proposal or announcement has been made to any Relevant Employee as to the introduction, continuance, increase, improvement of or the payment of a contribution towards any such benefit described in this paragraph 2 of this part 11.

3.	TUPE TRANSACTIONS

So are as the Sellers are aware, no Relevant Employee is entitled to any enhanced terms as to the payment of pension or retirement benefits if he takes early retirement or is made redundant (or as a result of having taken early retirement or being made redundant) or otherwise in circumstances where the obligation to satisfy such terms has passed to any Group Company by operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981 and/or the Transfer of Undertakings (Protection of Employment) Regulations 2006.

4.	CONTRIBUTIONS

Contributions payable to the personal pension arrangements of certain Relevant Employees and to the Pension Scheme are not paid in arrears and all contributions, insurance premiums, tax and expenses which are payable by each Group Company have been duly paid when due.

5.	DISPUTES

No Group Company is engaged or involved in any proceedings which relate to or are in connection with any pension matters or otherwise in respect of the provision of (or failure to provide) pension, lump-sum, death, ill health, disability or accident benefits by any Group Company whether under the Pension Scheme or otherwise and no such proceedings are pending or (so far as the Sellers are aware) threatened and there are no facts likely to give rise to any such proceedings.

6.	INSURANCE OF DEATH BENEFITS

All death and disability benefits (save for such benefits that are provided by the personal pension arrangements or the Pension Scheme) which may be payable by any Group Company on behalf of any Relevant Employee are fully insured under a policy of insurance, a complete and accurate copy of which is identified in the Disclosure Letter and so far as the Sellers are aware there are no circumstances which might make any such policy void or voidable or result in an increase in premium.

7.	CONTRIBUTION NOTICES/FINANCIAL SUPPORT DIRECTIONS

No contribution notice or financial support direction (within the meaning of sections 38 to 56 Pensions Act 2004) has been issued to any Group Company or anyone connected (within the meaning of section 249 Insolvency Act 1986) with any Group Company or any associate (within the meaning of section 435 Insolvency Act 1986) of any Group Company and as far as the Sellers are aware there are no circumstances or facts which exist under which the Pensions Regulator could impose such notice or direction in the future.

8.	STAKEHOLDER PROVISION

Each Group Company has complied with its obligations under section 3 of the Welfare Reform and Pensions Act 1999.

9.	COMPLIANCE

So far as the Sellers are aware, the Pension Scheme has been designed to comply with, and has been administered in accordance with, all applicable legal and administrative requirements and in compliance with its governing documents.  Each Group Company has complied in all material respects with its obligations under and in respect of the Pension Scheme.

Part 12 - Intellectual Property

1.	DEFINITIONS

In this part 12:

"Applications" means applications for Registered Intellectual Property;

"Business Intellectual Property" means the Intellectual Property which is used or required in connection with the business of any Group Company;

"Intellectual Property" means all intellectual property rights, including (without limitation) patents, petty patents, utility models, Trade Marks, database rights, rights in designs, copyrights and topography rights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights) and all inventions, know-how, trade secrets, techniques and confidential information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term, and together with any renewals or extensions;

"IP Agreements" means the agreements required to be disclosed pursuant to paragraph 4.1 of this part 12;

"Licence" means any licence, permission or consent in respect of the use of any Intellectual Property (including, without limitation, any unwritten and/or informal licensing arrangement) and any arrangement of which any such licence, permission or consent forms part;

"Registered Intellectual Property" means patents, petty patents, utility models, registered copyrights, registered trade marks, domain names, registered designs, and all other registered intellectual or industrial property rights in any part of the world; and

"Trade Marks" means business names, domain names, registered and unregistered trade marks and applications for registration of any of the above.

2.	OWNERSHIP

2.1
One or more of the Group Companies is either the sole legal and beneficial owner free from all Encumbrances of the Business Intellectual Property or have a valid Licence to use the Business Intellectual Property.

2.2
All of the Registered Intellectual Property which is owned by any Group Company and all of the Applications which are proceeding in the name of any Group Company or in the joint names of any Group Company and any other party(ies) are identified in the Disclosure Letter.  The relevant Group Company is the sole legal and beneficial owner of all Registered Intellectual Property and Applications so owned or proceeding and of the goodwill symbolised by the Trade Marks so owned by a Group Company.

2.3
So far as the Seller is aware, there are as at the date immediately preceding the Signing Date no circumstances or matters which have or are likely to have a material adverse effect on any Group Company's ownership of (or its ability to use) or the validity or enforceability of the Business Intellectual Property.

3.	MAINTENANCE

3.1
All documents material to the right, title and interest of any Group Company to the Business Intellectual Property owned by any Group Company and all documents and materials necessary for the prosecution or maintenance (as applicable) of all applications and registrations in relation to the Business Intellectual Property owned by any Group Company form part of the records or materials in the possession and ownership or under the control of the relevant Group Company.

3.2
All application and renewal fees and other costs and charges in relation to the maintenance of all registrations and the prosecution of all applications in relation to the Business Intellectual Property owned by any Group Company have been paid.  There are no outstanding deadlines of any patent, trade mark or other Intellectual Property office or registry anywhere in the world in relation to the Business Intellectual Properties owned by any Group Companies which expire within three months of the Signing Date.

3.3
No Group Company has received an adverse opinion which has resulted in an application being refused or substantially diluted, whether from any registry concerned or from any of its advisers, in relation to any application for registration of Business Intellectual Property.

3.4	A list of all domain names (comprised in the Trade Marks) used by any Group Company are listed in the Disclosure Letter.

4.	DEALINGS AND LICENCES

4.1
All Licences and other agreements relating to Intellectual Property (other than the IT Agreements) to which any Group Company is a party or enjoys rights whether as licensor or licensee are identified in the Disclosure Letter.

4.2
There has been no material breach by a Group Company (or so far as the Sellers are aware, by any third party) of any of the Licences or agreements required to be disclosed pursuant to paragraph 4.1, and no Group Company has received notice alleging any such breach.  No Group Company has given or received notice terminating any such agreement.

5.	INFRINGEMENTS

5.1
So far as the Sellers are aware, no activities, products, services or processes of any Group Company infringe or have infringed any Intellectual Property of a third party or involve or have involved the unlicensed use of a third party's confidential information or give or have given rise to liability to pay compensation.

5.2
So far as the Sellers are aware, no third party has made any unauthorised use or exploitation of any Business Intellectual Property owned by any Group Company or has infringed any Business Intellectual Property owned by any Group Company.  No third party or competent authority has made any claim, challenge or opposition against any Group Company in relation to such Business Intellectual Property.

5.3
No Group Company is subject to any order or injunction or other measure or undertaking imposed by any court or other body of competent jurisdiction in relation to Business Intellectual Property (including, without limitation, any prohibition or restriction on use).

6.	USE OF NAME

No Group Company trades or carries on business under or uses any name or style other than its corporate name or the Trade Marks owned by a Group Company.

7.	CONFIDENTIAL INFORMATION AND KNOW-HOW

7.1
Subject to paragraph 7.2, so far as the Sellers are aware, each Group Company has at all times kept confidential all confidential information and know-how (whether technical, financial or commercial, and including, without limitation, techniques, instruction manuals, formulae, trade secrets) and any other information relating to the business or affairs of that Group Company, the disclosure of which might cause loss or damage to or adversely affect that Group Company.

7.2	No Group Company has disclosed (except in the ordinary course of business and subject to a binding confidentiality agreement) any of its confidential information or know-how.

8.	CREATION OF INTELLECTUAL PROPERTY

All parties (whether individual, partnership or limited company) retained, commissioned, employed or otherwise engaged by any Group Company from time to time (or formerly so engaged) and who, in the course of such engagement created or developed work in which Intellectual Property subsists are bound by agreements with the relevant Group Company whereby all such Intellectual Property vests solely in that Group Company, and all such agreements contain terms which prevent such parties disclosing confidential information and know-how about that Group Company and its business.  No such party has or has any right to (or so far as the Sellers are aware has made any claim to) any right, title or interest in or in respect of such Intellectual Property or to any compensation or remuneration in relation to such Intellectual Property, whether under section 40 Patents Act 1977 (or equivalent legislation in the world) or otherwise.

Part 13 – Information Technology

1.	DEFINITIONS

In this part 13:

"COTS Software" means software the Intellectual Property in which is owned by a third party and which:

(i)           is commercially available off-the-shelf; and

(ii)           is not customised for any Group Company;

"Hardware" means computer hardware or networks;

"IT Agreements" means the agreements required to be disclosed pursuant to paragraph 2.2 of this part 13;

"IT Systems" means Hardware and Software;

"Open Source Code" means any computer code (including, without limitation, any source code components, software applications, plug-ins, scripts or libraries) distributed or made available under any licence or terms:

(i)	approved by the Open Source Initiative, or compliant with the Open Source Initiative "Open Source Definition"; or

(ii)
that require or could require as a condition of use, modification and/or distribution of such software that other software incorporated into, contained in, derived from or distributed with such software be: (i) disclosed, licensed or distributed in source code form; or (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge; or (iv) be licensed under terms that permit reverse engineering;

(iii)	otherwise regarded as open source in nature,

including (without limitation) software code licensed under GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Common Public License, Eclipse Public License, Common Development and Distribution License (CDDL-1.0) Apache License, MIT and BSD License;

"Proprietary Software" means Software the Intellectual Property in which is owned by a Group Company;

"Software" means computer software;

"Software Product" means any Software product or technology distributed, supplied or otherwise made available by a Group Company to third parties in the course of its business; and

"Source Code" means, in relation to any Software, a version of that Software in the language in which it was programmed (including all programmers' comments) together with all related manuals, documentation, working papers, diagrams, charts, data, installation scripts and other information in an accessible and readable format necessary or reasonably desirable to enable a reasonably skilled programmer to understand, modify, correct, maintain, support and replicate the software.

2.	IT SYSTEMS

2.1	Each Group Company either:

2.1.1	owns the IT Systems solely legally and beneficially and free from Encumbrances used by it; or

2.1.2	is permitted to use the IT Systems under a valid and enforceable agreement or agreements to which such Group Company is a party.

2.2
The Disclosure Letter identifies all material agreements relating to the IT Systems used by each Group Company to which a Group Company is a party (including, without limitation, licence, development, maintenance and support, services, security, disaster recovery and escrow agreements).

2.3
There has been no material breach, by a Group Company (or so far as the Sellers are aware, by any counterparty), of any of the agreements referred to in paragraph 2.2, and no Group Company has received notice alleging any such breach.  No Group Company has given or received notice terminating any such agreement.

2.4	No Group Company is provided with any IT Systems by or on behalf of, or makes use of any IT Systems owned by the Sellers.

3.	OPERATION AND MAINTENANCE

3.1	The IT Systems (other than Software Products) used by each Group Company are in good working order and have been properly and regularly maintained.

3.2
No Group Company has suffered a material disruption or interruption to its day to day internal business functions in the 12 months immediately preceding the Signing Date due to any failure or breakdown of the IT Systems (other than the Software Products) used by it (or any part of them).

4.	SOURCE CODE

4.1
Each Group Company has in its possession and control all Source Code relating to all Proprietary Software, and has not disclosed any such Source Code to any third party.  So far as the Sellers are aware, no event has occurred which would require the release of any such Source Code to any party under any escrow arrangement or otherwise.

4.2
In each case where the Source Code relating to any Software (except COTS Software and Open Source Code Software) used by a Group Company is not in the possession and control of such Group Company, such Group Company is a party to valid and enforceable agreement in respect of the deposit of that Source Code in escrow.

5.	OPEN SOURCE CODE

5.1	Save as identified in the Disclosure Letter, no Software contains and no Group Company uses, modifies, distributes, licenses or otherwise makes available any Open Source Code.

5.2	The Disclosure Letter:

5.2.1	identifies each item of Open Source Code incorporated in, linked to, or distributed with, any Software Product or from which any part of any Software Product is derived;

5.2.2	identifies the applicable licence terms for each such item of Open Source Code; and

5.2.3	identifies the Software Product to which each such item of Open Source Code relates.

5.3
The Disclosure Letter identifies each Group Company's policy in relation to the use of Open Source Code.  So far as the Seller is aware, each such policy in force at a relevant time has been complied with since its adoption.

5.4
No Group Company has at any time done anything in relation to any Software used by a Group Company which would require any Group Company or any customer of any Group Company to (i) disclose or otherwise make available such Software as Open Source Code; (ii) disclose or otherwise make available any Source Code relating to such Software; or (iii) permit reverse engineering of such Software, save to the extent that, pursuant to applicable law, such customer or Group Company is not entitled to make such exclusion.

5.5
So far as the Sellers are aware, each Group Company has complied with all its obligations in relation to all applicable Open Source Code licence terms (including, without limitation, all attribution requirements) and no Group Company has been notified of any breach.

SCHEDULE 5

Tax

 Part 1: Tax definitions and interpretation

1.	Tax definitions

In this schedule, the following words and expressions shall have the following meanings, unless the context requires otherwise:

"Accounts Relief”
any Relief which is or has been reflected as an asset in the Working Capital Statement (excluding for the avoidance of doubt any R&D Relief claimed by the Company in respect of the period ended on 31 December 2010);

"Buyer's Tax Group"
the Buyer and each other company or companies (other than the Company) which at any time is or has been treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purposes;

"Buyer’s Relief"
(i) any Accounts Relief; and

(ii) any Relief which is not available on or before the Signing Date which becomes available after the Signing Date as a result of an Event occurring after the Signing Date but on or before Completion which occurs in the ordinary course of the Company's business as carried on at the Signing Date; and

(iii) any Relief which arises in respect of a period commencing after the Completion Date;

"CAA"	the Capital Allowances Act 2001;
"CTA 2009"	the Corporation Tax Act 2009;
"CTA 2010"	the Corporation Tax Act 2010;
"Event"
any act, omission, arrangement, transaction or other event whatsoever (including, without limitation, the entering into this Agreement, Completion, any person ceasing or having ceased to be a member of any group or associated with any other person for any tax purpose, ceasing to trade or carry on one or more trades, any change in the residence of any person, the winding-up or dissolution of any person, the death of any individual, the provision or supply of goods or services to the Company by any person (including the employment of any person by the Company or any person holding an office of the Company) and the provision or the supply of goods or services by the Company to any person);

"Group Relief"
any loss, allowance or other amount eligible for surrender by way of group relief in accordance with the provisions of Part 5 CTA 2010, any advance corporation tax eligible for surrender pursuant to section 240 ICTA (prior to amendment by Finance Act 1998) or any refund of Tax eligible for surrender pursuant to Chapter 4 to Part 22 CTA 2010;

“Option Tax Demand”
a Tax Demand that relates to any Tax Liability that arises as a result of (i) the grant, exercise or other dealing with the Options on or before Completion or (ii) the exercise after Completion, or other dealing with after Completion, of Options which were granted before Completion; not including, in any such case, the granting of any option or similar employee incentive arrangement by any member of the Buyers’ Group in replacement for rights under an Option.;

“ICTA”	the Income and Corporation Taxes Act 1988
"ITEPA"	the Income Tax (Earnings and Pensions) Act 2003;
"PAYE"	the assessment, collection and recovery of income tax in respect of PAYE income (as defined in and pursuant to ITEPA (and previously by ICTA) and the PAYE regulations made thereunder);
"R&D Relief"
any Relief claimed by the Company under part 13 of the Corporation Tax Act 2009, whether by way of additional deduction in calculating its profits subject to corporation tax or an amount payable by way of R&D tax credit;

"Relevant Relief"	the meaning ascribed to it in paragraph 1.1 of part 4;
"Relevant Returns"	the meaning ascribed to it in paragraph 6.1 of part 4;
"Relief"
any loss, relief, exemption, allowance, deduction, credit or set-off in respect of Tax or relevant to the computation of Tax or the computation of income, profits or gains for Tax purposes (including, without limitation and in the United Kingdom, any R&D Relief) and any right to repayment of Tax and:

(a)	any reference to the "use or set-off" of a Relief shall be construed accordingly; and

(b)	any reference to a "right to repayment of Tax" includes any right to repayment supplement or interest or other similar payment in respect of Tax;

"SSCBA"	the Social Security Contributions and Benefits Act 1992;
"Tax" or "Taxation"
all forms of taxation, duties, levies, contributions, charges and imposts imposed in the United Kingdom, Jersey, the United States of America, Australia, China or elsewhere including but not limited to:

(a)	amounts that are required to be withheld or deducted from payments and accounted for in respect of tax;

(b)	social security contributions (including, in the United Kingdom, National Insurance contributions);

(c)	taxes on receipts, sales or value added (including, in the United Kingdom, VAT (including input VAT as defined in section 24 VATA));

(d)	taxes and levies on documents or transactions (including, in the United Kingdom, stamp duty, stamp duty reserve tax and stamp duty land tax); and

(e)	any payment made to a Tax Authority by way of settlement of, or in respect of, a Tax Demand or a Tax Liability of the Company;

and all interest, penalties, charges and fines relating to any of the above (or obligations to make returns or keep records in relation to any of the above) imposed by any Tax Authority;

"Tax Authority"
HM Revenue & Customs and any other authority, body or official (whether in the United Kingdom or elsewhere) competent to assess, demand, impose, administer or collect Tax or any other person who holds any power to raise an amount of inheritance Tax or gift Taxes by sale, mortgage or charge over any assets of or shares in the Company for any Tax purpose;

"Tax Demand"
includes any notice, demand, assessment, letter or other document issued (or any return or other document prepared or to be prepared by or on behalf of the Company) or other action taken by or on behalf of any person including a Tax Authority indicating that the Company or the Buyer has or may have, or will in the future have, a Tax Liability and in respect of which a Tax Claim may be made;

"Tax Liability"	the meaning ascribed to it in paragraph 2.1 of this part;
"TCGA"	the Taxation of Chargeable Gains Act 1992;
"TMA"	the Taxes Management Act 1970; and
"VATA"	the Value Added Tax Act 1994.

2.	Tax interpretation

2.1	In this schedule reference to a "Tax Liability" includes:

2.1.1
a liability to make any actual payment or increased payment of or in respect of Tax (whether or not such liability is a primary liability and whether or not the person so liable has or may have any right of indemnity or reimbursement (statutory or otherwise) against any other person);

2.1.2	the loss, non-availability or reduction in the amount of all or any part of an Accounts Relief;

2.1.3	the use or set off of any Buyer’s Relief to reduce or extinguish an actual Tax Liability under clause 2.1.1 in respect which (but for the use or set off) a valid Tax Claim could have been made;

2.1.4
any mortgage or charge or power to sell, mortgage or charge any of the assets of or shares in the Company resulting from or in consequence of any liability to pay inheritance Tax arising as a result of any Event occurring on or before Completion;

2.1.5
any liability to make a payment for or refund of a payment for Group Relief, or for or in connection with the entering into of a joint election pursuant to the provisions of sections 171A or 179A TCGA, paragraph 66 of schedule 29 Finance Act 2002 or, for accounting periods ending on or after 1 April 2009, section 792 Corporation Tax Act 2009 or in connection with claims pursuant to paragraphs 56 or 57 of schedule 29 Finance Act 2002/sections 777 or 778 Corporation Tax Act 2009 (in each case, other than to another Group Company), in each case where the obligation to make the payment arises from an Event which occurred on or before Completion or the payment in respect of which the refund is made was made on or before Completion and the obligation to make the payment or refund was not reflected as a liability in the Working Capital Statement;

2.1.6
any liability to make a payment or repayment in respect of VAT (including input tax as defined in section 24 VATA) to a member of a group (as defined for the purposes of section 43 VATA) of which the Company was a member prior to Completion (other than to another Group Company); and

2.1.7
any liability to make a payment or repayment in respect of corporation tax to a member of a group of companies (other than to another Group Company) in connection with any arrangements with a Tax Authority pursuant to section 59F TMA (whereby one member of that group may discharge the liability of other members of that group to pay corporation tax), provided that:

2.1.8	in any case falling within paragraphs 2.1.2 or 2.1.3 of this part, the Tax Liability shall be treated as arising in respect of an Event which occurred on or before Completion;

2.1.9
in any case falling within paragraphs 2.1.2 or 2.1.3 of this part where the Relief lost, used or set off would have operated as a deduction from gross income, profits or gains, the Tax Liability shall be treated as being equal to:

2.1.9.1	where the Relief is lost not available or reduced, the amount of Tax which would have been saved but for such loss, non availability or reduction; and

2.1.9.2	where the Relief has been used or set off, the amount of Tax which has been saved in consequence of the use or set off;

2.1.10	in any other case falling within paragraphs 2.1.2 or 2.1.3 of this part, the Tax Liability shall be treated as being equal to the amount of the Relief that is used or set off ;

2.1.11
in any case falling within paragraph 2.1.4 of this part, the Tax Liability shall be treated as being equal to the amount of inheritance tax which is or is liable to be paid out of the proceeds of enforcement or exercise of the mortgage, charge or power of sale; and

2.1.12	in any case falling within paragraphs 2.1.5, 2.1.6, 2.1.7 of this part, the Tax Liability shall be treated as being equal to the amount required to be paid or repaid.

2.2	In interpreting and applying this schedule:

2.2.1	references to a part are references to one of parts 1 to 4 of this schedule;

2.2.2	references in this schedule to the Company are to the Company and also (unless the context requires otherwise) to each other Group Company;

2.2.3
any reference to any Event occurring or to anything being the case includes any Event which is deemed as a matter of law to occur or be the case for Tax purposes or by reference to which Tax is calculated or imposed;

2.2.4
any reference to income, profits or gains earned, accrued or received or having arisen includes income, profits or gains deemed as a matter of law to be or treated as earned, accrued or received or as having arisen for any Tax purposes;

2.2.5
any reference to any form of Tax, Relief, legislation, law or legal concept which exists in the United Kingdom includes a reference to any equivalent or substantially equivalent Tax, Relief, legislation, law or legal concept in any other relevant country or jurisdiction;

2.2.6
any stamp duty which is charged or chargeable on any document (or in the case of a document which is outside the United Kingdom would be so charged or chargeable if the document was in the United Kingdom) which is necessary to incur or is incurred to:

2.2.6.1	establish or register the title of the Company to any asset;

2.2.6.2	prove to a Tax Authority any expenditure incurred by the Company; or

2.2.6.3	enable the Company or the Buyer to produce the relevant document in evidence in any civil proceedings,

and any interest, fine or penalty relating to such stamp duty, will be deemed to be a liability of the Company to make an actual payment of Tax;

2.2.7
in determining (in connection with an inheritance tax liability) whether a charge on or power to sell, mortgage or charge any of the assets of or shares in the Company exists at any time and in determining the amount of the Tax Liability arising, the fact that any inheritance tax is not yet payable or may be paid by instalments shall be disregarded and such inheritance tax shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises;

2.2.8	the provisions of section 213 Inheritance Tax Act 1984 shall not apply to any payments falling to be made pursuant to a Tax Claim;

2.2.9
any reference to the last date on which a payment of Tax can be made shall be interpreted as meaning the last date on which a payment in respect of Tax can be made to the appropriate Tax Authority without incurring a liability to interest or a possible charge or penalty in respect of late payment of such Tax;

2.2.10
for the purposes of computing any liability under this schedule in connection with the accounting period of the Company current at Completion, to the extent it is necessary to determine when any income, profits, expenses or losses accrued for Tax purposes and whether such amounts accrued before or after the Completion Date, such accrual shall be made on a time apportioned basis, save in each case where to do so would be manifestly unfair as between the parties; and

2.2.11	any reference to an Event occurring "in the ordinary course of the Company's business" in this schedule shall, without limitation, not include:

2.2.11.1
any transaction or arrangement or series of transactions or arrangements which is not entered into on arm's length terms but only to the extent that the consequences of any transaction or arrangement or series of transactions differ from the consequences that would have arisen had such transaction or arrangement or series of transactions been entered into at arm’s length;

2.2.11.2
any transaction or arrangement or series of transactions or arrangements which relate to or involve any company becoming or ceasing to be treated as a member of a group of companies or becoming or ceasing to be associated or connected with any other person for Tax purposes;

2.2.11.3	anything which involves, or leads directly or indirectly to, the receipt by a Company of any Tax Demand in respect of any Tax Liability of, or properly attributable to, another person;

2.2.11.4	any failure by the Company to deduct or account for Tax on or before the due date for payment of such Tax;

2.2.11.5	any Event which gives rise to any fine, penalty, surcharge, interest or other imposition relating to Tax;

2.2.11.6
anything which relates to or involves the making of a distribution for Tax purposes, the creation, issue, cancellation or reorganisation of share or loan capital, or the creation, cancellation or repayment of any intra-group debt, including for the avoidance of doubt, the exercise of any options over shares in the capital of the Company;

2.2.11.7
any transaction or arrangement or series of transactions or arrangements which include any step or steps having no commercial or business purpose other than the reduction, avoidance or deferral of a Tax Liability or which have, as their main or one of their main purposes, the obtaining of a Tax advantage or in respect of which any person may have a disclosure obligation under Part 7 Finance Act 2004 or Schedule 11A VATA and associated regulations;

2.2.11.8	the Company becoming or ceasing to be resident in any jurisdiction for Tax purposes;

2.2.11.9
any Event which gives rise to a Tax Liability in respect of deemed (as opposed to actual) income, profits or gains but only to the extent that the Tax Liability in respect of deemed profits is greater than the Tax Liability in respect of actual income, profits or gains; or

2.2.11.10	the sale of the Shares pursuant to this Agreement and the payment of the Consideration.

Part 2: Tax Warranties

1.	Payments of Tax

The Company:

1.1	has duly and punctually paid all Tax which it has become liable to pay;

1.2
has duly deducted, withheld or collected for payment (as appropriate) all Tax due to have been deducted, withheld or collected for payment (including, without limitation, all Tax due to have been deducted, withheld or collected from any payment (or deemed payment) made to an employee (or deemed to be made to an employee) of the Company) and has accounted for or paid all such Tax to the relevant Tax Authority; and

1.3
is not, and has not at any time within the last three years been, liable to pay any interest, penalty or surcharge in respect of any unpaid Tax or as a result of a default in respect of any Tax matter or has otherwise been subject to the operation of any penal provision under any enactment relating to Tax.

2.	Tax returns

All returns, computations, information, accounts, notices and forms which are or have been required to be made or given by the Company for any Tax purposes have been made or given both within the requisite periods and on a proper basis and were when made true and accurate in all material respects and none of them is, or as far as the Sellers are aware is likely to be, the subject of any enquiry, query or dispute with HM Revenue & Customs or other Tax Authority.

3.	Compliance

The Company has complied at all times with all statutory requirements, regulations, notices, orders, directions and conditions relating to all relevant Taxes, including the terms of any agreement made with HM Revenue & Customs or any other relevant Tax Authority.  The Company has obtained, maintained and preserved complete, accurate and up to date records as required for all Tax purposes.

4.	Tax records

The Company has all necessary records as it is required to keep to calculate any Tax Liability or Relief or otherwise to determine the Tax consequences that would arise on the disposal or on the realisation of each asset owned by it at the Accounts Date, or acquired since the Accounts Date but before Completion.

5.	Tax disputes

The Company is not, nor has it been at any time within the last three years, involved in any dispute with or investigation, audit or discovery by any Tax Authority or any enquiry into any Tax Return and so far as the Sellers are aware no such dispute, investigation, audit, discovery or enquiry is pending, planned, threatened or likely to arise.

6.	Provisions in Accounts

Proper provision has been made and shown in the Accounts for taxation including deferred taxation in accordance with generally accepted accounting principles.

7.	Position since the Accounts Date

7.1	In respect of the period starting immediately after the Accounts Date, the Company has no liabilities for Tax other than:

7.1.1	corporation tax payable in respect of normal trading profits;

7.1.2
income tax payable pursuant to PAYE and national insurance contributions, in each case, payable in respect of amounts that the Company is contractually obliged to pay to its employees and directors; and

7.1.3	VAT on supplies of goods and services made by the Company in the ordinary course of its business.

7.2	No accounting period of the Company for corporation tax purposes has ended, and the Company has not made any distribution since the Accounts Date.

8.	Secondary Liabilities

The Company is not, and so far as the Sellers are aware is not likely to become, liable to pay, or make reimbursement or indemnity in respect of, any Tax (or amounts corresponding to Tax) in consequence of the failure by any other person to discharge that Tax within any specified period or otherwise or in relation to any indemnity or tax equalisation agreement provided to James Harkin in connection with his secondment to carry out employment duties in Australia.

9.	Special Arrangements

No Tax Authority has agreed to operate any special arrangement (being an arrangement not based on a proper application of the relevant legislation) in relation to the affairs of the Company.

10.	Corporation Tax Instalments

The Company is not liable to pay corporation tax in accordance with the provisions of the Corporation Tax (Instalment Payments) Regulations 1998.

11.	Clearances and consents

All clearances and consents obtained by the Company from any Tax Authority have been disclosed in the Disclosure Letter and were based on full and accurate disclosure of all the facts and circumstances material to the decision of the Tax Authority.  The Company has complied in all material respects with any conditions to which any such consents or clearances are subject and has not taken any action which might alter, prejudice or in any way disturb any such consent or clearance, nor will anything done pursuant to this Agreement have such an effect, in each case including in particular in relation to the clearances given pursuant to section 138 TCGA and section 701 ITA on 1 April 2010 and section 77 Finance Act 1986 on 12 July 2011.

12.	Close Companies

12.1	The Company has not been treated as making a distribution within section 1064 CTA 2010 (payments, etc. to participators and associates).

12.2
No loan or advance or debt within section 455 and 457 CTA 2010 (loans to participators etc.) or section 460 CTA 2010 (loans treated as made by controlled company) has been (or has been treated as having been) incurred, made or agreed to be made by the Company, and the Company has not since the Accounts Date released or written off the whole or part of the debt in respect of any such loan or advance.

13.	Inheritance Tax

13.1
The Company is not liable, to be assessed to inheritance tax or any other Taxation as donor or donee of any gift, or transferor or transferee of value and as far as the Sellers are aware there are no other circumstances by reason of which any liability in respect of inheritance tax has arisen or could arise for the Company or any charge in relation to unpaid inheritance tax has arisen or could arise in respect of the assets of the Company or the Shares.

14.	Residence and presence outside its jurisdiction of incorporation

The Company is not, never has been and will not be at Completion resident for any purpose in any jurisdiction other than its jurisdiction of incorporation and does not have, has never had and will not have at Completion any branch, office, permanent establishment or other taxable presence in any other jurisdiction.

15.	Employment related securities

15.1
In relation to all employment-related securities (as defined in section 421B(8) ITEPA) and in relation to which the Company is, has been or will be the employer (as defined in section 421B(8) ITEPA)) which have been acquired since 15 April 2003, each relevant employee has entered into an election pursuant to section 431(1) ITEPA in the form approved by HMRC within 14 days of the acquisition of the employment-related securities (by him or any other person).

15.2
Save as provided for in the Working Capital Statement, the Company does not have and will not at Completion have any liability to account for PAYE and/or NICs in relation to any employment-related securities or employment-related securities options (as defined in Part 7 ITEPA) which were or will be acquired or granted on or before Completion.

16.	Groups

The Company is not and has never been a member of a group of companies for any Tax purpose, other than a group of companies comprising only the Group Companies.

17.	Loan Relationships

All interest, discounts and premiums payable by the Company in respect of its loan relationships within the meaning of Chapter 2 Part 5 CTA 2009 (Loan Relationships) are capable of being brought into account by the Company as a debit for the purposes of that Chapter and to the extent that they are from time to time recognised in the Company's accounts (assuming that the accounting policies and methods adopted for the purpose of the Accounts continue to be so adopted).

18.	Transfer pricing

The Company has not been required to make any adjustments pursuant to Part 4 TIOPA (or equivalent legislation or legal principles in any other jurisdiction) to provisions in calculating its profit for any Tax purposes.

19.	Research and Development

All claims for R&D Relief were valid when made and reasonable details of all such claims from the year ending 31 December 2006 to the year ending 31 December 2010 are set out in the Disclosure Letter.

20.	Stamp Duty

20.1
All documents in the possession of the Company or to the production of which it is entitled and which attract stamp or transfer duty in the United Kingdom or elsewhere have been properly stamped.  The Company does not own any interest in UK land or buildings which is evidenced by an uncompleted contract.

20.2	The Shares of Fizzback Group (Holdings) Limited are not registered on a register which is, or will at Completion be, kept in the United Kingdom on behalf of Fizzback Group (Holdings) Limited.

21.	Tax avoidance

The Company has not entered into any transaction or series of transactions, scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance or reduction of a Taxation liability or for which there was no commercial purpose.

22.	VAT

22.1
The Company is a taxable person registered for the purposes of VAT and its registration is not subject to any conditions imposed by or agreed with HM Revenue & Customs or any other relevant Tax Authority and the Company has complied in all respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT.

22.2	The Company:

22.2.1	has not agreed any special method of attributing, accounting or otherwise in relation to VAT with HM Revenue & Customs;

22.2.2	does not own any capital items which are subject to Part XV of the Value Added Tax Regulations 1995; and

22.2.3
does not own any land or buildings (including any interest in or right over any land or buildings) in respect of which it or a relevant associate (within the meaning of paragraph 3 of Schedule 10 to VATA (Land and Buildings)) of it has exercised an option to tax pursuant to paragraph 2 Schedule 10 VATA.

23.	Non UK Taxes

Without prejudice to the provisions of paragraph 2.2.5 of part 1, paragraphs 1 to 22 of this part shall apply with adaptation if necessary in relation to Tax outside the United Kingdom and accordingly any reference in those paragraphs to any form of Tax or Relief or any statutory provision relating to Tax in the United Kingdom shall be deemed to include a reference to the equivalent or substantially equivalent form of Tax or Relief or statutory provision relating to Tax in any other relevant taxing jurisdiction.

Part 3: Tax Covenant

1.	Covenant to pay

1.1
Subject as provided in this schedule, the Sellers covenant with the Buyer to pay to the Buyer an amount equal to any Tax Liability of the Company arising from or in consequence of any of the following:

1.1.1	any Event which occurred on or before Completion; or

1.1.2	any income, profits or gains which were earned, accrued or received or which arose on or before Completion; or

1.1.3	a failure to discharge Tax by any company (other than another Group Company):

1.1.3.1
which has at any time (whether before or after Completion) been a member of a group (as defined for any relevant Tax purposes) of which the Company has at any time prior to Completion been a member; or

1.1.3.2
which is or has at any time (whether before or after Completion) been under the control of the Sellers or any person or persons that directly or indirectly controlled the Company prior to Completion; or

1.1.3.3	with which the Company has otherwise been connected for tax purposes at any time prior to Completion; or

1.1.4
any person other than the Company, the Buyer or any person who controls, or is controlled by, the Buyer ("control" having the meaning ascribed to it in section 1124 CTA 2010) making a payment after Completion (otherwise than where directed to do so by, or with the express written agreement of, the Buyer or (after Completion) the Company following disclosure by the Sellers of all material facts) to any person to the extent that, and in circumstances where, such payment constitutes remuneration for acts undertaken for, or services rendered to, the Company by any current or former officer or employee of the Company during any period ending on or before Completion; or

1.1.5
any securities options, securities or interests in securities (each as defined in chapter 2 to 5 inclusive of Part 7 ITEPA), being securities issued by the Company or options over or interests in such securities, issued or granted by the Company, in each case on or before Completion, including without limitation any Tax Liabilities arising in relation to the payment of the Consideration pursuant to this Agreement and/or any failure to deduct or account to a relevant Tax Authority for income tax and/or National Insurance contributions via the PAYE system in relation to such payment; or

1.1.6	the failure or delay of any person to reimburse any amount in respect of income tax arising in connection with the circumstances described in paragraph 1.1.5 of this part.

1.2
Without prejudice to the provisions of paragraph 1.1 of this part and subject as provided in this schedule, the Sellers covenant with the Buyer to pay to the Buyer an amount equal to any Tax Liability of the Company where such Tax Liability relates to an amount of inheritance tax (save that any such Tax Liability of the Buyer must arise in connection with the shares in the Company) where the transfer of value (or deemed transfer of value) to which the inheritance tax liability relates occurred (or was deemed to occur) on or prior to Completion (whether or not such liability arises from the death of any person or the failure by any person to pay inheritance tax after Completion or otherwise).

1.3
Without prejudice to the provisions of paragraph 1.1 or 1.2 of this part and subject as provided in this schedule, the Sellers covenant  with the Buyer to pay to the Buyer an amount equal to any amount which the Company is required by law to repay to any Tax Authority at any time in respect of any R&D tax credit claimed by the Company on or before Completion pursuant to part 13 of Corporation Tax Act 2009 (or any preceding legislation) solely in respect of any period ending on or before 31 December 2009.

1.4
Without prejudice to the provisions of paragraph 1.1 to 1.3 of this part and subject as provided in this schedule, the Sellers covenant with the Buyer to pay to the Buyer an amount equal to any Tax Liability of the Company arising from or in consequence of any of the consideration for the sale of the Shares being subject to income tax (accountable via PAYE) or National Insurance contributions.

1.5
Without prejudice to the provisions of paragraphs 1.1 to 1.4 of this part and subject as provided in this schedule, the Sellers covenant with the Buyer to pay to the Buyer an amount equal to any reasonable costs and expenses properly incurred and payable (including VAT but only to the extent that it is irrecoverable by the Buyer or the Company) by the Buyer or the Company in connection with or in consequence of any successful Tax Claim.

2.	General

Any payment made by the Sellers to the Buyer pursuant to this schedule shall, so far as possible, be a reduction in or refund of the consideration payable or paid by the Buyer to the Sellers pursuant to this Agreement to the extent permissible by law.

Part 4: Miscellaneous: including exclusions and limitations, conduct of claims and payments

1.	Corresponding benefit

1.1
The provisions of paragraph 1.2 of this part shall apply where a Tax Liability of the Company or the Event giving rise to such Tax Liability has resulted in a Relief which would not otherwise have arisen (the "Relevant Relief") and the Sellers have made a payment to the Buyer in respect of such Tax Liability pursuant to a Tax Claim.

1.2	Where this paragraph 1.2 applies, then five Business Days after the later of:

1.2.1	the Company utilising the Relevant Relief; and

1.2.2	the auditors for the time being of the Company certifying (at the request and cost of the Sellers) the existence and quantum of the Relevant Relief an amount equivalent to the lesser of:

1.2.3
the amount of Tax which the Company would have been liable to pay but for the utilisation of the Relevant Relief (less an amount equal to the reasonable costs and expenses properly incurred by the Buyer or the Company in obtaining the Relevant Relief); and

1.2.4	the amount paid by the Sellers to the Buyer in respect of the Tax Liability to which the Relevant Relief relates,

shall first be set off against any payment then due from the Sellers pursuant to a Tax Claim and secondly, to the extent that there is an excess, be paid to the Sellers save to the extent that any amount paid by the Sellers in respect of the Tax Liability in question has previously been refunded under any provision of this Agreement.

1.3
For the purposes of paragraph 1.2 of this part, the Company shall be regarded as utilising a Relevant Relief on the last date upon which the Company would have been obliged to make an actual payment of Tax (which it would otherwise have had to have paid but for the Relevant Relief) or, in the case of a Relevant Relief consisting of a right to repayment of Tax, the date on which the Company receives cleared funds in respect of such repayment.

1.4
Nothing in paragraph 1 of this part shall oblige the Company to utilise a Relevant Relief in priority to any other Relief then available to it or to maximise the amount of any Relevant Relief and the Company shall for the purposes of this paragraph be deemed to use all other Reliefs then available to it, as permitted by law, as though the Relevant Relief did not exist and in priority to the Relevant Relief in determining when the Relevant Relief is utilised but, subject to the above, the Company shall use its reasonable endeavours to utilise and maximise the Relevant Relief.

1.5	The Buyer shall notify the Sellers of the existence of any Relevant Relief as soon as reasonably practicable after becoming aware of it.

2.	Third party recovery

2.1	If the Sellers have paid an amount to the Buyer in discharge of a liability which has arisen in respect of a Tax Liability pursuant to a Tax Claim and the Company or the Buyer has:

2.1.1	received a payment or obtained a reimbursement, refund, credit or set-off from any person (other than the Buyer or the Company) in respect of the Tax Liability; or

2.1.2	(whether by operation of law, contract or otherwise) a right of reimbursement or refund against any other person or persons (other than the Buyer or the Company) in respect of the Tax Liability,

the Buyer shall:

2.1.3	notify the Sellers' Representatives as soon as reasonably practicable; and

2.1.4
in the case of a right of reimbursement or refund, if so requested in writing by the Sellers' Representatives, and if the Sellers indemnify the Buyer to the Buyer's reasonable satisfaction against all reasonable costs and expenses, and any  additional Tax Liability of the Buyer or the Company arising as a result of any action taken pursuant to this paragraph 2 of this part, procure that the Company shall take reasonable steps to enforce the right, keeping the Sellers' Representatives reasonably informed of any progress.

2.2
Where paragraph 2.1 of this part applies and the Buyer or the Company has received or receives an amount from a third party in respect of the Tax Liability in question, an amount equal to the lesser of:

2.2.1	the amount paid by the Sellers pursuant to the Tax Claim in respect of the Tax Liability in question; and

2.2.2
the amount received by the Buyer or the Company from the third party (less any costs and expenses reasonably and properly incurred by the Buyer or Company in obtaining such amount from such third party and any Tax which the Company or the Buyer is liable to pay in respect of such amount received), shall first be set off against any payment then due from the Sellers pursuant to a Tax Claim and secondly, to the extent that there is an excess, be paid to the Sellers (save to the extent that any amount paid by the Sellers in respect of the Tax Liability in question has previously been refunded under any provision of this Agreement).

3.	Grossing up of payments

3.1
All amounts payable by the Sellers to the Buyer pursuant to a Tax Claim or a Warranty Claim or a claim under the Option Indemnity or a claim made under clause 8 of the Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by any applicable law.

3.2
If any deduction or withholding of or in respect of Tax is required by law to be made from any amount payable pursuant to a Tax Claim or a Warranty Claim or a claim under the Option Indemnity or a claim made under clause 8 of the Agreement, the party making the payment (the “Payer”) shall pay to the recipient of the payment (the “Recipient”)  such an amount as will, after the deduction or withholding has been made, leave the Recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if and to the extent that the Recipient obtains and utilises any Relief (including any credit) as a result of the relevant deduction or withholding, the Recipient shall repay to the Payer such amount as the Recipient shall, in its discretion but acting in good faith, determine will leave the Recipient in the position it would have been in, in the absence of such deduction or withholding.

3.3
If any amount paid to the Buyer pursuant to a Tax Claim or a Warranty Claim or a claim under the Option Indemnity or a claim made under clause 8 of the Agreement is or will be chargeable to Tax (other than payments of interest due under either paragraph 4 of this schedule or clause 12.5 of the Agreement), the Sellers shall pay such increased amount as will, after payment of the Tax, leave the Buyer with the same amount that would otherwise have been payable if Tax had not been so chargeable and for these purposes an amount shall be regarded as chargeable to Tax in circumstances where it would have been so chargeable but for the use or set off of a Relief available to the Buyer.

3.4
Any amount payable under this paragraph 3 (whether to the Buyer or an assignee or transferee of the Buyer or to the Company),  shall not exceed the liability that the Sellers would have had had payment been made to the Buyer assuming, if it is not the case, that it is a company incorporated in and resident for Tax purposes in and only in Israel.

4.	Due date for payment

4.1
Where the Sellers become liable to make any payment pursuant to a Tax Claim, the due date for the making of the payment shall be on the date falling ten (10) Business Days after service by the Buyer of a written notice of a Tax Claim demanding payment of a determinable amount and together with details of the bank account to which payment should be made, or where the following provisions apply, the later of that date and:

4.1.1
where the payment relates to a liability of the Company to make an actual payment of Tax, the fifth (5th) Business Day prior to the last date on which that payment of Tax can be made to the Taxing Authority concerned in order to avoid incurring a liability to interest or a charge or penalty in respect of such Taxation;

4.1.2	where the payment relates to the loss of a right to receive a payment in respect of, or repayment of, Tax, the date on which the payment or repayment would otherwise have become due;

4.1.3
where the payment relates to the loss of a Relief (other than a right to a payment in respect of, or repayment of, Tax), the fifth (5th) Business Day prior to the date on which a payment of Tax is due to be paid by the Company which would not have been due had that Relief not been lost; and

4.1.4
where the payment relates to the use or set off of a Relief, the fifth (5th) Business Day prior to the last date on which the Company would have been liable to make a payment of Tax but for such use or set.

4.2
If any payment required to be made by the Sellers pursuant to a Tax Claim is not made by the due date the provisions of clause 12.5 of the Agreement shall apply to such payment, provided that the amount payable under this paragraph 4.2 shall be reduced to the extent that the Sellers have made a payment to the Buyer under paragraph 1.4 of part 3 in respect of, and to compensate the Buyer for, late payment of the amount due under any Tax Claim.

5.	Conduct of Tax Demands

5.1
If any Tax Demand or an Option Tax Demand is received by or comes to the notice of the Buyer or the Company the Buyer shall, as soon as reasonably practicable, give or procure to be given to the Sellers' Representatives written notice of the Tax Demand or Option Tax Demand provided that the giving of such notice shall not be a condition precedent to the liability of the Sellers under this schedule in respect of the Tax Liability concerned or otherwise.  If any Tax Demand or Option Tax Demand is received by or comes to the notice of the Sellers, the Sellers shall, as soon as reasonably practicable, give the Buyer notice of the Tax Demand or Option Tax Demand. Each such notice shall be accompanied by a copy of the Tax Demand or Option Tax Demand (if made in writing) and such additional information (if any) as required to be given pursuant to paragraph 3 of Schedule 8.

5.2
Subject to paragraph 5.3, if so requested in writing by the Sellers' Representatives, and if the Sellers indemnify the Buyer to the Buyer's reasonable satisfaction against any additional Tax Liability (including, without limitation, any Tax which has to be paid before a Tax Demand can be appealed) and all reasonable costs and expenses which the Buyer or the Company may incur as a result of any action taken pursuant to paragraph 5 of this part, the Sellers shall be entitled to direct that the Buyer take, or procure that the Company shall take, such action and give such information and assistance in connection with the Company's Tax affairs as the Sellers' Representatives may reasonably and promptly request to dispute, resist, appeal or compromise the Tax Liability provided that:

5.2.1
the Buyer shall not be required to delegate or procure that the Company delegate the conduct of such action to the Sellers or any agent or professional adviser of the Sellers unless the Tax Demand is an Option Tax Demand;

5.2.2
the Buyer shall not be required to make or procure that the Company make a formal appeal in respect of a Tax Demand or Option Tax Demand made by a Tax Authority to any tribunal, court, appellate body or judicial authority above the first level Tribunal  unless the Sellers, at their own expense and after disclosure of all relevant information and documents, obtain and deliver to the Buyer an opinion from appropriate counsel, who has been approved for the purpose by the Buyer (such approval not to be unreasonably withheld or delayed) and who has specialised in relevant Tax matters for a minimum of seven years, that the appeal will, on the balance of probabilities, be successful

5.2.3
the Buyer shall or shall procure that the Company shall keep the Sellers' Representatives informed as to all material developments of such action and provide the Sellers' Representatives with copies of all material correspondence with any Tax Authority relating to the relevant Tax Liability (where conduct of the Tax Demand is not delegated pursuant to paragraph 5.2.1 and the Sellers shall fulfil the equivalent obligations where conduct of an Option Tax Demand has been delegated pursuant to paragraph 5.2.1);

5.2.4
the Buyer shall not be required to make or procure that the Company makes (and to the extent conduct has been delegated the Sellers shall not make) any settlement or compromise of the relevant Tax Liability or takes any action which is likely to materially adversely affect any future Tax Liability of the Company, provided that this paragraph 5.2.4 shall apply to the settlement of an Option Tax Demand only to the extent that the matter in dispute is or relates to the market value of the Shares at the date of the grant of any Option; and

5.2.5
no material written communication pertaining to the Tax Demand or an Option Tax Demand shall be sent to the relevant Tax Authority without the prior written approval of the Sellers' Representatives (where conduct has not been delegated, and of the Buyer where conduct has been delegated) (such approval in each case not to be unreasonably withheld or delayed), provided that this paragraph 5.2.5 shall apply to communications pertaining to an Option Tax Demand only to the extent that such communications relates to the market value of the Shares at the date of the grant of any Option;

5.3
The Buyer or the Company shall, without reference to the Sellers, be entitled to admit, compromise, settle, discharge or otherwise deal with a Tax Demand on such terms as it may, in its absolute discretion, think fit and without prejudice to any right or remedy under this schedule or this Agreement:

5.3.1	if the Sellers' Representatives have not made the request and provided the indemnity referred to in paragraph 5.2 by the earlier of the following dates:

5.3.1.1	the date being twenty Business Days after the date on which notice of the Tax Demand was given pursuant to paragraph 5.1 of this part; and

5.3.1.2
the date being five Business Days prior to the last date on which an appeal may be made against the Tax Liability to which the Tax Demand relates provided that the Sellers' Representatives have had notice of the Tax Demand not less than twenty Business Days prior to such last date;

5.3.2	if written notice is served on the Company or the Buyer by the Sellers' Representatives to the effect that they consider that the Tax Demand should no longer be resisted;

5.3.3
upon the expiry of any period prescribed by applicable legislation for the making of an appeal against either the Tax Demand in question or the decision of any court or tribunal in respect of any such Tax Demand, as the case may be; or

5.3.4
if a Tax Authority reasonably alleges that while the Company was under the control of the Sellers there was any act or failure to act by the Company or the Sellers in connection with the Tax Liability to which the Tax Demand relates which constitutes fraud; or

5.3.5
if any action or other step is taken or legal proceedings are started to put any of the Sellers into liquidation, administration or receivership/bankruptcy or appoint an interim receiver pursuant to section 286 Insolvency Act 1986 or to enter into arrangements with their creditors pursuant to part I/VIII Insolvency Act 1986.

6.	Filing of Tax returns

6.1
Subject to paragraph 6.4, the Sellers (or their duly authorised agents) shall at their own expense, as soon as reasonably practicable after Completion, prepare the Company's corporation tax returns for accounting periods ended on or prior to Completion ("Relevant Returns").  The Sellers shall submit the Relevant Returns in draft form to the Buyer or its duly authorised agents for comment where the Relevant Return has not been submitted to the Tax Authority on or before Completion.  The Buyer or its duly authorised agents shall comment within fifteen Business Days of such submission to it and the Sellers shall adopt all such comments which are reasonable in the circumstances.

6.2
Subject to paragraph 6.4, the Sellers shall, at their own expense, deal with all matters and correspondence relating to the Relevant Returns provided that no material communication (written or otherwise) shall be sent or made to a Tax Authority without first having been approved by the Buyer (such approval not to be unreasonably withheld or delayed) and the Sellers shall not unreasonably refuse to adopt or delay in adopting any reasonable comments made by the Buyer in relation to such communication.

6.3
The Buyer shall procure that the Company shall provide the Sellers with such reasonable assistance as is reasonably necessary for the Relevant Returns to be prepared, and for the Sellers to deal with all matters and correspondence related thereto including affording the Sellers (or their duly authorised agents) on reasonable prior notice and within normal business hours such access to the Company's books, accounts and records as the Sellers may reasonably request and shall procure that the Company shall cause the finalised Relevant Returns to be authorised, signed and submitted to the appropriate Tax Authority.

6.4
If, in the course of the preparation of or dealing with any matter relating to the Relevant Returns, the Sellers become aware that a Tax Liability may arise or have arisen which may give rise to a Tax Claim, the Sellers shall promptly notify the Buyer of that Tax Liability and from that time, the provisions of paragraph 5 and 6 (and not paragraph 7) of this part shall apply in relation to all further matters relating to that Tax Liability.

6.5	The Sellers shall, in exercising their rights under this paragraph 6, act in good faith and with reasonable expediency.

6.6
The Buyer shall procure that the Company (acting in good faith and with reasonable expediency) prepares and submits its corporation tax returns for the accounting period current at Completion (the "Current Returns”), and the Buyer shall, at least one month prior to submitting the Current Returns to the relevant Tax Authority, submit draft copies of them (or the parts of them relevant to any Taxation Liability that may give rise to a Tax Claim) together with such information as is reasonably necessary to enable the Sellers to review the same to the Sellers and their professional advisers for their comments (such comments not to be unreasonably withheld or delayed), and the Buyer shall not unreasonably refuse to incorporate any such comments before sending or transmitting such computations and returns to the Tax Authority to the extent that such comments relate to matters which could potentially give rise to a liability for the Sellers under a Tax Claim or a claim under the Option Indemnity.

7.	Buyer's undertaking

7.1
The Buyer agrees to pay the Sellers an amount equal to the amount of Tax for which the Sellers or any director or former director of the Sellers or any former director of the Company or any company controlled by the Sellers is or becomes liable due to the failure of the Group Companies or any member of the Buyer’s Group after Completion to pay by the requisite due date for payment any Tax for which it is liable on the relevant Group Company or any member of the Buyer’s Tax Group, except to the extent that such Tax:

7.1.1	is or could be subject to a valid Tax Claim by the Buyer and in respect of which the Sellers has not previously made payment equal to the full amount of such Tax Claim; or

7.1.2
has otherwise been recovered by the Sellers or any such director or former director under any relevant statutory provision (and the Sellers shall procure that no such recovery is sought by any person within 7.1 to the extent payment is made under this paragraph 7.1).

7.2	The covenant contained in paragraph 7.1 shall extend to all reasonable costs and expenses properly incurred by the Seller in connection with any successful claim made under this paragraph 7.

7.3
Paragraphs 2 (Third Party Recovery), 3 (Grossing-up of payments), 4 (Due date for payment) and 5 (Conduct of Tax Demands) of this part shall apply to the covenant contained in paragraph 7.1 as they apply to the covenants contained in paragraph 1 of part 3, replacing references to the Seller by the Buyer (and vice versa) and making any other necessary modifications.

8.	Exclusions and limitations

8.1
The Sellers shall not be liable in respect of any Tax Claim unless written notice of such claim is given to the Sellers prior to the expiry of the period of sixty Business Days following the sixth anniversary of the last day of the financial year of the Company current at Completion (provided that this time limit shall not apply in any case involving any deliberate act to bring about a loss of tax to the relevant Tax Authority (as referred to in paragraph 46(2A) schedule 18 Finance Act 1998 by or on behalf of the Sellers or the Company during any period in which it was controlled by the Sellers).

8.2	The Sellers shall not be liable in respect of any Tax Claim in respect of any Tax Liability or other liability to the extent that:

8.2.1
provision or reserve for such Tax Liability (excluding any provision or reserve for deferred taxation) is made in the Working Capital Statement in respect of such Tax Liability or such Tax Liability has otherwise been reflected as a liability in the Working Capital Statement; or

8.2.2
it arises in respect of or by reference to an Event or Events occurring in the ordinary course of the Company's business as carried out at the Signing Date where the Event occurs after the Signing Date but before Completion, or any income, profits or gains which were earned, accrued or received as a result of any such Event; or

8.2.3	it arises or is increased as a result of any increase in the rates of Tax announced and coming into force with retrospective effect after the date of Completion; or

8.2.4
it has been discharged on or prior to Completion whether by payment or utilisation of a Relief (other than a Buyer’s Relief) without cost or loss to the Buyer or the Company (other than the fact that the Relief has been utilised) or to the extent that an amount equal to such Tax Liability has been deducted at Completion from the Consideration which is payable to the Sellers or the Option Holders or any Affected Seller in respect of a Tax Liability which is a liability of the Buyer or the Company to account for income tax and National Insurance contributions (including employers' National Insurance contributions) in respect of the Consideration or the exercise of the Options; or

8.2.5
it would not have arisen but for, or has been increased by, a failure or omission (otherwise than at the written request of the Sellers or in accordance with paragraph 6 (Filing of Tax Returns)) by the Company to make any valid claim, election, surrender or disclaimer for Tax purposes or give any notice or consent for Tax purposes or do any other thing permitted by law, in each case after Completion and in each case where the making, giving or doing of which was assumed in computing the provision for Taxation in the Working Capital Statement and the requirement to so make, give or do was referred to in the Disclosure Letter or was apparent in the Working Capital Statement; or

8.2.6
it arises as a result of the Company or the Buyer after Completion making of any claim, election, surrender or disclaimer for Tax purposes or the giving of any notice or consent for Tax purposes, the making or giving of which was not taken into account in computing (and so reducing) any provision for Taxation which appears in the Working Capital Statement (or in eliminating any provision for Taxation which would otherwise have appeared in the Working Capital Statement); or

8.2.7
it arises or is increased as a result of a change after Completion in any accounting policy or practice of the Company, except where such change is required in order to comply with any regulatory, financial reporting or legal requirement or generally accepted accountancy practice applicable to the relevant Company and in force on or before Completion; or

8.2.8
it arises or is increased as a result of the introduction of new Taxation not in force at the date hereof and coming into force after Completion or any change in the law or in the generally published interpretation, concession or practice of any Tax Authority coming into force after Completion; or

8.2.9
it arises or is increased as a result of any voluntary act or omission of the Company or the Buyer after Completion (for the avoidance of doubt, not being an act or omission required by law or pursuant to a legally binding obligation arising or entered into before Completion) which is not in the ordinary course of the Company's business as carried out at Completion, and which the Buyer knew or ought reasonably to have known would give rise to or increase such Tax Liability; or

8.2.10
it relates to any profits of the Company that were actually earned, received or accrued to the Company on or before Completion and which were retained by the Company at Completion but which were not reflected in the Working Capital Statement; or

8.2.11
an amount in respect of such Tax Liability is discharged by a person other than the Company in accordance with any Group Payment Arrangement to which the relevant Company was a party at any time prior to Completion provided that this exclusion shall not exclude liability for any recharge of Tax to the relevant Company by a person who discharged the Tax; or

8.2.12	it arises or is increased as a result of or as a consequence of any failure by the Buyer to comply with its obligations under this Agreement; or

8.2.13
it is a fine, interest or penalty which has arisen as a result of an unreasonable delay by any member of the Buyer’s Group or, after Completion, the Company, in making payments in respect of a Tax Liability after receipt of a payment of an amount equal to the relevant Tax Liability under this Agreement in respect of such Tax Liability from the Sellers; or

8.2.14
it relates to interest and penalties under Corporation Tax (Instalment Payments) Regulations 1998 which arise as a consequence of the underpayment, prior to Completion, of an instalment attributed to the Company if, at the time the instalment was paid, it was based on a reasonable estimate at that time of the final tax liability of the Company for the whole accounting period; or

8.2.15
the Buyer or the Company has fully recovered an amount in respect of such Tax Liability at no cost to the Buyer or the Company, including, for the avoidance of doubt, pursuant to the deductions described in paragraph 8.2.4 of this part but excluding any recovery which has been made to the extent that such recovery has previously been into account for the purposes of paragraph 1 or 2 of this part 4; or

8.2.16
any Relief (other than a Buyer’s Relief) is utilised by the Company to set against or otherwise mitigate such Taxation Liability provided that such Relief is utilised at no cost (other than the fact that the Relief has been utilised) to the Company or the Buyer’s Group; or

8.2.17	it would not have arisen but for an increase in the number of associated companies (within the meaning of section 25 CTA 2010) of the Company on or after Completion; or

8.2.18
it arises as a result of any securities, securities options or interest in securities (each as defined in chapter 2 to 5 of Part 7 ITEPA) which are, or are options over or interests in, share capital of the Buyer or any member of the Buyer's Group issued on or after Completion to any Seller in exchange for or to replaced for any options over, or interests in, securities of the Company issued prior to Completion, having or ceasing to have any status for Tax purposes, including as a result of any options over shares in the Buyer not being, or ceasing to be, qualifying EMI options.

8.3
Without prejudice to the provisions of paragraph 11 of Schedule 8 to the Agreement, the Buyer shall not be entitled to recover an amount under this schedule in respect of a Tax Liability if and to the extent that the Buyer has recovered an amount equal to that Tax Liability pursuant to a Warranty Claim or a Tax Warranty Claim or a claim under the Option Indemnity in relation to the same Tax Liability.

8.4
The provisions of paragraph 2.1, 2.2, 2.4, 2.5,  5, 6 and 7 of Schedule 8 (limitation of Sellers' liability) shall apply to Tax Claims to the extent expressly set out therein, provided that, notwithstanding any other provision of this Agreement, the provisions of paragraph 2.1 and 2.2 of Schedule 8 shall not apply to Tax Claims arising pursuant to paragraphs 1.1.5, 1.1.6, or 1.4, or the extent that the Tax Claim relates to a Tax Liability falling within paragraphs 1.1.5, 1.1.6 or 1.4, to paragraph 1.5 of part 3.

SCHEDULE 6

[Intentionally Omitted]

SCHEDULE 7

Restricted Actions Before Completion

The actions referred to in clause 5.1 are as follows:

1.1	depart from the ordinary course of its day-to-day trading or alter the scope of its operations;

1.2	allot, issue, redeem or purchase any shares or other securities of any Group Company or grant any option to subscribe for the same;

1.3
purchase or otherwise acquire any shares or securities or any option to subscribe for any shares or securities in any other company or any ownership interest (or option to acquire any ownership interest) in any other person;

1.4	grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity;

1.5
appoint, employ or engage any person as a director, employee or consultant (save as otherwise agreed with the Buyer) or terminate or give notice to terminate the appointment, employment or engagement of any such director, employee or consultant or make any termination payment or payment for loss of office;

1.6
make or pay any discretionary bonus, commission or profit related or other incentive payment to any directors, employees or consultants, or increase the annual remuneration or pension entitlement of any director, employee or consultant or make any other change in the terms and conditions of appointment of any director, employee or consultant, in each case otherwise than in the ordinary and normal course of business;

1.7
make or announce any change (including by way of a reduction in contributions) to any pension scheme or retirement, death or disability benefit applicable to any of its current or former directors, employees or consultants (or any dependants of any such persons) or grant or create any additional such benefits;

1.8
enter into any agreement, or incur any commitment which is not capable of being terminated without compensation at any time with three months' notice or less, or which is not in the ordinary course of business, or which involves or may involve expenditure of more than US$50,000 per agreement or commitment (as the case may be);

1.9	terminate, give notice to terminate, fail to renew, or vary the terms of any material agreement to which it is a party at the Signing Date;

1.10
enter into any agreement or transaction with any Seller or any Associate of any Seller from time to time, or pay any management charge or other fee to any Seller or any Associate of any Seller otherwise than in the ordinary course of business;

1.11	pass any resolution of its shareholders;

1.12	declare, make or pay any dividend or other distribution;

1.13
incur any capital expenditure exceeding the sum of US$50,000 of any items of capital expenditure that were referred to in the financial model dated 11 August 2011 which has been provided to the Buyer and otherwise than in the ordinary course of business;

1.14	incur or assume any Borrowings or make any loan or (other than in the ordinary course of trading) make any payments out of or drawings on its bank account(s);

1.15
make advances to any person, including any loan to a director (other than advances to a  Subsidiary or by way of deposit with a bank or other financial institution whose normal business includes the acceptance of deposits);

1.16
sell or otherwise dispose of any interest in, or grant or permit to subsist any Encumbrance in respect of, any of its assets (including the Properties) except (in the case of any asset other than a Property) in the ordinary course of trading;

1.17
make, commence or settle any claims (including insurance claims) or any legal (including arbitration) proceedings relating to its business otherwise than set out in the Disclosure Documents except for debt collection in the ordinary course of business; or

1.18	agree, conditionally or otherwise, to do any of those activities.

SCHEDULE 8

Limitations on Sellers' Liability

1.	APPLICATION OF THIS SCHEDULE

The provisions of this schedule 8 shall apply to all Warranty Claims and Tax Claims, save that Tax Claims shall be subject solely to the limitations set out in paragraphs 2.1, 2.2, 2.3, 2.4, 2.5, 4.2, 5, 6, 9, 11 and 14 of this schedule to the extent expressed to be applicable, and Fundamental Warranty Claims shall be subject solely to the limitations set out in paragraphs 2.4, 2.5, 3, 4.1, 5, 6 and 7 of this schedule.

2.	FINANCIAL LIMITS

2.1
The Sellers shall not be liable in respect of any Warranty Claim or Tax Warranty Claim unless they have an aggregate liability in respect of all Warranty Claims and Tax Warranty Claims in excess of US$400,000, and in such circumstances they shall be liable for the full amount of all Warranty Claims and Tax Warranty Claims.  The Sellers shall not be liable in respect of any claim under the Tax Covenant unless they have an aggregate liability in respect of all such claims in excess of US$50,000, and in such circumstances they shall be liable for the full amount of all such claims.

2.2
In determining whether the US$ threshold in paragraph 2.1 is satisfied, the determination shall be made without any reduction that might otherwise arise as a result of a materiality threshold contained in the Warranty giving rise to the relevant Warranty Claim or Tax Warranty Claim.

2.3
The aggregate liability of the Sellers for all Warranty Claims and Tax Warranty Claims (excluding Fundamental Warranty Claims) together with any costs and expenses of recovery shall not exceed the amount standing to the credit of the Escrow Account from time to time and in calculating the liability for such claims, any claim which is less than US$35,000 (excluding interest, costs and expenses) (a "de minimis claim") shall be disregarded, until the aggregate amount of all de minimis claims exceeds US$350,000, at which point further de minimis claims shall no longer be disregarded.

2.4
Notwithstanding any other provision of this Agreement, the aggregate liability of the Sellers for all Warranty Claims and Tax Claims and claims under the Options Indemnity and for all other claims under this Agreement other than a claim for payment pursuant to clause 7.5.1 or for breach of clause 11 shall not exceed the amount of Consideration.

2.5	The aggregate liability of each Seller for any Warranty Claim or Tax Claim shall not exceed an amount in dollars equal to that Seller's Agreed Proportion of the Losses resulting from such claim.

3.	NOTICES

3.1	If the Buyer becomes aware of any:

3.1.1	matter which it is aware gives rise to a Warranty Claim;

3.1.2	any third party claim, potential claim, matter or event which might lead to a Warranty Claim being made (a "third party claim"),

the Buyer shall give written notice in good faith to the Sellers' Representatives as soon as reasonably practicable, giving reasonable details of the matter or the third party claim based on the facts as then known to the Buyer, the Warranties which have or might be breached and its estimate of the amount of the Warranty Claim or (as the case may be and to the extent reasonably practicable) its estimate of the actual or potential loss it might suffer as a result of the third party claim.

3.2	The Buyer shall not be prevented from asserting any Warranty Claim by reason solely of the notice not complying with the provisions of this paragraph.

4.	TIME LIMITS

4.1
The Sellers shall not be liable in respect of any Warranty Claim or third party claim unless written notice, as contemplated by paragraph 3, has been given to the Sellers by the Buyer on or before the date which falls:

4.1.1	18 months from the Completion Date save in the case for a Fundamental Warranty Claim; or

4.1.2	six years after the Completion Date in the case of a Fundamental Warranty Claim.

4.2
The Sellers shall not be liable in respect of any Warranty Claim or Tax Warranty Claim unless legal proceedings in respect of the Warranty Claim or Tax Warranty Claim have been validly issued and served on the Sellers on or before the date falling six months after the date on which notice in relation to that Warranty Claim or Tax Warranty Claim was served under paragraph 4.1, provided that this paragraph 4.2 shall not apply in the case of a Warranty Claim or Tax Warranty Claim based upon a third party claim.

5.	RIGHT TO REMEDY

No Seller shall be liable for any Warranty Claim or Tax Warranty Claim if the alleged breach which is the subject of such Warranty Claim or Tax Warranty Claim is capable of remedy, and is remedied to the reasonable satisfaction of the Buyer by the relevant Seller within 60 days of the date on which the notice in paragraph 3 above is received by such Seller (and the Buyer agrees to use all reasonable endeavours to assist and to procure the assistance of the Company in remedying such breach at the cost of that Seller).

6.	CONTINGENT LIABILITIES

No Warranty Claim or Tax Warranty Claim may be made against any Seller based upon a liability which is contingent unless and until such contingent liability becomes an actual liability.

7.	CHANGES IN LEGISLATION

No Seller shall be liable in respect of a Warranty Claim to the extent such Warranty Claim would not have arisen but for, or is increased, directly or indirectly, as a result of:

7.1.1
the passing of, or a change in, a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body in any case occurring on or after the Signing Date; or

7.1.2	an increase in the Taxation rates or an imposition of Taxation in each case not actually or prospectively in force at the Signing Date; or

7.1.3
the change by statute or by any regulatory or other body of any accounting policy or a change in the application of any accounting policy or estimation technique in the preparation of financial statements by the Buyer or any member of the Buyer’s Group.

8.	ACTS OF PURCHASER

No Seller shall be liable in respect of a Warranty Claim to the extent such Warranty Claim is attributable to, or is increased, directly or indirectly, as a result of any:

8.1.1
act, omission, transaction or arrangement carried out by or on behalf of the Buyer or on behalf of a member of the Buyer’s after Completion, including (without limitation) any breach after Completion by the Buyer of any of its obligations under this Agreement or any of the documents referred to or incorporated in it or any obligations entered into pursuant thereto;

8.1.2	any act, omission, transaction or arrangement carried out at the written request of the Buyer before or at Completion;

8.1.3	any reorganisation or change in ownership of any member of the Buyer’s Group after Completion;

8.1.4	or any change in the basis of accounting, tax computation or trading of any member of the Buyer’s Group after Completion.

9.	MITIGATION

Nothing in this Agreement shall or shall be deemed to relieve or abrogate the Buyer of any common law duty to mitigate any loss or damage in the event of any breach of the Warranties by any of the Sellers.

10.	RECOVERY FROM ANOTHER PERSON

Prior recovery

10.1
If before any Seller pays an amount in respect of a Warranty Claim,  the Buyer, or any member of the Buyer’s Group, recovers (whether by payment, discount, credit, relief or otherwise) from a third party an amount which relates to that Warranty Claim, then to the extent that the Buyer would at common law be required to take account of that recovery in claiming damages in respect of that Warranty Claim, that amount (less any reasonable costs incurred in obtaining such recovery and less any Taxation attributable to the recovery after taking account of any tax relief available in respect of any matter giving rise to such Warranty Claim) shall to that extent reduce or satisfy, as the case may be, such Warranty Claim.

Subsequent recovery

10.2
If any Seller pays an amount in respect of a Warranty Claim and the Buyer, or any member of the Buyer’s Group, subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party an amount which relates to such Warranty Claim, the Buyer shall procure that the relevant member of the Buyer’s Group shall pay to such Seller an amount equal to the lesser of (a) the amount recovered from the third party less any costs and expenses incurred in obtaining such recovery and (b) the amount previously paid by the relevant Seller to the Buyer.

11.	NO DOUBLE RECOVERY

No liability shall attach to any of the Sellers by reason of any breach of any of the Warranties to the extent that the same loss has been recovered by the Buyer under any other Warranty or term of this Agreement or any other document entered into pursuant hereto and accordingly the Buyer may only recover once in respect of the same loss.

12.	CONTINGENT CLAIMS

If the Buyer gives notice of a third party claim pursuant to paragraph 3.1.2 during the period of 18 months starting on the Completion Date, the Buyer shall send to the Seller's Representatives, with the notice or as soon as is reasonably practicable thereafter, an opinion from counsel to the effect that there is likely that such third party claim will become a Warranty Claim and as to the  likely quantum of such claim.

13.	CONDUCT OF PROCEEDINGS

13.1
If  the Buyer gives notice of a third party claim pursuant to paragraph 3.1.2, it shall unless prevented from doing so pursuant to the terms of any insurance policy under which the Buyer might also make recovery in respect of the fact or circumstance giving rise to the third party claim:

13.1.1
without implying any admission of liability thereby and subject to paragraphs 13.2 and 13.3, give the Sellers and their professional advisers such information, documents and assistance in relation to the third party claim and the Warranty Claim as the Sellers may reasonably request and reasonable access during normal working hours to the employees, premises, accounts and books and records within the power, possession or control of the Buyer or any Group Company which relate to such third party claim provided that (a) the Buyer may require the Sellers to enter into confidentiality undertakings in favour of the Buyer in such form and substance as the Buyer may reasonably specify as a condition to the Buyer complying with the provisions of this paragraph and (b) the Sellers shall not be entitled to any documents or information which would otherwise be subject to legal professional privilege;

13.1.2
shall not make (or, as appropriate, shall procure that the relevant Group Company shall not make) any admission of liability, agreement, settlement or compromise with any person, body or authority in relation to any such third party claim without prior consultation with the Sellers; and

13.1.3
without implying any admission of liability thereby and subject to paragraphs 13.2 and 13.3 and save where the Buyer reasonably believes in good faith that the goodwill, reputation or business of the Buyer or a member of the Buyer’s Group shall be materially and adversely prejudiced thereby (in which case the following provisions of this paragraph 13.1.3 shall not apply, but in which case the Buyer shall use its best efforts to resolve the relevant matter in good faith and in a timely manner) shall take (or, as appropriate, shall procure that the relevant Group Company shall take) such action as the Sellers may reasonably request to avoid, dispute, resist, mitigate, settle, appeal, compromise or defend such third party claim or any adjudication in respect of that third party claim.

13.2
The Sellers hereby covenant with the Buyer to reimburse the Buyer in cleared funds any amount required to enable the Buyer to discharge any expenses reasonably and properly incurred by it or any Group Company in compliance with paragraph 13.1 of this schedule within 15 Business Days of any demand from the Buyer (any such demand to be accompanied by proof of the incurrence of the amount demanded).

13.3
The obligations of the Buyer under paragraph 13.2 of this schedule shall automatically cease if at any time the Sellers fail to pay any amount due under paragraph 13.2 within 15 Business Days of receipt of a written reminder from the Buyer informing the Sellers that it has failed to pay an amount due under paragraph 13.2 and demanding that such payment be made.

14.	INSURANCE

If in respect of any matter that would otherwise give rise to a Warranty Claim and/or Tax Claim any Group Company is entitled after Completion to claim under any insurance policy of that Group subsisting at Completion, the Buyer may not make the Warranty Claim and/or Tax Claim unless and until it has caused the relevant Group Company to make a claim on that insurance policy and has used reasonable endeavours to pursue such claim and such claim has been settled or rejected by such insurer (to exclude for the avoidance of doubt suing any such insurers in the event that they refuse to honour the claim). Any amounts recovered from such insurers shall be dealt with in accordance with the provisions of paragraph 10 of this schedule.

SCHEDULE 9

Escrow Funds

1.	DEFINITIONS AND INTERPRETATION

1.1	In this schedule, the following words and expressions shall have the following meanings unless expressly provided otherwise:

"Bank" means any bank agreed for the purpose by the Escrow Agents ;

"Claim" means a Warranty Claim or Tax Claim or a claim by the Buyer pursuant to clause 7.5.1 or a notification of a third party claim pursuant to paragraph 3.1.2 of schedule 8;

"Claim Notice" means a notice from the Buyer to the Sellers' Representatives and the Escrow Agents asserting a Claim in the form set out in Appendix A to this schedule;

"Escrow Account" means the interest-bearing US dollar deposit account to be opened at the Bank in the joint names of the Escrow Agents or any account replacing that bank account pursuant to the terms of the Escrow Instruction Letter;

"Escrow Agents" means the Buyer's Solicitors and the Sellers' Solicitors, or in either case any replacement for the time being for that firm appointed pursuant to the terms of the Escrow Instruction Letter;

"Escrow Claim" means a Claim which is the subject of a Claim Notice;

"Escrow Funds" means at any time, the aggregate sum at that time standing to the credit of the Escrow Account, including all accrued interest, but excluding: (i) any amounts which may be withheld, deducted or paid by the Escrow Agents from that sum in accordance with the Escrow Instruction Letter; and (ii) the aggregate amount in respect of which a Joint Transfer Instruction has been given before that time pursuant to this schedule to the extent such amount is still standing to the credit of the Escrow Account;

"Escrow Instruction Letter" means the letter from the Buyer and the Sellers' Representatives (acting on behalf of the Sellers) to the Escrow Agents in the agreed form in relation to the operation of the Escrow Account;

"Joint Transfer Instruction" means a joint transfer instruction complying with the requirements of the Escrow Instruction Letter;

"Release Date" means the date falling eighteen months after the Completion Date or, if such date is not a Business Day, the next following Business Day;

"Settled" means (in relation to any Escrow Claim):

(a)	agreed in writing by the Buyer to be withdrawn or discontinued; or

(b)
settled by written agreement between the Sellers and the Buyer, or the subject of an acknowledgement by the Sellers that they accept liability in respect of that Escrow Claim (including an acknowledgement of the quantum of the liability accepted); or

(c)
settled by the Buyer filing a notice of acceptance of a payment into court made by the Sellers under Part 36 Civil Procedure Rules 1998 or by the Sellers filing a notice of acceptance of an offer made by the Buyer under Part 36 Civil Procedure Rules 1998; or

(d)
the subject of a judgment or order made by a court of competent jurisdiction, which may include a judgment or order as to costs, or the subject of an interim or final costs certificate issued by a court of competent jurisdiction, and if a judgment or order is made by such a court for damages to be assessed, the subject of an assessment of those damages;

and "Settlement" shall be construed accordingly, and references in this definition to a judgment, order, assessment or award are to a judgment, order, assessment or award in respect of which either no right of appeal lies or the time allowed for appeals has elapsed, ignoring any extensions of time which any court of competent jurisdiction may be empowered to grant.

1.2
For the purposes of this schedule, an Escrow Claim is to be regarded as Settled whether or not it is "Settled in Full", and accordingly may be Settled more than once.  For example, without limitation, an Escrow Claim may be Settled where part only of the Escrow Claim is discontinued or settled by written agreement, with the rest to continue to trial and judgment, or where a judgment is given requiring the payment of damages, but costs are to be assessed, and a costs order made, at a later date.  References in this schedule to an Escrow Claim being "Settled in Full" mean Settled in respect of damages, interest and costs in circumstances where no other part of the Escrow Claim has not been so Settled.

1.3	References in this schedule to the amount of any Escrow Claim are to its amount as stated in the Claim Notice asserting that Escrow Claim.

1.4	Nothing in this schedule shall limit the amount of any Escrow Claim.

1.5	Any Claim Notice or Joint Transfer Instruction may be given with such typographic variants as the Escrow Agents consider in their sole discretion to be immaterial.

2.	CREATION OF ESCROW

The Escrow Agents shall at no time have any beneficial interest in any sum standing to the credit of the Escrow Account, and no interest in such sum shall vest in any Seller(s) or the Buyer unless and until (in either case) that sum becomes payable to it or them (as the case may be) in accordance with terms of this schedule or otherwise following any Joint Transfer Instruction received by the Escrow Agents.

3.	CLAIMS ON THE ESCROW ACCOUNT

3.1
If the Buyer makes a Claim before 5.30 pm on the Release Date it shall as soon as reasonably thereafter serve a Claim Notice on the Sellers' Representatives and the Escrow Agents if that Claim is required, in accordance with clause 7.9, to be settled solely out of the Escrow Account.  Each Claim Notice shall be duly completed, be dated with the date on which it is given and signed by or on behalf of the Buyer.  No Claim Notice may be given by the Buyer in respect of any Claim made after 5.30pm on the Release Date.

3.2
The Buyer shall deliver to the Sellers' Representatives, within 30 days of serving any Claim Notice other than a Claim Notice asserting a third party claim pursuant to paragraph 3.1.2 of schedule 8, an opinion from counsel to the effect that the Claim in question has a reasonable chance of success.

4.	RELEASE OF MONEY ON A SETTLEMENT

4.1
If any Escrow Claim is Settled, whether before or after 5.30pm on the Release Date, on terms requiring the Sellers (or any Seller) to make a payment to the Buyer, including any payment by way of costs or interest, the Sellers' Representative and the Buyer shall promptly and jointly give a Joint Transfer Instruction to the Escrow Agents, instructing the Escrow Agents promptly to authorise the Bank to make the payment specified in that Joint Transfer Instruction to the Buyer from the Escrow Fund.  The amount of the payment to be transferred pursuant to the Joint Transfer Instruction shall be the amount payable to the Buyer in accordance with the terms of the Settlement in question, including any costs and interest that are payable as part of or by way of the Settlement, together with all interest accrued on that sum in the Escrow Account.

4.2
If any Escrow Claim is Settled before 5.30pm on the Release Date, on terms requiring any payment to be made to any Seller, the Buyer and the Sellers' Representative shall notify the Escrow Agents of the Settlement but shall not instruct the Escrow Agents to make any payment to the Sellers in accordance with the terms of that Settlement, without prejudice to the operation of paragraph 5.

5.	RELEASE OF MONEY AT END OF THE ESCROW PERIOD

5.1
If the Buyer does not serve any Claim Notices before 5.30 p.m. on the Release Date, or if the Buyer serves one or more Claim Notices before that time and, at that time, all Escrow Claims that have been made are Settled in Full and payment has been made in respect thereof, then on or before the date falling five Business Days after the Release Date, the Buyer and the Sellers' Representative shall promptly and jointly give a Joint Transfer Instruction to the Escrow Agents, instructing the Escrow Agents promptly to authorise the Bank to pay the entire Escrow Funds to the Sellers' Solicitors and the Off-shore Solicitors in the proportions notified to them on behalf of the Sellers.

5.2
If the Buyer serves one or more Claim Notices before 5.30 p.m. on the Release Date and, at that time, any Escrow Claim is Settled in Full but payment has not been made in respect thereof or any Escrow Claim is not Settled in Full, then on or before the date falling within five Business Days after the Release Date, the Buyer and the Sellers' Representative shall serve a Joint Transfer Instruction on the Escrow Agents, instructing the Escrow Agents promptly to authorise the Bank to pay to the Sellers' Solicitors and the Off-shore Solicitors, in the proportions notified to them on behalf of the Sellers, the entire Escrow Funds, less a specified sum representing the aggregate of: (i) the amount of each Escrow Claim which is Settled in Full and in respect of which payment has not been made at that time and (ii) the amount of each Escrow Claim which is not Settled in Full other than an Escrow Claim based on a third party claim pursuant to paragraph 3.1.2 of schedule 8 which has not then given rise to a Warranty Claim based on an actual rather than a contingent liability (such an Escrow Claim being referred to below as a "Contingent Escrow Claim") and (iii) the Relevant Amount of any Contingent Escrow Claim which is not Settled in Full and (iv) interest on the amount of each such Escrow Claim accrued from the date when the relevant Escrow Claim was made.

5.3
For the purposes of assessing the Relevant Amount of a Contingent Escrow Claim, the Buyer shall provide an opinion of counsel as to the amount reasonably required to be retained in the Escrow Account on account of that Contingent Escrow Claim, and the "Relevant Amount" of that Contingent Escrow Claim on the Release Date shall be the lesser of (a) the amount specified by counsel and (b) 25% of the amount then standing to the credit of the Escrow Account.

6.	GENERAL

6.1	Once given, any Joint Transfer Instruction shall be irrevocable (and the payment amount shall be conclusive) except with the written consent of the Sellers’ Representatives and the Buyer.

6.2
For the purposes of this schedule, any notice or determination given by the Bank of the amount of interest accrued on any sum in the Escrow Account shall be conclusive and final and binding on the parties for all purposes.

6.3	The liability to tax on any interest on any amount in the Escrow Account shall be borne by the party ultimately entitled to that amount.

6.4	Claim Notices shall be given in accordance with clause 19 of this Agreement.

Appendix A

Claim Notice

Date:                20[●]

To:          The Sellers' Representatives

[for the attention of: [                       ]]

[Address:]

and

SJ Berwin LLP
for the attention of: [                       ]
10 Queen Street Place
London
EC4R 1BE

and

Olswang LLP
For the attention of:  [     ]
90 High Holborn
London
WC1V 6XX

Dear Sirs

Claim Notice

We refer to the agreement between The Sellers (1) and NICE Systems Limited (2) dated [         ] 2011 for the sale and purchase of shares in the capital of Fizzback Group (Holdings) Limited ("Agreement").  Capitalised words and phrases used in this letter shall have the meaning given in schedule 9 to the Agreement (unless the context requires otherwise).

We have today made a Claim against the Sellers in the sum of US$[●] and this letter constitutes the Claim Notice in relation to that Claim for the purposes of schedule 9 of the Agreement.  Brief particulars of the Claim are as follows:

for and on behalf of
[Buyer]

SCHEDULE 10

[Intentionally Omitted]

SCHEDULE 11

Signing Working Capital

Part 1 : Preparation of the Working Capital Statement

1.	PREPARATION OF THE WORKING CAPITAL STATEMENT

1.1
The Sellers' Representatives shall ensure that the Working Capital Statement is prepared and delivered to the Buyer as soon as possible after Signing, and shall in any event ensure that the Working Capital Statement is so delivered on or before the date falling 15 Business Days after the Signing Date.  The Working Capital Statement shall be drawn up in accordance with the instructions and the accounting policies, practices and methods set out in part 2 of this schedule.

1.2
The Sellers' Representatives' calculation of the Signing Working Capital as set out in the Working Capital Statement shall be deemed agreed by the Buyer on the date falling 15 Business Days after the date on which the Working Capital Statement is received by the Buyer, and shall be final and binding on the parties for all purposes (and shall constitute the Signing Working Capital for the purposes of this Agreement), unless during that period the Buyer gives notice to the Sellers' Representatives that it disagrees with the Sellers' Representatives' calculation of Signing Working Capital as set out in the Working Capital Statement.  Any notice so given by the Buyer shall include reasonable details of the reasons for any disagreement and any suggested adjustment, together with reasonable supporting evidence for each adjustment, including any relevant working papers.

1.3
If any notice is given by the Buyer pursuant to paragraph 1.2, the Buyer and the Sellers' Representatives shall attempt in good faith to resolve any matters in dispute and agree a calculation of the Signing Working Capital on or before the date falling 10 Business Days after the date on which the Sellers' Representatives receive that notice.  Any calculation of the Signing Working Capital so agreed by them shall be final and binding on the parties for all purposes and as so agreed shall then constitute the Signing Working Capital for the purposes of this Agreement.  In the absence of agreement between the Buyer and the Sellers' Representatives within that time period, the Independent Accountants shall deliver a determination of Signing Working Capital, which determination shall be final and binding on the parties for all purposes and shall constitute the Signing Working Capital for the purposes of this Agreement.

1.4
The Buyer and the Sellers shall promptly provide to each other and/or each other's accountants and professional advisers all such documents and information as are in their possession or under their control and as may reasonably be requested for the purpose of preparing or reviewing the Working Capital Statement.

2.	APPOINTMENT OF INDEPENDENT ACCOUNTANTS

2.1	Any matters which are to be determined by the Independent Accountants in accordance with paragraph 1.3 shall be referred by either the Sellers' Representatives or the Buyer to:

2.1.1
an independent firm of chartered accountants whose identity is agreed between the Sellers' Representatives and the Buyer and whose terms of engagement are agreed to and signed by the accountants, the Sellers' Representatives (as agent for the Sellers) and the Buyer; or

2.1.2
if no such firm is appointed and such terms of engagement are not so signed on or before the date falling 10 Business Days after the date on which a firm is first proposed by the Buyer or the Sellers' Representatives to the other for the purpose, any independent firm of chartered accountants as is nominated on the application of the Buyer or the Sellers' Representatives by the President for the time being of the Institute of Chartered Accountants in England and Wales,  and is appointed by the Buyer and the Sellers' Representatives on terms of engagement agreed to by the Buyer, the Sellers' Representatives and that firm.  If the Sellers' Representatives or the Buyer fail to agree and sign such terms of engagement on or before the date falling five Business Days after the date on which such nomination is made or proposed terms of engagement are received (if later) then (provided that independent firm has signed such terms) that independent firm shall be validly appointed under this paragraph 2.1.1 if either the Buyer or the Sellers' Representatives (as agents for the Sellers) has/have signed the terms of engagement with that firm and in such circumstances the appointment of that firm shall be binding on all parties.

The Buyer and the Sellers' Representatives agree to cooperate with each other in relation to the appointment of the Independent Accountants and agree not to withhold unreasonably their consent to his appointment under this paragraph 2 including in relation to signing the terms of engagement of the Independent Accountants.

2.2	In making their determination, the Independent Accountants shall decide on the procedure and timetable to be followed in the determination, save that such procedure shall:

2.2.1	allow the Sellers' Representatives and the Buyer and their respective professional advisers to make written and oral representations to the Independent Accountants; and

2.2.2	permit each party to be present during any oral submissions made by the other party to the Independent Accountants;

2.2.3	entitle the Independent Accountants to take legal advice on any matter relevant to their determination;

2.2.4	require the Independent Accountants to determine only those matters that this Agreement provides should be determined by them; and

2.2.5	require the Independent Accountants to deliver their determination in writing on or before the date falling 60 days after the date of their appointment.

2.3	In giving their determination, the Independent Accountants shall act as experts not as arbitrators.

2.4
The costs and expenses of the Independent Accountants shall be borne as determined by the Independent Accountants in their sole discretion having regard to the relative merits of the arguments of each party and in default of a determination by the Independent Accountants, as to 50% by the Buyer and as to 50% by the Sellers,

2.5
The Sellers and the Buyer shall use all reasonable endeavours to co-operate with the Independent Accountants to enable them to reach their determination within the time period set by this Agreement, including by co-operating with any timetable and procedure set by the Independent Accountants.

Part 2 : Basis of Preparation of the Completion Accounts

The Completion Accounts shall be drawn up in accordance with the following specific accounting policies, practices, methods, procedures and adjustments:

Consolidation

The accounts present the results of The Fizzback Group Limited as a group and as an entity. The Fizzback Group Limited consolidated accounts represent the combined results of The Fizzback Group Limited and its wholly owned subsidiaries.

Turnover

Turnover represents sales revenue excluding value added tax and comprises license fees, set-up fees and usage fees.  Such fees are recognised over the period to which they relate.  Typically, licenses run for a year, set-ups run for 3-6 months and usage is invoiced monthly in arrears.  Such revenue is recognised over these time spans.

Tangible fixed assets and depreciation

Tangible fixed assets are stated at cost less depreciation.  Depreciation has been provided in order to write off the assets over their estimated useful values.  It is calculated at the following rates:

Plant and machinery	-	33% straight line

Fixtures and fittings	-	33% straight line

Software	-	33% straight line

Office equipment	-	33% straight line

Computer equipment	-	33% straight line

Leasehold improvements	-	33% straight line

Taxation

The charge for taxation is based on the profit for the year and taken into account taxation deferred.

Current tax is measured at amounts expected to be paid using the tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

Deferred tax balances are recognised in respect of all timing differences that have originated but not reversed by the balance sheet date except that:

The recognition of deferred tax assets is limited to the extent that the company anticipates making sufficient taxable profits in the future to absorb the reversal of the underlying timing differences.

Leased assets

Where assets are financed by leasing agreements that give rights approximating to ownership ('finance leases'), the assets are treated as if they had been purchased outright.  The amount capitalised is the present value of the minimum lease payments payable during the lease term.  The corresponding leasing commitments are shown as amounts payable to the lessor.  Depreciation on the relevant assets is charged to the profit and loss account.

Lease payments are analysed between capital and interest components so that the interest element of the payment is charged to the profit and loss account over the period of the lease and represents a constant proportion of the balance of capital repayments outstanding.  The capital part reduces the amounts payable to the lessor.

All other leases are treated as operating leases.  Their annual rentals are charged to the profit and loss account on a straight-line basis over the term of the lease.

Pension costs

Contributions to the company's defined contribution pension scheme are charged to the profit and loss account in the year in which they become payable.  The assets of the scheme are held separately in an independently administered fund.

Research and development

Expenditure on research and development is charged to the profit and loss account in the year in which it is incurred.

Financial liabilities and equity

Financial liabilities and equity are classified according to the substance of the financial instrument's contractual obligations, rather than the financial instrument's legal form.

Foreign currency

In accordance with SSAP 20, foreign currency transactions of individual companies are translated at the rates ruling when they occurred.  Foreign currency monetary assets and liabilities are translated at the rate of exchange ruling at the balance sheet date.  Any differences are taken to the profit and loss account.

The results of overseas operations are translated at the average rates of exchange during the year and the balance sheet translated into sterling at the rates of exchange ruling at the balance sheet date.  Exchange differences which arise from translation of the opening net assets and results of foreign subsidiary undertakings are taken to reserves.

All other differences are taken to the profit and loss account with the exception of differences on foreign currency borrowings used to finance or provide a hedge against foreign equity investments, which are taken directly to reserves to the extent of the exchange difference arising on the net investment in these enterprises.  Tax charges or credits that are directly and solely attributable to such exchange differences are also taken to reserves.

Share-based payment

When share options are awarded to employees, the fair value of the options at the date of grant is charged to the profit and loss account over the vesting period. Non-market vesting conditions are taken into account by adjusting the number of equity instruments expected to vest at each balance sheet date so that, ultimately, the cumulative amount recognised over the vesting period is based on the number of options that eventually vest.  Market vesting conditions are factored into the fair value of the options granted.  As long as all other vesting conditions are satisfied, a charge is made irrespective of whether the market vesting conditions are satisfied.  The cumulative expense is not adjusted for failure to achieve a market vesting condition.

Where the terms and conditions of options are modified before they vest, the increase in fair value of the options, measured immediately before and after the modification, is charged to the profit and loss account over the remaining vesting period.

Where equity instruments are granted to persons other than employees, the profit and loss account is charged with the fair value of goods and services received.

and to the extent not covered by the policies set out above, in accordance with UK GAAP in force at the Completion Date.

Part 3: Completion Statement

Current Assets

Trade debtors

Other debtors and accrued income

Fizzback Holdings

Cash at bank and in hand

Current Liabilities

Trade creditors

Accruals/Other Creditors

Deferred income

Signing Working Capital (being Current Assets less Current Liabilities) = GBP

The LOI Working capital has been calculated by calculating the Current Assets less Current Liabilities of The Fizzback Group Limited and its subsidiaries using the line items set out above, excluding any ‘amounts associated with financing’ such as amounts due under R&D tax claims.

For the avoidance of doubt, any amounts received or paid that were excluded under ‘amounts associated with financing’ for the purpose of calculating the LOI Working Capital, will be treated in the same manner when calculating the Signing Working Capital.

EXECUTED AND DELIVERED as a deed by ADVENT VENTURE PARTNERS LLP as MANAGER OF ADVENT MANAGEMENT IV LIMITED PARTNERSHIP in its capacity as GENERAL PARTNER OF ADVENT PRIVATE EQUITY FUND IV LIMITED PATNERSHIP acting by two members
) ) ) ) ) ) ) ) ) )	Signature /s/ L. Gabb Print Name L. Gabb Signature /s/ Peter Baines Print Name Peter Baines

EXECUTED AND DELIVERED as a Deed by ADVENT VENTURE PARTNER, LLP as Manager of ADVENT MANAGEMENT IV LIMITED PARTNERSHIP acting by two members	) ) ) ) ) ) ) ) ) )	) ) )	Signature /s/ L. Gabb Print Name L. Gabb Signature /s/ Peter Baines Print Name Peter Baines

SIGNED by a director on behalf of LOCAL GLOBAL III LIMITED in the presence of	) ) )	Signature /s/ Keith Hammond Print Name Keith Hammond For Adelphi Limited - Director

Witness's
Signature. /s/ Nathan Medlock

Print Name Nathan Medlock

Address Sanibel Cottage

La Route Du Picquerel

Lislet Guernsey

Occupation Body Shop Manager

SIGNED by a director on behalf of LOCAL GLOBAL IV LIMITED in the presence of	) ) )	Signature /s/ Keith Hammond Print Name Keith Hammond For Adelphi Limited - Director
Witness's Signature. /s/ Nathan Medlock Print Name Nathan Medlock Address Sanibel Cottage La Route Du Picquerel Lislet Guernsey Occupation Body Shop Manager

SIGNED by a director on behalf of NAUTA TECH INVEST III SCR DE REGIMEN SIMPLIFICADO in the presence of	) ) )	Signature /s/ Jordi Vinas Print Name Jordi Vinas

Witness's Signature /s/ Alfonso Bassols Print Name Alfonso Bassols Address Avda Diagonal 593 8-1 08014 Barcelona (Spain) Occupation Finance Director

SIGNED as a deed and DELIVERED by ROBERT KEVE in the presence of:	) ) )	/s/ Robert Keve
Witness's Signature /s/ Shaisav Roy Print Name Shaisav Roy Address 387 B Lewisham High Street SE13 6N2 Occupation Software Developer

SIGNED as a deed and DELIVERED by JONATHAN MCKAY in the presence of:	) ) )	/s/ Jonathan Mckay

Witness's Signature /s/ Shaisav Roy Print Name Shaisav Roy Address 387 B Lewisham High Street SE13 6N2 Occupation Software Developer

SIGNED by on behalf of NICE SYSTEMS LIMITED in the presence of	) ) )	Signature /s/ Dafna Gruber /s/ Zeev Bregman Print Name Dafna Gruber Zeevi Bregman
Witness's Signature /s/ Sigal Elly-Valenty Print Name Sigal Elly-Valenty Address 8 Hapnina Street Raanana, Israel 43107 Occupation Executive Assistant